    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 2001


                                                      REGISTRATION NO. 333-36972
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                 PRE-EFFECTIVE

                                AMENDMENT NO. 2


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              IRELAND                                2834                            NOT APPLICABLE
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER IDENTIFICATION
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)                    NUMBER)

                             WARNER CHILCOTT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               2834                              22-3426958
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER IDENTIFICATION
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)                    NUMBER)

         ROCKAWAY 80 CORPORATE CENTER, 100 ENTERPRISE DRIVE, SUITE 280
                           ROCKAWAY, NEW JERSEY 07866
                                 (973) 442-3200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             C/O PAUL S. HERENDEEN
         EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND DIRECTOR
         ROCKAWAY 80 CORPORATE CENTER, 100 ENTERPRISE DRIVE, SUITE 280
                           ROCKAWAY, NEW JERSEY 07866
                                 (973) 442-3200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:
                                ANDREW E. NAGEL
                                KIRKLAND & ELLIS
                              153 EAST 53RD STREET
                         NEW YORK, NEW YORK 10022-4675
                           TELEPHONE: (212) 446-4800
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON ANY DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.

                          Subject to Completion, dated

                                January   , 2001


PROSPECTUS

January     , 2001


                             WARNER CHILCOTT, INC.

            Offer for all outstanding 12 5/8% Senior Notes due 2008

                 in aggregate principal amount of $159,700,000

             in exchange for 12 5/8% Series B Senior Notes due 2008


     The exchange offer expires at 5:00 p.m. New York City time on           ,
2001, unless we extend this date.


     If you decide to participate in this exchange offer, you will receive exchange notes that will be the same as old notes, except the exchange notes will be registered with the Securities and Exchange Commission and you will be able to offer and sell them freely to any potential buyer. This is beneficial to you since your old notes are not registered with the Securities and Exchange Commission and you may not offer or sell the old notes without registration or an exemption from registration under federal securities laws.

     There is no public market for the old notes or the exchange notes. However, you may trade the old notes and the exchange notes in The Portal Market.


     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    1
RISK FACTORS..........................    8
USE OF PROCEEDS.......................   15
CAPITALIZATION........................   16
UNAUDITED PRO FORMA CONSOLIDATED
  FINANCIAL DATA......................   17
SELECTED CONSOLIDATED FINANCIAL
  DATA................................   24
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   26
BUSINESS..............................   34
MANAGEMENT............................   46
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS........................   52



                                        PAGE
                                        ----
PRINCIPAL STOCKHOLDERS................   52
DESCRIPTION OF EXCHANGE NOTES.........   53
DESCRIPTION OF WORKING CAPITAL
  FACILITY............................   90
EXCHANGE OFFER........................   91
UNITED STATES FEDERAL INCOME TAX
  CONSIDERATIONS......................   98
PLAN OF DISTRIBUTION..................   98
LEGAL MATTERS.........................  100
EXPERTS...............................  100
AVAILABLE INFORMATION.................  100
INDEX TO FINANCIAL STATEMENTS.........  F-1


                               ------------------

     UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO "WARNER CHILCOTT," "US," "OUR," OR "WE" ARE TO WARNER CHILCOTT PUBLIC LIMITED COMPANY, ITS PREDECESSORS, SUCCESSORS AND SUBSIDIARIES, INCLUDING WARNER CHILCOTT INC., THE ISSUER OF THE EXCHANGE NOTES; REFERENCES TO "WCI" ARE TO WARNER CHILCOTT, INC., AND REFERENCES TO "WCPLC" ARE TO WARNER CHILCOTT PUBLIC LIMITED COMPANY BUT NOT ITS SUBSIDIARIES. UNLESS SPECIFIED, ALL FINANCIAL INFORMATION IN THIS PROSPECTUS IS INFORMATION REGARDING WARNER CHILCOTT PUBLIC LIMITED COMPANY AND ITS CONSOLIDATED SUBSIDIARIES, INCLUDING WCI. REFERENCES TO "BMS" ARE TO BRISTOL-MYERS SQUIBB COMPANY.

                               ------------------


     The following are trademarks and service marks belonging to or licensed to Warner Chilcott: CHOLEDYL(R), DORYX(R), ERYC(R), ESTRACE(R), LOCHOLEST(R), MANDELAMINE(R), NATACHEW(TM), NATAFORT(R), OVCON(R), PYRIDIUM(R), PYRIDIUM(R) PLUS, WARNER CHILCOTT(TM), WARNER CHILCOTT LABORATORIES(TM).

                               PROSPECTUS SUMMARY

     The following summary contains basic information about this exchange offer and highlights the most important features of this exchange offer. For a more complete understanding of this exchange offer, we encourage you to read this entire document and the documents we have referred you to.

                             THE OLD NOTE OFFERING


Old Notes..................  We sold $200,000,000 principal amount of old notes to Credit Suisse First Boston Corporation, CIBC World Markets Corp. and SG Cowen Securities Corporation, the initial purchasers, on February 15, 2000. The initial purchasers subsequently resold the old notes to qualified institutional buyers under Rule 144A of the Securities Act of 1933.


Exchange and Registration
  Rights Agreement.........  We, Credit Suisse First Boston, CIBC World Markets
                             and SG Cowen, and WCplc (as guarantor) entered into a registration rights agreement on February 11, 2000. The registration rights agreement granted Credit Suisse First Boston, CIBC World Markets and SG Cowen and any subsequent holders of the old notes exchange and registration rights. We intend that the exchange offer satisfy those exchange and registration rights. The exchange and registration rights we granted will terminate upon the consummation of our exchange offer.

                               THE EXCHANGE OFFER


Securities Offered.........  Up to $159,700,000 principal amount of 12 5/8%
                             Series B senior notes due 2008. The terms of the exchange notes and old notes are identical in all material respects, except for transfer restrictions and registration rights relating to the old notes.


The Exchange Offer.........  We are offering to exchange the old notes for a principal amount equal to the principal amount of exchange notes. Old notes may be exchanged only in integral principal multiples of $1,000.


Expiration Date; Withdrawal
of Tender..................  Our exchange offer will expire 5:00 p.m. New York
                             City time, on             , 2001, or a later date
                             and time if we choose to extend this exchange offer. You may withdraw your tender of old notes at any time prior to the expiration date. We will return any old notes not accepted by us for exchange for any reason at our expense as promptly as possible after the expiration or termination of our exchange offer.


Conditions to the Exchange
Offer......................  Based on an interpretation by the staff of the
                             Securities and Exchange Commission in no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:

                                  - the exchange notes are acquired in the
                                    ordinary course of your business.

                                  - you do not intend to participate and have no
                                    arrangement or understanding with any person to participate in the distribution of the exchange notes and

                                  - you are not our "affiliate" within the
                                    meeting of Rule 405 under the Securities Act of 1933.

                             Our obligation to accept for exchange or to issue the exchange notes in exchange for, any old notes is subject to:

                                  - customary conditions relating to compliance
                                    with any applicable law,

                                  - any applicable interpretation by any staff
                                    of the Securities and Exchange Commission, or

                                  - any order of any governmental agency or
                                    court of law.

                             We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer -- Conditions."

Procedures for Tendering
Old Notes..................  Each holder of old notes wishing to accept the exchange offer must complete sign and date the Letter of Transmittal, or a facsimile. The holder must mail or otherwise deliver the Letter of Transmittal, or facsimile, together with the old notes and any other required documentation, to the exchange agent at the address in the section "The Exchange Offer" under the heading "Procedures for Tendering Old Notes."

Use of Proceeds............  We will not receive any proceeds from the exchange of notes according to the terms of our exchange offer.

Exchange Agent.............  The Bank of New York is serving as the exchange agent in connection with our exchange offer.

Federal Income Tax
  Consequences.............  Warner Chilcott has received an opinion from
                             Kirkland & Ellis that the exchange of old notes in accordance with the terms of this exchange offer will not be a taxable event to you for federal income tax purposes. See "United States Federal Income Tax Considerations."

                               THE EXCHANGE NOTES

     The terms of the exchange notes are identical in all significant respects to the terms of the old notes, except that the old notes differed with respect to their transfer restrictions and registration rights.

Issuer.....................  Warner Chilcott, Inc.


Securities Offered.........  $159,700,000 principal amount of 12 5/8% Series B
                             Senior Notes due 2008, referred to throughout this document as the "exchange notes."


Maturity...................  February 15, 2008.


Interest Payments..........  Payment frequency -- every six months on February
                             15 and August 15. First payment August 15, 2001.



Guarantee..................  The exchange notes will be unconditionally guaranteed on a senior basis by WCplc, WCI's 100% parent. If we cannot make payments on the exchange notes when they are due, the parent guarantor must make them instead.

Optional Redemption........  On or after February 15, 2004, we may redeem some or all of the exchange notes at any time at the redemption prices listed in the section "Description of the Notes" under the heading "Optional Redemption," plus accrued interest.

Optional Redemption after
Public Equity Offerings....  At any time (which may be more than once) before
                             February 15, 2003, WCI can choose to redeem up to 35% of the original principal amount of the exchange notes with money that WCplc raises in equity offerings at a redemption price of 112.625% of the face amount redeemed, plus accrued interest if at least 65% of the aggregate principal amount of the exchange notes remain outstanding afterwards and are held by non-affiliates of WCI. See "Optional Redemption" in the section "Description of the Notes."


Change of Control Offer....  If a change of control of WCplc occurs as described in the section "Description of the Notes" under the heading "Change of Control," we must give holders of the exchange notes the opportunity to sell to WCI their exchange notes at a purchase price of 101% of their face amount, plus accrued interest. Holders of $40.3 million principal amount of old notes exercised their right to require us to repurchase their old notes following our acquisition by Galen Holdings plc.


Ranking....................  These exchange notes and the parent guarantee are unsecured senior debts.

                             They effectively rank behind all of our and our parent guarantor's existing and future senior secured indebtedness to the extent of the value of the assets securing that indebtedness. They rank equally with all of our existing and future senior indebtedness, and that of our parent guarantor. They rank ahead of all our existing and future subordinated indebtedness, and that of our parent guarantor.


                             As of September 30, 2000, after giving effect to certain push down accounting adjustments and giving pro forma effect to the repurchase of $40.3 million principal amount of old notes in the change of control offer related to our acquisition by Galen, we would have had $165.3 million of indebtedness outstanding and none of WCplc's subsidiaries would have had any indebtedness to third parties.


Basic Covenants of the
Indenture..................  We will issue the exchange notes under an indenture among us, the parent guarantor and The Bank of New York, as trustee. The indenture contains covenants that limit our ability to:

                                  - incur or guarantee additional indebtedness;

                                  - pay dividends or distributions on, or redeem
                                    or repurchase, capital stock;

                                  - make investments;

                                  - issue or sell capital stock of subsidiaries;

                                  - engage in transactions with affiliates;

                                  - transfer or sell assets;

                                  - incur liens or enter into any sale/leaseback
                                    transactions; and

                                  - consolidate, merge or transfer all or
                                    substantially all of our assets.

                             These covenants are subject to important exceptions and qualifications, which are described in the "Description of the Notes" section of this prospectus.

                                  RISK FACTORS

     You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors" for a discussion of the material risks involved with an investment in the exchange notes.

                             WARNER CHILCOTT, INC.


     We develop and market branded prescription pharmaceutical products in the United States. Our primary area of focus is the large and growing women's health therapeutic category. We also participate in the cardiology and dermatology categories. Through our national sales force of over 220 representatives, we market branded pharmaceutical products directly to physician specialists across the country, including obstetrician/gynecologists, urologists, cardiologists, dermatologists, and high-prescribing primary care physicians. We have an experienced management team with significant pharmaceutical industry expertise, specifically in the marketing of prescription pharmaceutical brands in the United States.



     An important part of our strategy is to acquire established branded pharmaceutical products and to increase their sales through enhanced promotion targeted to high-prescribing physicians. We also internally develop branded products as well as product line extensions for our existing products such as new formulations, dosages or new indications. Line extensions can be particularly valuable because they may enhance the growth potential of our marketed brands.



     Our customers include the United States' leading pharmaceutical wholesalers, drug distributors and chain drug stores. Some products are also sold to the government sector, both at federal and state levels.



     Consistent with this strategy, in February 2000, we acquired three branded pharmaceutical products from Bristol-Myers Squibb. The products acquired were Estrace(R) cream, an estrogen replacement therapy product and two oral contraceptives (Ovcon(R) 35 and Ovcon(R) 50). We had been promoting these products under agreement since March 1999. Combined net sales for the three products for the year ended December 31, 1999 were approximately $50 million. Our goal is to increase the value of the acquired brands through increased promotional support, product repositioning and the development of line extensions. We funded our acquisition of the three Bristol-Myers Squibb products with the proceeds of the old notes.



     On September 29, 2000, we became a wholly owned subsidiary of Galen Holdings PLC.



     The address of Warner Chilcott, Inc. and Warner Chilcott Public Limited Company is Rockaway 80 Corporate Center, 100 Enterprise Drive, Suite 280, Rockaway, New Jersey 07866, and our telephone number is (973) 442-3200.

                             SUMMARY FINANCIAL DATA


     The following table presents summary financial and other data with respect to Warner Chilcott Public Limited Company and subsidiaries and has been derived from the audited consolidated financial statements of Warner Chilcott Public Limited Company and its subsidiaries as of December 31, 1999, and for the years ended December 31, 1999, 1998 and 1997, the unaudited consolidated financial statements as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999, and the unaudited pro forma consolidated financial statements included elsewhere in this prospectus which give effect to the acquisition of the three branded pharmaceutical products from BMS, the old note offering including the application of the net proceeds therefrom and the repurchase of $40.3 million principal amount of old notes triggered by our acquisition by Galen. The historical statements as of and for the nine months ended September 30, 2000 and the pro forma financial statements for the nine months ended September 30, 2000 and the year ended December 31, 1999 give effect to certain push down accounting adjustments triggered by our acquisition by Galen. The unaudited pro forma consolidated financial statements do not purport to represent what Warner Chilcott Public Limited Company and its subsidiaries' results of operations or financial condition would actually have been had the events assumed therein in fact occurred on the dates indicated therein, nor do they purport to project Warner Chilcott Public Limited Company and its subsidiaries' results of operations or financial condition for any future period or date. The information set forth below should be read together with the other information contained under the captions "Capitalization," "Selected Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Statements" and "Management Discussion and Analysis of Financial Condition and Results of Operations," Warner Chilcott Public Limited Company and its subsidiaries' consolidated financial statements and related notes and the special purpose historical statements of net sales and product contribution of the three branded pharmaceutical products that we acquired from BMS included elsewhere in this prospectus.



                                                                                         HISTORICAL              PRO FORMA
                                       HISTORICAL                  PRO FORMA     ---------------------------   -------------
                         --------------------------------------   ------------           NINE MONTHS            NINE MONTHS
                                       YEAR ENDED                  YEAR ENDED               ENDED                  ENDED
                                      DECEMBER 31,                DECEMBER 31,          SEPTEMBER 30,          SEPTEMBER 30,
                         --------------------------------------   ------------   ---------------------------   -------------
                            1997         1998          1999           1999           1999        2000(3)(4)        2000
                         ----------   -----------   -----------   ------------   ------------   ------------   -------------
                                                          (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues...............  $   75,827   $    64,894   $    74,035   $   124,033    $     56,297   $     88,562         88,862
Costs and expenses.....      62,863        34,230        27,704        30,317          22,078         17,070         17,080
  Selling, general and
    administrative.....      23,618        41,709        46,409        50,197          34,866         38,931         38,941
  Depreciation and
    amortization.......       5,458         5,621         5,520        24,390           4,249          9,568         18,252
  Research and
    development........       6,526         3,241         3,100         3,100           2,468          1,784          1,784
  Acquired in-process
    research and
    development........          --            --            --            --              --         26,400
  Galen transaction
    costs..............          --            --            --            --              --         15,976             --
                         ----------   -----------   -----------   -----------    ------------   ------------    -----------
Total costs and
  expenses.............      98,465        84,801        82,733       108,004          63,661        109,729         76,057
                         ----------   -----------   -----------   -----------    ------------   ------------    -----------
Operating income
  (loss)...............     (22,638)      (19,907)       (8,698)       16,029          (7,364)       (21,167)        12,805
                         ==========   ===========   ===========   ===========    ============   ============    ===========
Net income
  (loss)(1)(3).........  $  (28,374)  $   (20,297)  $    (6,701)  $    (1,407)   $     (5,344)  $    (36,773)        (2,332)
                         ==========   ===========   ===========   ===========    ============   ============    ===========
Net income (loss) per
  ordinary share --
  diluted(2)...........  $    (3.39)  $     (1.64)  $     (0.54)  $     (0.11)   $       (.43)  $      (2.96)         (0.19)
                         ==========   ===========   ===========   ===========    ============   ============    ===========
Weighted average
  ordinary shares
  outstanding --
  diluted(2)...........   8,359,623    12,366,808    12,367,706    12,367,706      12,366,829     12,437,232     12,437,232
                         ==========   ===========   ===========   ===========    ============   ============    ===========

                                                                                  PRO FORMA AT
                                                              AT SEPTEMBER 30,    SEPTEMBER 30,
                                                                  2000(4)             2000
                                                              ----------------    -------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................      $ 62,169            21,466
Working capital.............................................        18,751            18,751
Total assets................................................       531,557           531,557
Working capital facility....................................            --                --
Long-term debt(5)...........................................       165,297           165,297
Shareholders' equity........................................       297,829           297,829


---------------

(1) Included in net income (loss) for the year ended December 31, 1999 and the nine months ended September 30, 1999 is the gain on the sale of our Vectrin(R) branded minocycline product in September 1999.


(2) Net (loss) income per ordinary share-diluted is based on the weighted average number of outstanding ordinary shares. We have adopted the provisions of SFAS 128 "Earnings per Share."


(3)Included in historical net income (loss) for the nine months ended September 30, 2000 is an extraordinary loss of $731 related to the repayment of certain debt. This loss was eliminated in calculating pro forma net income for the nine months ended September 30, 2000.



(4)The September 30, 2000 balance sheet and statement of operations for the nine months ended September 30, 2000 reflect the effect of push down accounting adjustments related to our acquisition by Galen. See the Unaudited Consolidated Financial Statements.



(5)Under the change of control provision of the indenture, 40.3 million principal amount of old notes were repurchased by us on December 13, 2000 for $40.7 million, plus accrued and unpaid interest. The $40.7 million amount is classified as a short-term liability on our balance sheet at September 30, 2000. Under push down accounting, the remaining $159.7 million principal amount of old notes were adjusted to reflect their aggregate market value on the date Galen acquired us, which was approximately $165.3 million.

                                  RISK FACTORS


     Before you invest in the exchange notes, you should carefully consider these risk factors, as well as the other information contained in this prospectus, in evaluating an investment in the exchange notes. You should also consider the factors set forth under the heading "Risk Factors" in WCplc's definitive proxy statement filed with the Securities and Exchange Commission on August, 2000 as well as all information filed by WCplc with the SEC pursuant to the Securities Exchange Act of 1934 on Forms 10-Q, 10-K and 8-K. The material risks described below are not the only ones facing our company.



WE HAVE A HISTORY OF OPERATING LOSSES. WE CANNOT ASSURE YOU THAT WE WILL BE PROFITABLE OR THAT WE WILL BE ABLE TO MAINTAIN PROFITABILITY.



     Warner Chilcott has a history of operating losses. Until the first quarter 2000, we had recorded operating losses since our formation in 1992. On the date Galen acquired our company we had an accumulated deficit of approximately $120.7 million. Our ability to achieve revenue growth and profitability will depend upon, among other things:



     - the success of the products acquired from BMS;



     - our ability to develop revenue sources to offset the impact of the termination of the Schering-Plough Corporation marketing alliance which occurred on September 30, 2000;



     - completing development of our proposed products;



     - raising sufficient funds to finance our activities; and



     - success of our current product portfolio.



SUBSTANTIAL LEVERAGE -- OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL POSITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THESE EXCHANGE NOTES.



     We have a significant amount of indebtedness which could have important consequences to you. For example, it could:


     - limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy, research and development costs or other purposes;

     - require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

     - limit our flexibility in planning for and reacting to changes in our business and in the industry in which we operate which could make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

     - place us at a disadvantage compared to our competitors that have less debt.

     Our ability to pay principal of and interest on these exchange notes, to service our other debt and to refinance indebtedness when necessary depends on our financial and operating performance, each of which is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

     We cannot assure you that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our obligations, including these exchange notes. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, some alternative strategies will require the consent of our lenders before we engage in those strategies. See "Description of Exchange Notes" and "Description of Indebtedness."

POSSIBLE ADDITIONAL BORROWINGS -- DESPITE CURRENT INDEBTEDNESS LEVELS, WE MAY STILL BE ABLE TO INCUR MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.

     We may be able to incur additional indebtedness in the future. The terms of the indenture for these exchange notes do not, and the terms of our working capital facility do not, fully prohibit us from doing so. All of the borrowings under our working capital facility are secured by substantially all of our existing assets and are, therefore, effectively senior to these exchange notes to the extent of such assets. The addition of new debt to our current debt levels could increase the leverage-related risks described above. See "Description of Exchange Notes" and "Description of Indebtedness."


RESTRICTIVE COVENANTS -- THE INDENTURE FOR THE EXCHANGE NOTES AND OUR CREDIT FACILITY CONTAIN VARIOUS COVENANTS WHICH LIMIT OUR MANAGEMENT'S DISCRETION IN THE OPERATIONS OF OUR BUSINESS.



     The indenture for the exchange notes and our working capital facility contain various provisions that limit our management's discretion by restricting our ability to:


     - incur additional debt and issue preferred stock;

     - pay dividends and make other distributions;

     - prepay debt;

     - make investments and other restricted payments;

     - enter into sale and leaseback transactions;

     - create liens;

     - sell assets; and


     - enter into certain transactions with affiliates (including Galen).


     These restrictions on our management's ability to operate our business in accordance with its discretion could have a material adverse effect on our business.

     In addition, our working capital facility requires us to meet certain financial ratios in order to draw funds.

     If we default under any financing agreements, our lenders could:

     - elect to declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; and/or

     - terminate their commitments, if any, to make further extensions of credit.

     If we are unable to pay our obligations to our senior secured lenders, they could proceed against any or all of the collateral securing our indebtedness to them. The collateral under our working capital facility consists of substantially all of WCI's existing assets. In addition, a breach of certain of these restrictions or covenants, or an acceleration by our senior secured lenders of our obligations to them, would cause a default under the exchange notes. We may not have, or be able to obtain, sufficient funds to make accelerated payments, including payments on the exchange notes, or to repay the exchange notes in full after we pay our senior secured lenders to the extent of their collateral. See "Description of Indebtedness" and "Description of the Exchange Notes."


ABILITY TO DEVELOP NEW REVENUE SOURCES -- WE MAY BE UNSUCCESSFUL AT GENERATING REVENUE FORMERLY GENERATED THROUGH OUR PROMOTION AGREEMENT WITH SCHERING-PLOUGH.



     In July 1998, we entered into a sales and marketing agreement under which our sales force promoted branded products for Schering-Plough. Revenue generated under this agreement represented approximately 24% of our gross revenues for the year ended December 31, 1999 and approximately 17% of our total revenues for the nine months ended September 30, 2000. On September 30, 2000, the existing agreement with Schering-Plough terminated in accordance with its terms. We are actively pursuing a number of strategies to generate revenues through the allocation of our sales force and other capacity formerly dedicated to servicing the Schering-Plough agreement, including new co-promotion agreements and/or the acquisition of additional branded pharmaceutical products in the healthcare segment. Our inability to successfully execute these strategies would have a negative effect on our financial performance.


MANUFACTURING AND SUPPLY -- IF WE HAVE PROBLEMS WITH ANY OF THE COMPANIES WHO MANUFACTURE PRODUCTS FOR US OR THEIR SUPPLIERS OF RAW MATERIALS, OUR PROFIT MARGIN AND OUR ABILITY TO DELIVER PRODUCTS COULD BE ADVERSELY AFFECTED.


     We currently contract with third parties for all our product manufacturing requirements, including the branded pharmaceutical products we acquired from BMS. Accordingly, we are dependent upon our contract manufacturers to comply with regulatory requirements and to keep their facilities in good working order. To ensure compliance, we conduct quality assurance audits of our contract manufacturers, and examine sites and batch records and other documents to determine compliance with FDA requirements and our specifications. However, our contract manufacturers may not be able to manufacture our products without interruption, our suppliers may not comply with their obligations under supply agreements with us, and we may not have adequate remedies for any breach.


     The principal components used in our products are active and inactive pharmaceutical ingredients and certain packaging materials. Some components may be available only from sole-source suppliers. In addition, the FDA must approve suppliers of some ingredients for our products. The development and regulatory approval of our products are dependent upon our ability to procure active ingredients and packaging materials from FDA approved sources. FDA approval of a new supplier would be required if, for example, active ingredients or such packaging materials were no longer available from the initially approved source. The qualification of a new supplier could potentially delay the manufacture of the drug involved. Arrangements with foreign suppliers are subject to certain additional risks, including the availability of governmental clearances, export duties, political instability, currency fluctuations and restrictions on the transfer of funds.


     Although we consider our sources of supply to be adequate, and to date, we have not encountered significant difficulty in obtaining product materials, we may not be able to obtain materials as required or at reasonable prices.



     In addition, in connection with the BMS acquisition, we entered into transitional support and supply agreements with BMS under which BMS agreed to sell to us, and we agreed to purchase from BMS, substantially all of our requirements for the acquired products. However, BMS's obligations to supply us are qualified and subject to conditions. Our remedies in the event of a failure to supply will not completely offset our risk of loss in such event. See "Business -- Manufacturing and Supply."


WE MAY BE UNABLE TO CONTINUE TO IMPLEMENT OUR GROWTH STRATEGY.

     Our strategy for growth is primarily dependent upon our continued ability to acquire branded products that can be promoted through our existing marketing and distribution channels and, when appropriate, to develop line extensions related to or based upon such acquired branded products. Other companies, including those with substantially greater financial, marketing and sales resources, are competing with us to acquire new products. We may not be able to identify appropriate product candidates and acquire rights to additional products on acceptable terms, if at all, or be able to obtain future financing for such acquisition on acceptable terms, if at all. The inability to effect acquisitions of additional branded products may have a material adverse effect on our future business, financial condition and results of operations. Furthermore, even if we obtain rights to a pharmaceutical product, we may not be able to generate sales sufficient to create a profit or otherwise avoid a loss. Our ability to commercialize new products, whether acquired, in-licensed or developed internally, may be delayed or prevented as a result of:

     - delays associated with the need to potentially reformulate our products and comply with other requirements associated with the licensing processes;

     - our need to respond to patent infringement lawsuits, brought by innovators of products which we are in the process of developing, challenging notices of non-infringement submitted as part of FDA filings.

COMPETITION -- WE ARE SUBJECT TO INTENSE COMPETITION IN OUR INDUSTRY.

     The pharmaceutical industry is highly competitive. Our branded products are in competition with brands marketed by other pharmaceutical companies including large, fully integrated concerns with financial, marketing, legal and product development resources substantially greater than ours.


     Our branded pharmaceutical products are or may become subject to competition from generic equivalents. There is no proprietary protection for some of the branded pharmaceutical products we sell. Generic substitutes for some of our branded pharmaceutical products are sold by other pharmaceutical companies which claim that their products provide equivalent therapeutic benefits at a lower cost. In addition, governmental and other pressure to reduce pharmaceutical costs may result in physicians prescribing products for which there are generic substitutes. Increased competition from the sale of generic pharmaceutical products may cause a decrease in revenue from our branded products, which could be significant to us.



     The pharmaceutical industry is characterized by rapid product development and technological change. As a result, our pharmaceutical products could be rendered obsolete or made uneconomical by the development of new pharmaceuticals to treat the conditions addressed by our products, technological advances affecting the cost of production, or marketing or pricing actions by one or more of our competitors. Our competitors may also be able to complete the regulatory process for new products before we are able to do so and, therefore, may begin to market their products in advance of our products. We believe that competition among both branded and generic pharmaceuticals aimed at the markets identified by us will be based on, among other things, product efficacy, safety, reliability, availability and price. Developments by others could render any product or technology we produce or may produce obsolete or otherwise non-competitive.



     The pharmaceutical industry is also characterized by frequent litigation. We may find it necessary to initiate or defend lawsuits to enforce our rights and to determine the scope and validity of the proprietary rights of others. Litigation can be costly and time-consuming. Our litigation expenses may be significant in the future and the outcome of such litigation may not be favorable to us.


WE MAY BE UNSUCCESSFUL IN MANAGING THE GROWTH OF OUR BUSINESS OR INTEGRATING NEW PRODUCT ACQUISITIONS.


     In order to effectively manage acquisitions, we will be required to integrate acquisitions successfully, to maintain adequate operational, financial and management information systems and motivate and effectively manage an increasing number of employees. Our future success will depend in part on our ability to retain or hire qualified employees to operate our business efficiently in accordance with applicable regulatory standards. If we are unable to manage these changes effectively and integrate acquisitions successfully, our business and prospects could be significantly harmed.


OUR FAILURE TO BE REIMBURSED BY THIRD-PARTY PAYERS OR PRICING PRESSURES BY MANAGED CARE ORGANIZATIONS COULD DECREASE OUR REVENUES.


     Our commercial success in producing, marketing and selling products depend, in part, on the availability of adequate reimbursement from third-party health care payers, such as government and private health insurers and managed care organizations.



     The market for our products may be limited by actions of third-party payers. For example, many managed healthcare organizations are now controlling the pharmaceutical products that are on their formulary lists in an effort to control and reduce costs associated with patient drug therapies. The resulting competition among pharmaceutical companies to place their products on these formulary lists has created a trend of downward pricing pressure in the industry. Our products may not be included on the formulary lists of managed care organizations and downward pricing pressures in the industry generally may negatively impact our operations. Further, a number of legislative and regulatory proposals aimed at changing the health care system have been proposed. While we cannot predict whether any such proposals will be adopted or the effect such proposals may have on our business, the pending nature of such proposals, as well as the adoption of any proposal, may exacerbate industry-wide pricing pressures.


WE MAY BE UNABLE TO OBTAIN GOVERNMENT APPROVAL FOR, OR COMPLY WITH GOVERNMENT REGULATIONS RELATING TO, OUR PRODUCTS.


     The clinical development, manufacture, marketing and sale of pharmaceutical products is subject to extensive federal, state and local regulation in the United States and similar regulation outside the United States. We cannot predict the extent to which we may be affected by legislative and other regulatory actions and developments and in the countries and jurisdictions in which we operate concerning various aspects of our operations, our products and the health care field generally. We, as well as other drug companies manufacturing or marketing drugs in the United States, are required to obtain approval from the FDA based upon pre-clinical testing, manufacturing chemistry and control data, bioavailability and other clinical data which we were required to generate prior to gaining regulatory approval necessary to begin, marketing most drug products. The generation of this required data is regulated by the FDA and can be time-consuming and expensive without assurance that the results will be adequate to justify approval of our proposed products.


     We cannot assure you that our current FDA filings which we file with respect to our future proposed products will be approved in a timely manner, if at all, or that we can meet other regulatory requirements for our future proposed products. Even if we are successful in obtaining all required premarketing approvals, postmarketing requirements and/or our inability or failure to comply with other regulations could result in suspension or limitation of approvals. Additionally, we cannot predict the extent to which we may be affected by legislative and regulatory developments concerning our products and the health care field generally. New governmental regulation may adversely effect our operations or competitive position in the future. See "Business -- Government Regulation."

CUSTOMER CONCENTRATION AND CONSOLIDATION OF THE DISTRIBUTION NETWORK FOR PHARMACEUTICAL PRODUCTS COULD RESULT IN REDUCED PRODUCT PURCHASES AND INCREASED PRODUCT RETURNS BY OUR CUSTOMERS.


     The distribution network for pharmaceutical products has in recent years been subject to increasing consolidation. As a result, a few large wholesale distributors control a significant share of the market. In addition, the number of independent drug stores and small chains has decreased as retail pharmacy consolidation has occurred. Consolidation or financial difficulties could cause customers to reduce their inventory levels, return products or reduce product offerings, which could have a material adverse effect on our business, results of operations and financial condition. Although product returns were approximately 6.4% of gross sales for the year ended December 31, 1999, we cannot assure you that actual levels of returns will not increase or significantly exceed the amounts we have anticipated.


     Our three largest customers are McKesson HBOC, Bergen Brunswig and Cardinal Health. During 1999, McKesson HBOC accounted for approximately $11 million, or 21%, of our net sales, Bergen Brunswig accounted for approximately $5 million, or 9%, of our net sales, and Cardinal Health accounted for approximately $7 million, or 13%, of our net sales. In addition, these three customers and one other each individually accounted for more than 10% of the gross sales of the three products we have acquired from BMS for the same period. The loss of any of these customers or a significant reduction in our business with any of them could have a material adverse effect on our business, results of operations and our financial condition.

AN INCREASE IN PRODUCT LIABILITY CLAIMS OR PRODUCT RECALLS COULD HARM OUR BUSINESS.


     The development, manufacture, testing, marketing and sale of pharmaceutical products entail significant risk of product liability claims or recalls. Our products are, in the substantial majority of cases, designed to affect important bodily functions and processes. Unforeseen side-effects caused by or manufacturing defects inherent in the products sold by us could result in exacerbation of a patient's condition, further deterioration of the patient's condition or even death. The occurrence of such an event could result in product liability claims and/or recall of one or more of our products. Claims may be brought by individuals seeking relief for themselves or, in certain jurisdictions, by groups seeking to represent a class.



     Product liability insurance coverage is expensive, can be difficult to obtain and may not be available in the future on acceptable terms, if at all. Our product liability insurance may not cover all the future liabilities we might incur in connection with the development, manufacture or sale of our current and potential products. In addition, we may not continue to be able to obtain insurance on satisfactory terms or in adequate amounts. A successful claim or claims brought against us in excess of available insurance coverage or product recalls in the future could, regardless of their outcome, have a material adverse effect on our business, results of operations and reputation and on our ability to obtain and retain customers for our products. Furthermore, we could be rendered insolvent if we do not have sufficient financial resources to satisfy any liability resulting from such a claim or to fund the legal defense of such a claim.



     Product recalls may be issued at our discretion or at the discretion of the FDA, other government agencies or other companies having regulatory authority for pharmaceutical sales. We cannot assure you that product recalls will not occur in the future. Any recall of a significant product could materially adversely affect our business by rendering us unable to sell that product for some time.


RELIANCE ON TRADEMARKS AND OTHER INTELLECTUAL PROPERTY -- OUR INABILITY TO PROTECT OUR TRADEMARKS, SERVICE MARKS, TRADE NAMES AND TRADE SECRETS COULD ADVERSELY AFFECT OUR BUSINESS


     Due to our branded product focus, we consider our trademarks valuable assets. Therefore, we actively manage our trademark portfolio, maintain long-standing trademarks and obtain trademark registrations for new brands. We police our trademark portfolio against infringement. However, we cannot assure you that these efforts will be successful or that we will have adequate remedies for any breach because, for example, a violating company may be insolvent.



     We also rely on patents, trade secrets and proprietary knowledge. We generally seek to protect these items by filing applications for patents on certain inventions, enforcing our legal rights against third parties that we believe may infringe our intellectual property rights, and entering into confidentiality, non-disclosure and assignment of invention of agreements with our employees, consultants, licensees and other companies. We do not ultimately control whether our patent applications will result in issued patents, whether we will be successful in enforcing our legal rights against third party infringers, whether our confidentiality, non-disclosure and assignment of invention agreements will not be breached and whether we will have adequate remedies for any such breach, or that our trade secrets will not otherwise become known by competitors.


RELIANCE ON KEY PERSONNEL -- THE LOSS OF THE SERVICES OF ANY MEMBERS OF OUR SENIOR MANAGEMENT TEAM OR SCIENTIFIC STAFF COULD ADVERSELY AFFECT OUR BUSINESS.


     We are dependent on the continued services of the principal members of our scientific and management staffs. The loss of the services of these individuals might impede the achievement of our acquisition and development objectives. We face intense competition for personnel from other companies, academic institutions, government entities, and other organizations.



     Although we believe that we are adequately staffed in key positions and that we will be successful in hiring and retaining skilled, highly qualified and experienced management, operational and scientific personnel, we cannot assure you that we will be able to attract and retain qualified personnel on acceptable terms. The loss of key personnel, or our inability to attract and retain additional, highly skilled employees, could have a material adverse effect on our business, results or operations and financial conditions. We do not maintain key-person life insurance on any of our employees.

CONTROL BY PRINCIPAL SHAREHOLDER -- THE INCENTIVES OF OUR SOLE SHAREHOLDER MAY NOT BE ALIGNED WITH YOUR INTERESTS.



     As of September 29, 2000, Warner Chilcott became a wholly owned subsidiary of Galen. As a result, Galen now controls the affairs and policies of Warner Chilcott. Circumstances may occur in which the interests of Galen could be in conflict with your interests. Galen may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risk to you. In addition, Galen is not required and does not currently assume responsibility to guaranty repayment of amounts owned under the old notes or the exchange notes and neither Galen nor any of its affiliates (other than Warner Chilcott) are currently required and may not in the future assume any obligations under the old notes, the exchange notes or related guarantees.


WE MAY NOT BE ABLE TO DEDUCT THE INTEREST ON THE EXCHANGE NOTES.


     Our ability to deduct some or all of the interest we will pay on the exchange notes may be limited by Section 163(j) of the U.S. Internal Revenue Code of 1986, due to the guarantee of the exchange notes issued by WCplc.
Section 163(j) will apply if WCI's ratio of long-term debt to shareholder's equity (as computed for this purpose) exceeds 1.5:1. As of September 30, 2000, on a pro forma basis after giving effect to (1) the issuance of $200.0 million face amount of the old notes; (2) the repayments of amounts outstanding under our working capital facility, (3) the redemption of our remaining senior subordinated discount notes due 2001 and (4) the repurchase of $40.3 million principal amount of old notes pursuant to the change of control offer related to our acquisition by Galen. WCI's debt to equity ratio was approximately 1.6:1. This limitation will apply to interest in respect of all years in which that ratio exceeds 1.5:1. So long as the limitation applies, WCI will not in general be able to deduct interest on the exchange notes to the extent that WCI has "excess interest expense," that is, net interest expense exceeding 50% of its taxable income (before taking account of net interest expense). Whether WCI has excess interest expense in any year, and the resulting impact of the limitation, will depend upon WCI's results of operations during the term of the exchange notes.


ENFORCEMENT OF LEGAL PROCESS OUTSIDE THE UNITED STATES -- IT MAY BE DIFFICULT FOR INVESTORS TO EFFECT SERVICE AND ENFORCE LEGAL PROCESS ON PERSONS AND COMPANIES WHICH ARE NOT RESIDENT IN THE UNITED STATES, INCLUDING WCPLC.


     Service of process upon individuals or firms that are not resident in the United States may be difficult to obtain within the United States. Because some of WCplc's assets are located outside the United States, any judgment obtained in the United States against WCplc or such persons may not be collectible within the United States. We have appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011, as our agent to receive service of process in any actions against us in any federal court or court in the State of New York arising out of the offering and the sale of the Notes. We have not given consent for such agent to accept service of process in connection with any other claim.


     We have been advised by our legal counsel in Ireland, McCann Fitzgerald, that any judgment obtained in the courts of the United States generally is enforceable in the Republic of Ireland, without retrial or examination on the merits of the case, on the condition that there is reciprocity in the United States of the enforcement of judgments obtained in Irish courts, and provided that:

     - the judgment has not been obtained or alleged to have been obtained by fraud or trick;

     - the decision of the court in such state and the enforcement thereof was not and would not be contrary to natural or constitutional justice under the laws of Ireland;

     - the enforcement of the judgment would not be contrary to public policy as understood by the Irish courts or constitute the enforcement of a judgment of a penal or revenue (tax) nature;

     - the judgment is final and conclusive and is for a debt or definite sum of money;

     - the procedural rules of the court giving the judgment have been observed;

     - the jurisdiction of the courts in such state has been exercised in circumstances which, as a matter of Irish law, an Irish court will recognize as justifying enforcement of the judgment; and

     - the judgment is not inconsistent with a judgment of the Irish courts in respect of the same matter.

     However, the United States is not a party to any treaty or convention governing recognition and enforcement of foreign judgments. Accordingly, we cannot assure you that a final judgment of a United States court will be enforceable against WCplc in Ireland.


NO PRIOR MARKET FOR THESE EXCHANGE NOTES -- YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THESE EXCHANGE NOTES.


     There is no established trading market for these exchange notes. Although each Initial Purchaser has informed us that it currently intends to make a market in these exchange notes, the Initial Purchasers have no obligation to do so and may discontinue making a market at any time without notice. These exchange notes are being offered and sold only to qualified institutional buyers and are subject to restrictions on transfer, which are described under the "Transfer Restrictions" section of this prospectus.

     We have applied to have the exchange notes designated as eligible for trading in the PortalSM Market. However, we do not intend to apply for listing of the exchange notes on any securities exchange.


     The liquidity of any market for the exchange notes will depend upon the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. As a result of the change of control offer, we repurchased $40.3 million principal amount of old notes, which may negatively impact liquidity in the trading market for the exchange notes. A liquid trading market may not develop for the exchange notes.



THE TRADING PRICE OF THE EXCHANGE NOTES MAY BE VOLATILE.


     The trading price of the exchange notes could be subject to significant fluctuation in response to, among other factors, variations in operating results, developments in industries in which we do business, general economic conditions, changes in securities analysts' recommendations regarding our securities and changes in the market for noninvestment grade securities generally. Such volatility may adversely affect the market price of the exchange notes.

                                USE OF PROCEEDS

     Warner Chilcott Inc. and Warner Chilcott Public Limited Company will not receive any proceeds from this exchange offer.


     The net proceeds of approximately $186.3 million from the sale of our 12 5/8 senior notes due 2008, together with cash on hand at the time the old notes were issued, was used to:



        (1)fund the acquisition of three branded pharmaceutical products from BMS;



        (2)repay outstanding loans under WCI's then existing working capital facility; and



        (3)redeem WCI's then remaining outstanding senior subordinated discount notes due 2001.

                                 CAPITALIZATION


     The following table sets forth our consolidated capitalization as of September 30, 2000 presented on an actual basis having been adjusted for certain push down accounting adjustments triggered by our acquisition by Galen, and on a pro forma basis, giving effect to the repurchase of $40.3 million principal amount of old notes in the change of control offer related to our acquisition by Galen. The information presented below should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus and the related notes thereto.



                                                                      AS OF
                                                               SEPTEMBER 30, 2000
                                                              ---------------------
                                                               ACTUAL     PRO FORMA
                                                              --------    ---------
                                                                 (IN THOUSANDS)
Cash and cash equivalents...................................  $ 62,169      21,466
                                                              ========    ========
Current maturities of long-term debt........................  $ 40,703    $      -
                                                              ========    ========
Long term debt:
  Working capital facility..................................        --          --
  12 5/8% Senior Notes Due 2008(1)..........................   165,297     165,297
                                                              --------    --------
Total long term debt........................................   165,297     165,297
                                                              --------    --------
Shareholders' equity
  Ordinary and deferred shares..............................       679         679
  Additional paid-in capital................................   324,839     324,839
  Accumulated deficit.......................................   (26,400)    (26,400)
  Deferred compensation.....................................    (1,289)     (1,289)
                                                              --------    --------
     Total shareholders' equity.............................   297,829     297,829
                                                              --------    --------
Total capitalization........................................  $463,126     463,126
                                                              ========    ========


---------------

(1)When Galen acquired us, we recorded push down accounting adjustments to adjust our assets and liabilities based on the price paid by Galen for Warner Chilcott, plc. On that date the market value of the old notes was estimated to be 103.5% of their principal amount. However, the change of control provision of the indenture was triggered by our acquisition by Galen and under that provision we repurchased $40.3 million aggregate principal amount of the senior notes on December 13, 2000 for 101% of their principal amount, or $40.7 million, plus accrued and unpaid interest. On our historical balance sheet at September 30, 2000, the old notes are shown in two amounts: $40.7 million as current maturities of long-term debt and $165.3 million as long-term debt.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


     The following unaudited pro forma consolidated financial information of Warner Chilcott Public Limited Company ("Warner Chilcott") is based on the historical consolidated financial statements of Warner Chilcott which statements give effect to certain push down accounting adjustments triggered by our acquisition by Galen, adjusted to give pro forma effect to the following, which we collectively refer to as the "transactions": (1) the acquisition of the three branded pharmaceutical products from Bristol-Myers Squibb ("BMS") for $175.1 million, (2) the issuance of $200.0 million face amount of 12 5/8% senior notes at a discount of $3.7 million to yield 13.0% (the "Notes"), (3) the repayment of amounts outstanding under our prior working capital facility, (4) the redemption of our remaining senior subordinated discount notes due 2001, (5) the closing of a new senior capital facility, and the repurchase of $40.3 million principal amount of old notes triggered by our acquisition by Galen.



     The unaudited pro forma consolidated statements of operations for the year ended December 31, 1999 and for the nine-month period ended September 30, 2000 give effect to the transactions as if they had occurred on January 1, 1999. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma consolidated financial statements do not purport to represent what Warner Chilcott's results of operations would actually have been had the transactions occurred on such dates, nor do they purport to project Warner Chilcott's results of operations for any future period or date. The information set forth below should be read together with the special purpose financial statements of net sales and product contribution of the three branded pharmaceutical products which we acquired from BMS and Warner Chilcott's consolidated financial statements included elsewhere in this prospectus.



     The acquisition of the branded pharmaceutical products from BMS was accounted for as a purchase. Under purchase accounting, the total purchase price has been allocated to the tangible and intangible assets acquired based upon their respective fair values as of the purchase date in accordance with Accounting Principles Board Opinion No. 16 (APB 16). The allocation of the purchase price for the branded pharmaceutical products from BMS resulted in an allocation of $168.0 million to the products and $7.1 million to goodwill as there were no tangible assets acquired. The accompanying unaudited pro forma consolidated financial statements are based on these allocations.



     Our acquisition by Galen on September 29, 2000 was accounted for, by Galen, as a purchase. Galen allocated the $325.8 million of purchase consideration to tangible and intangible assets (including $26.4 million ascribed to acquired in-process research and development) in accordance with APB 16. Under push down accounting rules, our assets, liabilities and shareholders' equity accounts were revalued as of September 29, 2000 and we recorded a write-off of $26.4 million of acquired in-process research and development. The significant push down adjustments to the balance sheet were: (1) to increase goodwill by $182.5 million, (2) to record additional intangible assets (other than goodwill) of $24.3 million, (3) to increase the value of inventory by $1.4 million, (4) to increase the carrying value of the old notes by $9.5 million and (5) to increase shareholder's equity by $198.6 million. The balance sheet adjustments will impact our future operating results as they flow through the income statement in the form of increased amortization expense and reduced interest expense. These unaudited pro forma consolidated financial statements reflect the impact of the push down adjustments as if they had occurred on January 1, 1999.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY


                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET


                            AS OF SEPTEMBER 30, 2000


            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)



                                                              ACTUAL(1)     PRO FORMA     PRO FORMA
                                                               9/30/00     ADJUSTMENTS     9/30/00
                                                              ---------    -----------    ---------
ASSETS
  Current Assets:
    Cash and cash equivalents...............................  $ 62,169      $(40,703)(2)  $ 21,466
    Accounts receivable.....................................    16,297            --        16,297
    Inventories.............................................     7,020            --         7,020
    Prepaid expense and other assets........................     1,696            --         1,696
                                                              --------      --------      --------
      Total current assets..................................    87,182       (40,703)       46,479
                                                              --------      --------      --------
  Fixed Assets:
    Equipment, furniture and fixtures, net..................       934            --           934
  Intangible assets, net....................................   224,279            --       224,279
  Goodwill, net.............................................   212,082            --       212,082
  Deferred taxes............................................     7,000            --         7,000
  Other assets..............................................        80            --            80
                                                              --------      --------      --------
      Total assets..........................................   531,557       (40,703)      490,854
                                                              ========      ========      ========
LIABILITIES
  Current Liabilities:
    Accounts payable........................................  $  4,765            --      $  4,765
    Accrued liabilities.....................................    19,682            --        19,682
    Accrued interest........................................     3,281            --         3,281
    Current maturities of long-term debt....................    40,703       (40,703)(2)        --
                                                              --------      --------      --------
      Total current liabilities.............................    68,431       (40,703)       27,728
                                                              --------      --------      --------
  Other Liabilities:
    Working capital facility................................        --            --            --
    Senior Notes Due 2008...................................   165,297            --       165,297
                                                              --------      --------      --------
      Total long-term debt..................................   165,297            --       165,297
                                                              ========      ========      ========
      Total liabilities.....................................   233,728       (40,703)      193,025
                                                              --------      --------      --------
SHAREHOLDERS' EQUITY
  Ordinary Shares, par value $.05 per share; 50,000,000
    shares authorized, 12,680,812 shares issued and
    outstanding at September 30, 2000.......................       634            --           634
  Deferred Shares, par value IRE1 per share; 30,000 shares
    authorized, 30,000 shares issued and outstanding at
    September 30, 2000......................................        45            --            45
  Additional paid-in capital................................   324,839            --       324,839
  Accumulated deficit.......................................   (26,400)           --       (26,400)
  Deferred compensation.....................................    (1,289)           --        (1,289)
                                                              --------      --------      --------
      Total shareholders' equity............................   297,829            --       297,829
                                                              --------      --------      --------
         Total liabilities and shareholders' equity.........  $531,557      $(40,703)     $490,854
                                                              ========      ========      ========


---------------

(1)Our acquisition by Galen on September 29, 2000 was accounted for, by Galen, as a purchase. Galen allocated the $325.8 million of purchase consideration to tangible and intangible assets (including $26.4 million ascribed to acquired in-process research and development) in accordance with APB 16. Under push down accounting rules, our assets, liabilities and shareholders' equity accounts were revalued as of September 29, 2000. The significant push down adjustments were: (1) to increase goodwill by $182.5 million, (2) to record additional intangible assets (other than goodwill) of $24.3 million,
   (3) to increase the value of inventory by $1.4 million, (4) to increase the carrying value of the 12 5/8% senior notes by $9.5 million and (5) to increase shareholder's equity by $198.6 million. The balance sheet adjustments will impact our future operating results as they flow through the income statement in the form of increased amortization expense and reduced interest expense.



(2)Adjustment to reflect the repurchase of a portion of the old notes for $40.7 million of cash. The repurchase actually occurred on December 13, 2000.


 See accompanying notes to the unaudited pro forma consolidated balance sheet.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                     ACTUAL
                                        ---------------------------------    PRO FORMA
                                        WARNER CHILCOTT   BMS PRODUCTS(1)   ADJUSTMENTS     PRO FORMA
                                        ---------------   ---------------   -----------    -----------
REVENUES
  Branded product sales...............    $   34,813          $49,998        $      --     $    84,811
  Generic product sales...............        13,767               --               --          13,767
  Marketing alliance and other
     revenue..........................        25,455               --               --(2)       25,455
                                          ----------          -------        ---------     -----------
          Total revenues..............        74,035           49,998               --         124,033
                                          ----------          -------        ---------     -----------
OPERATING EXPENSES
  Cost of goods sold..................        27,704            2,613               --          30,317
  Selling, general and
     administrative...................        46,409            3,788               --(2)       50,197
  Depreciation and amortization.......         5,520               --           18,870(3)       24,390
  Research and development............         3,100               --               --           3,100
                                          ----------          -------        ---------     -----------
          Total operating expenses....        82,733            6,401           18,870         108,004
                                          ----------          -------        ---------     -----------
OPERATING INCOME (LOSS)...............        (8,698)          43,597          (18,870)         16,029
                                          ----------          -------        ---------     -----------
OTHER INCOME (EXPENSE)
  Interest income.....................         2,264               --           (2,264)(4)          --
  Interest expense....................        (3,011)              --          (17,169)(5)     (20,180)
  Gain on sale of assets..............         2,744               --               --           2,744
                                          ----------          -------        ---------     -----------
          Total other income
            (expense).................         1,997               --          (19,433)        (17,436)
                                          ----------          -------        ---------     -----------
INCOME (LOSS) BEFORE TAXES............        (6,701)          43,597          (38,303)         (1,407)
                                          ----------          -------        ---------     -----------
Income Taxes..........................            --               --               --(6)           --
                                          ----------          -------        ---------     -----------
INCOME (LOSS) BEFORE NON-RECURRING
  CHARGES DIRECTLY RELATED TO THE
  TRANSACTIONS(7).....................    $   (6,701)         $43,597        $ (38,303)    $    (1,407)
                                          ==========          =======        =========     ===========
Weighted average ordinary shares
  outstanding
  Basic...............................    12,367,706                                        12,367,706
                                          ==========                                       ===========
  Diluted.............................    12,367,706                                        12,367,706
                                          ==========                                       ===========
Income (loss) before non-recurring
  charges directly related to the
  transactions per ordinary share
  Basic...............................    $    (0.54)                                      $     (0.11)
                                          ==========                                       ===========
  Diluted.............................    $    (0.54)                                      $     (0.11)
                                          ==========                                       ===========


    See accompanying notes to unaudited pro forma consolidated statements of operations.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                     ACTUAL
                                        ---------------------------------
                                                          BMS PRODUCTS(1)    PRO FORMA
                                        WARNER CHILCOTT   1/1/00-2/15/00    ADJUSTMENTS     PRO FORMA
                                        ---------------   ---------------   -----------    -----------
REVENUES
  Branded product sales...............    $    54,242          $300          $     --      $    54,542
  Generic product sales...............          7,485            --                --            3,367
  Marketing alliance and other
     revenue..........................         26,835            --                --(2)         8,544
                                          -----------          ----          --------      -----------
          Total revenues..............         88,562           300                --           88,862
                                          -----------          ----          --------      -----------
OPERATING EXPENSES
  Cost of goods sold..................         17,070            10                --           17,080
  Selling, general and
     administrative...................         38,931            10                --(2)        38,941
  Depreciation and amortization.......          9,568            --             8,684(3)        18,252
  Research and development............          1,784            --                --            1,784
  Acquired in-process research and
     development......................         26,400            --           (26,400)(8)           --
  Galen Transaction costs.............         15,976            --           (15,976)(8)           --
                                          -----------          ----          --------      -----------
          Total operating expenses....        109,729            20           (33,692)          76,057
                                          -----------          ----          --------      -----------
OPERATING INCOME (LOSS)...............        (21,167)          280            33,692           12,805
                                          -----------          ----          --------      -----------
OTHER INCOME (EXPENSE)
  Interest income.....................          2,224            --            (2,224)(4)           --
  Interest expense....................        (17,099)           --             1,962(5)       (15,137)
  Gain on sale of assets..............             --            --                --               --
                                          -----------          ----          --------      -----------
          Total other income
            (expense).................        (14,875)           --              (262)         (15,137)
                                          -----------          ----          --------      -----------
INCOME (LOSS) BEFORE TAXES............        (36,042)          280            33,430           (2,332)
                                          -----------          ----          --------      -----------
Income Taxes..........................             --            --                --(6)            --
                                          -----------          ----          --------      -----------
INCOME (LOSS) BEFORE NON-RECURRING
  CHARGES DIRECTLY RELATED TO THE
  TRANSACTIONS(7).....................    $   (36,042)         $280          $ 33,430      $    (2,332)
                                          ===========          ====          ========      ===========
Weighted average ordinary shares
  outstanding
  Basic...............................     12,437,232                                       12,437,232
                                          ===========                                      ===========
  Diluted.............................     12,437,232                                       12,437,232
                                          ===========                                      ===========
Income (loss) before non-recurring
  charges directly related to the
  transactions per ordinary share
  Basic...............................    $     (0.78)                                     $     (0.19)
                                          ===========                                      ===========
  Diluted.............................    $     (0.78)                                     $     (0.19)
                                          ===========                                      ===========


    See accompanying notes to unaudited pro forma consolidated statements of operations.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY


       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS



    The unaudited pro forma consolidated financial information is based on the historical financial statements of Warner Chilcott Public Limited Company ("Warner Chilcott"), which statements give effect to certain push down accounting adjustments triggered by our acquisition by Galen, on September 29, 2000, adjusted to give pro forma effect to the acquisition of the branded pharmaceutical products from Bristol-Myers Squibb ("BMS"), issuance of the Notes, the repayment of amounts outstanding under our prior working capital facility, the redemption of our remaining outstanding senior subordinated discount notes due 2001, the closing of a new senior credit facility and the repurchase of $40.3 million principal amount of old notes triggered by our acquisition by Galen.



     The unaudited pro forma consolidated statement of operations for the year ended December 31, 1999 and for the nine months ended September 30, 2000 give effect to the above as if they had occurred on January 1, 1999. The unaudited pro forma adjustments set forth below are based upon available information and assumptions that Warner Chilcott believes are reasonable under the circumstances. The unaudited pro forma consolidated statement of operations does not purport to project Warner Chilcott's operating results of operations for any future period. The statement of operations does not include the impact of any non-recurring charges related to the transactions. The information set forth below should be read together with Warner Chilcott's consolidated financial statements and related notes and the special purpose historical statements of net sales and product contribution of the branded pharmaceutical products which were acquired from BMS.



(1) Represents the historical results, for the periods indicated, of the three branded pharmaceutical products acquired from BMS on February 15, 2000. See the special purpose historical statements of net sales and product contribution and the related notes.



(2) During the year ended December 31, 1999 and the period through the acquisition of the products by Warner Chilcott on February 15, 2000, BMS did not use either its sales force or a contract sales organization (other than Warner Chilcott) to promote Estrace(R) cream or the Ovcon(R) products. Accordingly, no amounts for field selling expenses were included in the special purpose historical statements of net sales and profit contribution during those periods. During the period from March 1999 to February 15, 2000, Warner Chilcott promoted two of the three acquired products, Estrace(R) cream and Ovcon(R) 35, under a promotion agreement with BMS. Warner Chilcott's cost of promoting the products under the agreement were limited to the allocation of a portion of its sales force's capacity. All other expenses, including the costs of distribution, administration, samples and other promotional material and activities, were borne by BMS and are captured in selling, general and administrative expense in the special purpose statements of profit contribution. For the year ended December 31, 1999 and the nine month period ended September 30, 2000, Warner Chilcott did not recognize any marketing alliance revenue related to its promotion of Estrace(R) cream and Ovcon(R) 35.


     The amounts reported by BMS under selling, general and administrative expense in the special purpose historical statements of net sales and product contribution include actual amounts spent on promotional activities and allocations for marketing, distribution and freight costs, including in 1999 certain costs incurred under the Warner Chilcott co-promotion agreement. Warner Chilcott has determined that its costs to perform each of these functions would have approximated those reported by BMS. Accordingly, no adjustment was made to increase or decrease selling, general and administrative expense to compute the pro forma amounts.


(3) Increase in amortization expense related to (a) the intangible assets associated with the acquisition of the BMS products and (b) additional intangible assets recorded in connection with the push down accounting triggered by our acquisition by Galen. The increases in intangible assets are summarized below:



                                                      ACQUISITION        PUSH DOWN
                                          LIFE    OF THE BMS PRODUCTS    ACCOUNTING
                                          ----    -------------------    ----------
                                                            (IN MILLIONS)
Additions to intangible assets:
  Acquired product intangible assets....   20           $168.0             $ 24.3
  Workforce intangible asset............    7           $   --             $  3.4
  Goodwill..............................   20           $  7.1             $182.5
                                                        ------             ------
                                                        $175.1             $210.2
                                                        ------             ------



     The increase in intangible assets results in additional annual amortization expense of $8.8 million related to the BMS product acquisitions and $10.1 million related to the push down accounting adjustments. As neither the BMS product acquisition nor the push down entries were reflected in the historical operating results for the year ended December 31, 1999, the increase in pro forma amortization is equal to $18.9 million. Warner Chilcott acquired the BMS products on February 15, 2000. Accordingly, amortization expense for the associated intangible assets is reflected in the historical statements for seven and one-half of the nine months ended September 30, 2000. Pro forma amortization expense is increased for one and one-half months amortization of the BMS product intangible assets, $1.1 million, and nine months amortization of the intangibles related to the push down accounting, $7.6 million, for a total pro forma adjustment for the nine months ended September 30, 2000 of $8.7 million.



(4) Adjustment to eliminate interest income to reflect pro forma use of all $43.1 million of Warner Chilcott's cash on hand at January 1, 1999 to complete the acquisition of the BMS products and the related transactions ($9.8 million) and to repurchase $40.3 million principal amount of the old notes for $40.7 million. The additional $7.4 million of funds that would have been needed to complete the BMS transactions and the repurchase of the old notes as of January 1, 1999 are assumed, for pro forma purposes, to be borrowed under a credit facility. See Note 5 below.



(5) Adjustment to interest expense to reflect the issuance of the old notes and the related transactions and the revaluation of the old notes under push down accounting:



                                                YEAR ENDED        NINE MONTHS ENDED
                                             DECEMBER 31, 1999    SEPTEMBER 30, 2000
                                             -----------------    ------------------
                                                         (IN THOUSANDS)
Issuance of $159.7 million principal amount
  of old notes.............................      $(20,160)             $(15,122)
Amortization of debt premium...............           760                   570
Availability fee under new credit
  facility.................................           (40)                  (30)
Interest on $7.4 million additional funding
  required at 10%..........................          (740)                 (555)
Eliminate historical interest..............         3,011                17,099
                                                 --------              --------
                                                 $(17,169)                1,962
                                                 --------              --------



(6) No adjustment has been made to recognize income tax expense in preparing the pro forma statements. As of December 31, 1999, Warner Chilcott had net operating loss carryforwards of $62.0 million for U.S. federal income tax purposes and $40.0 million for state income tax purposes. The pro forma financial statements assume that the pre-tax pro forma income would be offset by the utilization of these tax losses. A description of the statutory tax rates to be incurred assuming the utilization of the net operating loss carry forwards is provided below:

U.S. federal statutory rate.................      35.0%
State taxes, net of federal benefit.........       5.0%
Utilization of tax loss carry forwards......    (40.0%)
                                                -------
          Pro forma tax rate................       0.0%


     Once Warner Chilcott's net operating loss carry forwards are fully utilized for financial reporting purposes, we will be required to recognize income tax expense at our then current effective tax rate. Due to IRS rules, the tax deductibility of some interest expense on the notes may be deferred or not be able to be utilized at all.



(7) Before non-recurring charges directly related to the transactions.



(8)Elimination of charge for acquired in-process research and development and transaction costs directly related to our acquisition by Galen.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     Set forth below is selected consolidated financial data of Warner Chilcott Public Limited Company and its subsidiaries at the dates and for the periods indicated. The selected consolidated statements of operations data for the years ended December 31, 1999 and 1998 and the selected balance sheet data as of December 31, 1999 and 1998 were derived from the historical financial statements of Warner Chilcott Public Limited Company and its subsidiaries that were audited by KPMG LLP and appear elsewhere in this prospectus. The selected consolidated statements of operations data for the year ended December 31, 1997 was derived from the historical financial statements of Warner Chilcott Public Limited Company and subsidiaries that were audited by KPMG Chartered Accountants and appear elsewhere in this prospectus. The selected consolidated statements of operations data for the years ended December 31, 1996 and 1995 and the selected balance sheet data as of December 31, 1997, 1996 and 1995 were derived from audited historical statements of Warner Chilcott Public Limited Company and subsidiaries that do not appear elsewhere in this prospectus. The selected consolidated financial data as of and for the nine months ended September 30, 2000 and 1999 are unaudited and, in our opinion, contain all adjustments, consisting only of normal, recurring accruals, which are necessary for a fair statement of the results of those periods. Results for the nine months ended September 30, 2000 are not necessarily indicative of results that may be expected for the entire year. The balance sheet data as of September 30, 2000 and the statement of operations data for the nine months then ended give effect to certain push down accounting adjustments that were triggered by our acquisition by Galen on September 29, 2000.


     The selected consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and accompanying notes included elsewhere in this prospectus.


                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                          YEARS ENDED DECEMBER 31,                          SEPTEMBER 30,
                                         -----------------------------------------------------------   -----------------------
                                           1995        1996        1997         1998         1999         1999         2000
                                         ---------   ---------   ---------   ----------   ----------   ----------   ----------
                                                                   (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues(1)............................  $      48   $  62,734   $  75,827   $   64,894   $   74,035   $   56,297   $   88,562
Costs and expenses
  Cost of goods sold...................         --      53,367      62,863       34,230       27,704       22,078       17,070
  Selling, general and
    administrative.....................      1,934      10,373      23,618       41,709       46,409       34,866       38,931
  Depreciation and amortization........         14       3,419       5,458        5,621        5,520        4,249        9,568
  Research and development.............      7,434      10,915       6,526        3,241        3,100        2,468        1,784
  One-time charge -- acquired
    in-process research and
    development(2).....................         --      16,000          --           --           --           --       26,400
  Galen transaction costs..............         --          --          --           --           --           --       15,976
                                         ---------   ---------   ---------   ----------   ----------   ----------   ----------
Total costs and expenses...............      9,382      94,074      98,465       84,801       82,733       63,661      109,729
                                         ---------   ---------   ---------   ----------   ----------   ----------   ----------
Operating loss.........................     (9,334)    (31,340)    (22,638)     (19,907)      (8,698)      (7,364)     (21,167)
                                         ---------   ---------   ---------   ----------   ----------   ----------   ----------
Net interest income (expense)..........      1,560      (7,999)     (5,736)        (390)        (747)        (723)     (14,875)
Gain on sale of assets(3)..............         --          --          --           --        2,744        2,743           --
                                         ---------   ---------   ---------   ----------   ----------   ----------   ----------
Income (loss) before extraordinary
  item.................................     (7,774)    (39,339)    (28,374)     (20,297)      (6,701)      (5,344)     (36,042)
                                         ---------   ---------   ---------   ----------   ----------   ----------   ----------
Net income (loss)......................  $  (7,774)  $ (39,339)  $ (28,374)  $  (20,297)  $   (6,701)  $   (5,344)  $  (36,773)
                                         =========   =========   =========   ==========   ==========   ==========   ==========
Net income (loss) per ordinary share --
  diluted(4)...........................  $   (3.17)  $   (9.62)  $   (3.39)  $    (1.64)  $    (0.54)  $    (0.43)  $    (2.96)
                                         =========   =========   =========   ==========   ==========   ==========   ==========
Weighted average ordinary shares
  outstanding -- diluted...............  2,454,710   4,087,210   8,359,623   12,366,808   12,367,706   12,366,829   12,437,232
                                         =========   =========   =========   ==========   ==========   ==========   ==========

                                                           AT DECEMBER 31,
                                         ----------------------------------------------------   AT SEPTEMBER 30,
                                           1995       1996       1997       1998       1999           2000
                                         --------   --------   --------   --------   --------   ----------------
                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..............  $ 21,055   $  2,663   $ 52,786   $ 43,133   $ 50,954       $ 62,169
Working capital........................    20,107     10,498     51,770     58,901     56,516         18,751
Total assets...........................    21,575    123,668    171,737    157,017    132,462        531,557
Working capital debt...................        --     18,200     14,511     20,393     12,098             --
Long-term debt.........................        --     53,204      7,902      8,897     10,476        165,297
Shareholders' equity...................  $ 20,366   $ 28,183   $124,646   $104,943   $ 98,984       $297,829
                                         ========   ========   ========   ========   ========       ========
OTHER FINANCIAL INFORMATION:
Ratio of earnings to fixed
  charges(5)...........................        --         --         --         --         --             --


---------------
(1) The increase in revenue from 1995 to 1996 reflects our acquisition, in March 1996, of the Warner Chilcott division from Warner-Lambert Company.


(2) Represents the writeoff of acquired in-process research and development related to the acquisition of the Warner Chilcott division in 1996 and the write off of acquired in-process research and development recorded under push down accounting at the time we were acquired by Galen.


(3) Represents the gain on the sale of our Vectrin(R) branded minocycline product in September 1999.

(4) Net loss per ordinary share is based on the weighted average number of outstanding ordinary shares. We have adopted the provisions of SFAS 128 "Earnings per Share."


(5) For the years ended December 31, 1995, 1996, 1997, 1998 and 1999 and for the nine months ended September 30, 2000, we recorded losses and our earnings were insufficient to cover fixed charges. The earnings deficiencies for these periods were $7.8 million, $39.3 million, $28.4 million, $20.3 million and $6.7 million and $36.0 million, respectively. On a pro forma basis, as adjusted for the purchase of products from BMS, the issuance of the old notes (see Unaudited Pro Forma Consolidated Financial Data), our repurchase of $40.3 million principal amount of old notes and the effects of the Galen transaction, the full year 1999 and the nine months ended September 30, 2000 earnings deficiencies were $4.2 million and $2.3 million respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. See "Risk Factors" for trends and uncertainties known to us that could cause reported financial information to differ materially from future results.

OVERVIEW


     Warner Chilcott develops and markets branded prescription pharmaceutical products in the United States. Our primary area of focus is the large and growing women's health therapeutic category. We also participate in the cardiology and dermatology categories. Through our national sales force of over 220 representatives, we market branded pharmaceutical products directly to physician specialists including obstetrician/gynecologists, urologists, cardiologists and high-prescribing general/family practitioners. We have an experienced management team with significant pharmaceutical industry expertise, specifically in the marketing of prescription pharmaceutical brands.



     An important part of our business strategy is to acquire established branded pharmaceutical products and to increase their sales through enhanced promotion targeted to high-prescribing physicians. We also internally develop branded products as well as product line extensions for our existing products, such as new formulations, dosages or new indications. Line extensions are particularly valuable to us because they may enable us to extend the growth potential of our brands.



     We currently market a portfolio of branded products including: NataFort(R), a prescription prenatal vitamin designed to improve patient compliance by virtue of its smaller size relative to competing products; NataChew(TM), a prescription strength chewable prenatal vitamin; Estrace(R), a hormone replacement vaginal cream; Ovcon(R)35 and Ovcon(R)50, two oral contraceptives; and Pyridium Plus(R), an orally active urinary tract analgesic antispasmotic agent used for irritable bladder condition.



     As a result of our efforts to expand our branded products sales, gross margins improved from 17.1% for the year ended December 31, 1997 to 28.5% for the year ended December 31, 1998, to 43.0% for the year ended December 31, 1999 and from 41.3% for the nine months ended September 30, 1999 to 72.3% for the nine months ended September 30, 2000. Branded products generally generate significantly higher gross margins than generic products.



     During the period from 1997 to the present, as part of our strategic plan, we invested heavily in building our sales force. As a result, our selling, general and administrative expenses increased significantly as a percentage of our revenues. We began to build our sales force in early 1997 and ended that year with 175 professionals. By the end of 1999 we had over 260 sales representatives. As part of the acquisition by Galen of our company and the termination of our co-promotion agreement with Schering-Plough, we have adjusted the size of our sales force to 220 representatives.



RECENT DEVELOPMENTS



     On May 4, 2000, WCplc entered into an agreement with Galen Holdings, plc pursuant to which WCplc was acquired by Galen by means of a scheme of arrangement under the laws of the Republic of Ireland. The agreement with Galen and the Scheme were approved by shareholders of WCplc on September 4, 2000 and by the High Court of Ireland on September 29, 2000. The Scheme became effective on September 29, 2000, as a result of which WCplc has become a wholly owned subsidiary of Galen. Under the agreement, Galen issued 2.5 new Galen ordinary shares for each WCplc share (equivalent to 2.5 Galen shares for each WCplc ADS) pursuant to the terms of the Scheme.



     Our acquisition by Galen on September 29, 2000 was accounted for, by Galen, as a purchase. Galen allocated the $325.8 million of purchase consideration to tangible and intangible assets (including $26.4 million ascribed to acquire in-process research and development). Under push down accounting rules, our assets, liabilities and shareholders' equity accounts were revalued as of September 29, 2000. The significant push down adjustments were: (1) to increase goodwill by $182.5 million, (2) to record additional intangible assets (other than goodwill) of $24.3 million, (3) to increase the value of inventory by $1.4 million, (4) to increase the carrying value of the 12 5/8% senior notes by $9.5 million and (5) to increase shareholder's equity by $198.6 million. The write off of acquired in-process research and development costs is reflected in our statement of operations for the nine months ended September 30, 2000. The balance sheet adjustments will impact our future operating results as they flow through the income statement in the form of increased amortization expense and reduced interest expense.


RESULTS OF OPERATIONS


  Nine months ended September, 2000 and 1999



     Revenue for the nine months ended September 30, 2000 totaled $88.6 million; a $32.3 million or 57% increase as compared to the prior year period. During the nine-month periods in both 2000 and 1999 we derived revenue from three sources:
(1) sales of our branded products, (2) marketing alliances and license agreements, and (3) sales of generic products. The driving force behind the increase in revenues in the period was higher sales of branded products, which increased 114% as compared to the prior year.



     Our branded product sales increased $28.8 million to $54.2 million from $25.4 million in the prior year period. The three branded women's healthcare products acquired from Bristol-Myers Squibb in February 2000, Estrace(R) cream, Ovcon(R) 35 and Ovcon(R) 50, were the primary contributors to the increase. However, all of the brands actively promoted during the nine-month periods of both years posted sales increases. Sales of Doryx(R) were especially strong as compared with the prior year period. Results for the 1999 period included sales of Vectrin(R) branded minocycline totaling $3.2 million. We sold Vectrin(R) to Medicis Pharmaceutical Corp. in September 1999. Sales of generic products of $7.5 million declined $4.7 million, or 39%, from $12.2 million as we continued our planned exit from this low-margin business.



     Gross profit on product sales increased $29.1 million to $44.7 million, as compared with $15.5 million in the prior year period, driven by the $24.1 million increase in total product sales and a significant improvement in the average gross profit margin on sales. Gross margin increased from 41.3% in the year-ago period to 72.3% in the nine months ended September 30, 2000 due to the high margins earned on the three products acquired from Bristol-Myers Squibb and high-margin branded products accounting for a greater percentage of total product sales.



     Marketing alliance and other revenue totaled $26.8 million in the period, up $8.2 million, or 44% from $18.6 million in the 1999 period. In the nine months ended September 30, 2000, this revenue was generated from four sources:
(1) royalties under our promotion agreement with Schering Plough Corporation,
(2) milestone payments and royalties under our license agreement with Elan Corporation, plc for an extended release nifedipine product, (3) milestone and royalties under our agreement with Medicis relating to a 75mg minocycline product, and (4) royalties earned as part of the termination of a promotion agreement with Bristol-Myers Squibb. Under the agreement with Schering Plough, we are entitled to a fixed royalty plus incentive amounts based upon the market share performance of three branded products: K-Dur(R), Lotrisone(R) and NitroDur(R). During the nine month period in 2000 we earned incentive amounts on K-Dur(R) and Lotrisone(R) only. In March 2000 the extended release nifedipine product received FDA approval and was launched in the United States. The approval triggered a series of milestone payments and the payment of royalties to us based upon U.S. net sales of the nifedipine product. During period we earned milestones and royalties totaling $6.3 million. Also during the period, certain milestones were achieved related to the 75mg minocycline product and we continued to earn royalties based upon Medicis' sales of that product. We also recorded revenue during the period related to the winding up of our promotion agreement with Bristol-Myers Squibb for Ovcon(R) and Estrace(R) cream. In the first nine months of 1999, marketing alliance and other revenue was predominately comprised of royalties earned under our promotion agreement with Schering Plough and $7.0 million earned by us under our license agreement with Elan for the extended release nifedipine product.



     Selling, general and administrative expenses of $38.9 million were 12% higher than the $34.9 million incurred in the same period in 1999. Selling costs rose $2.0 million mainly related to increased promotional expenses in support of our larger portfolio of branded products. Our field sales force was approximately the same size during the year 2000 period as in the same period in 1999. Administrative expenses increased $2.0 million compared with the prior year, with $0.9 million of the increase due to unusually high litigation costs incurred during the year 2000 period associated with our defense of our actions in support of one of our brands. Administrative personnel costs increased $1.3 million compared with the prior year period due to the addition of several senior management functions. The increased litigation and personnel costs were partly offset by decreased office expenses and less use of outside consultants.



     Depreciation and amortization of $9.6 million was $5.3 million higher than in the 1999 period primarily due to the amortization of the intangible assets associated with the acquired Estrace(R) and Ovcon(R) brands.



     Research and development costs of $1.8 million were $0.7 million less than in the prior year period. During the 1999 period we were actively working on the 75mg minocycline project which was completed in the third quarter of 1999. The FDA approved the product in September 1999. The approval triggered the start of milestone payments and royalties from Medicis to us that are included in marketing alliance and other revenue and are discussed above. We continue to focus on product development projects with near-term revenue potential and relatively low funding requirements including, for example, line extensions of our existing branded products.



     In connection with Galen's acquisition of our company, we recorded a $26.4 million charge for the value of acquired in-process product research and development. Galen purchased the rights to, and assumed responsibility for, several of our ongoing product development projects. These product development projects consisted mainly of line extensions of several of our owned and currently marketed products. The remaining work on the projects includes the finalization of formulations, validation of manufacturing processes, design and implementation of clinical trials and completion of regulatory submissions to the FDA for regulatory approval.



     We have shown the costs associated with the closed transaction with Galen Holdings PLC as a separate expense item because of the nature of these items. The Galen transaction expenses totaled $16.0 million during the period and include: costs of our financial, legal and accounting advisors ($8.2 million), costs associated with the acceleration of certain non-cash compensation expenses triggered by the change of control ($4.6 million) and costs associated with the reorganization of our business, mainly severance costs, to reflect ownership by Galen ($3.2 million).



     Interest income for the first nine months of 2000 of $2.2 million was $0.6 million higher than in the prior year period as we had more funds available for investment during the period. Interest expense of $17.1 million increased $14.8 million as compared to the prior year period. This increase was primarily due to the interest expense related to the issuance in February 2000 of $200 million of old notes due 2008, offset by the reduction in interest expense from the concurrent prepayment of substantially all of our other funded debt. Interest expense related to our working capital credit facility was roughly $0.2 million in the period. Following the issuance of the old notes in February 2000, our borrowings under our working capital credit facility have been minimal.



     For the nine months ended September 30, 2000 we posted a net loss of $36.8 million. In arriving at the net loss for the period, we incurred $16.0 million of costs directly related to the transaction with Galen, and a $26.4 million write-off of acquired in-process research and development, which closed on September 29, 2000. Before the effect of these items, we would have posted net income of $5.6 million, or $0.43 per ordinary share on a diluted basis. This is an improvement of $36.8 million compared to a net loss of $5.3 million, or $0.43 per ordinary share on a diluted basis, for the same period in 1999. Increased sales of our branded products, particularly from the acquisition of the three products from Bristol-Myers Squibb, improved gross profit on product sales and increased revenues from marketing alliances more than offset the increased costs associated with the acquired Estrace(R) and Ovcon(R) brands.

  Year ended December 31, 1999 and 1998.

     Total revenue for the year ended December 31, 1999 was $74.0 million compared to $64.9 million for the year ended December 31, 1998, an increase of $9.1 million or 14.1%. The increase in revenue was comprised of an $18.3 million increase in branded product sales and an $8.4 million increase in market alliance and other revenue, offset by a decline in generic product sales of $17.6 million.

     Sales of branded products more than doubled to $34.8 million as compared to $16.4 million in 1998. NataFort(R) and Doryx(R) sales increased significantly over the prior year. The launch of two branded products during 1999, Pyridium(R) Plus and NataChew(TM) also contributed to the improved branded product sales. Although we sold Vectrin(R) in September 1999 and recorded less than nine month's sales, Vectrin(R) sales in the year ended December 31, 1999 were comparable with the full year's sales recorded in 1998. Generic product sales of $13.8 million decreased $17.6 million, or 56.2%, from $31.4 million in 1998 as we continued our planned exit from this low-margin business.

     Gross profit on product sales increased $7.3 million to $20.9 million from $13.6 million in 1998 due to a significant improvement in gross profit margin. Gross profit margin on product sales was 43.0% in 1999 as compared to 28.5% in 1998. This improvement reflects our expanded branded product portfolio, increased branded product sales and the planned decline in lower-margin generic product activities.

     Marketing alliance and other revenue of $25.4 million increased $8.4 million, or 49.3%, from $17.0 million in 1998. Part of this increase was the result of us licensing our rights to an extended-release nifedipine product to Elan in exchange for $7.0 million of payments in 1999. We began to earn additional milestone and royalty revenues under the nifedipine license agreement in March 2000 when the FDA approved the product. Revenue earned under our promotion agreement with Schering-Plough increased in 1999 as compared to 1998. However, we began promoting products for Schering-Plough in the third quarter of 1998 and, therefore, earned royalties from this activity for only half of 1998 compared to a full year in 1999. Also contributing to the overall increase in marketing alliance and other revenue were royalty/milestone revenues generated in connection with our sale of the Vectrin(R) product line in September 1999. These increases were slightly offset by a decline in royalty revenue we earned associated with a product called IS5MN. We licensed our rights to this product to Elan in late 1998 and terminated the agreement in early 1999 as significant generic competition reduced the value of the agreement to a nominal amount.

     Selling, general and administrative expenses increased $4.7 million, or 11.3%, to $46.4 million as compared to $41.7 million in 1998. Costs related to the expansion of our sales force from an average of 155 representatives in 1998 to over 260 in 1999 were the main factor contributing to the increased spending level over 1998. Advertising and promotion expenses increased $0.4 million due to marketing efforts for two products launched in 1999, Pyridium(R)Plus and NataChew(TM), substantially offset by decreased promotion for our existing products. General and administrative expenses in 1999 were consistent with 1998. Increased spending to strengthen our administrative staff was offset by decreased consulting and outside service costs. A major factor in the decline of legal costs in 1999 compared with 1998 was the reduction in legal fees related to litigation of a patent claim associated with the extended-release nifedipine product. We licensed our rights to the nifedipine product to Elan in the first quarter of 1999 and were not responsible for litigation costs thereafter.

     Research and development costs of $3.1 million were consistent with 1998 as we continued to focus on development projects with near-term revenue potential and relatively low funding requirements including, for example, line extensions of our branded products. Interest income of $2.3 million declined $0.4 million due to slightly lower investment results. Overall interest expense of $3.0 was consistent with 1998. Increased interest costs related to our senior subordinated discount notes were offset by decreased interest costs related to our working capital credit facility. Our average borrowings under our credit facility declined compared with 1998 due to increased working capital efficiency and the proceeds from the sale of the Vectrin(R) product assets in September 1999.

     In September 1999 we recognized a gain of $2.7 million on the sale of our Vectrin(R) minocycline HCL product line. At closing, we received $11.0 million of cash in exchange for all the tangible and intangible assets associated with the Vectrin(R) brand including inventory, samples and the related abbreviated new drug application (ANDA). Under terms of the agreement, we also received rights to possible royalty and milestone payments. Beginning in the fourth quarter of 1999 we began to earn both royalties and milestone payments and those amounts are included under the caption "Marketing alliance and other revenue".

     The net loss for the year ended December 31, 1999 decreased $13.6 million to $6.7 million as compared to $20.3 million for the prior year. Improved gross profit on product sales, increased marketing alliance and other revenue and the gain recognized on the sale of the Vectrin(R) product line significantly exceeded the increase in field selling costs. Basic and diluted loss per ordinary share for the year decreased to ($0.54) from ($1.64) on a similar number of shares outstanding.

  Years Ended December 31, 1998 and 1997

     Our total revenue for the year ended December 31, 1998 declined 14.4% to $64.9 million from $75.8 million for the year ended December 31, 1997. Our sales of branded products during the year increased 97.5% to $16.4 million from $8.3 million for the prior year. This increase was due to our launch of NataFort(R) and increased sales of both Vectrin(R) and Doryx(R) partly offset by a decline in sales of LoCholest(R). We began selling NataFort(R) in December 1997; however, meaningful sales of the product began in the first quarter of 1998. We de-emphasized LoCholest(R) in mid 1998 in anticipation of the promotion agreement with Schering-Plough. Sales of non-differentiated generic products during 1998 declined $36.1 million or 53.5% to $31.4 million due to the out-licensing of our generic minocycline product to Barr Laboratories beginning in the fourth quarter of 1997 and decreased emphasis on generic products in favor of our branded offerings.

     We generated gross profit on product sales of $13.6 million for the year ended December 31, 1998 as compared to $13.0 million for the year 1997. Our gross margin for branded and generic products sales increased from 17.1% to 28.5% during the year ended December 31, 1998. Our improved gross margins reflect our increased focus on higher-margin branded products and this improvement would have been greater if not for unfavorable inventory adjustments associated with our non-differentiated generic business and returns of short-dated branded goods during the year.

     Revenues from marketing alliances totaled $17.0 million for the year and included revenues from the promotion of Imdur(R) and K-Dur(R) for Schering-Plough, earnings from our license of rights to IS5MN and royalties on sales of generic minocycline under an agreement with Barr Laboratories. Revenues from the marketing alliance with Schering-Plough for Imdur(R) were negatively impacted during the fourth quarter of 1998 due to generic product competition. This generic competition also affected the royalties the Company earned on sales of IS5MN.

     Selling, general and administrative expenses totaled $41.7 million for the year compared to $23.6 million in 1997, an increase of 76.6%. The most significant factor contributing to the increase was the expansion of our sales force. The sales force averaged 155 sales representatives in 1998 compared with less than 40 in 1997. Advertising and promotion expenses increased by $0.5 million as we aggressively promoted three products during 1998 and only two during 1997. General and administrative expenses increased by $3.5 million compared with the prior year, $1.7 million related to additions made to strengthen the administrative staff and $1.7 million due to significant increases in legal costs related to litigation of our FDA filings for two complex generic products, an extended-release nifedipine product and terazosin.

     Research and development expenses for the year were down from $6.5 million in 1997 to $3.2 million in 1998. Our R&D strategy shifted in mid 1997 to focus on development projects with near-term revenue potential and relatively low funding requirements including, for example, line extensions of our branded products.

     Interest income increased from $1.5 million in 1997 to $2.6 million in 1998 due to the interest income earned on the net proceeds from our IPO and related financings in August of 1997. Interest expense in the year decreased to $3.0 million as compared to $7.3 million in 1997. This favorable result reflects the exchange and conversion of $49.5 million of senior subordinated discount notes into ordinary shares in June 1997.

     The net result of the factors outlined above was that the net loss for the year ended December 31, 1998 decreased by 28.5% to $20.3 million as compared to a net loss of $28.4 million for the year 1997. Increased sales of branded products combined with revenue from marketing alliances more than offset the increased costs of our sales force and increased administrative expense. Basic and diluted loss per ordinary share for the year decreased to ($1.64) on 12.4 million shares from ($3.39) on 8.4 million shares. The increase in the weighted average ordinary shares outstanding reflects the issuance of ordinary shares in connection with our initial public offering in August 1997 and related financings, and the exchange and conversion of senior subordinated discount notes for ordinary shares.

LIQUIDITY AND CAPITAL RESOURCES


     We became profitable and generated a positive cash flow for the first time in the first quarter of 2000. We continued to operate at a profit and to generate cash in the second quarter despite incurring $0.9 million of expenses related to the Galen transaction. In the third quarter of 2000 we closed the Galen transaction and the associated costs, including the write-off of acquired in-process research and development, resulted in our reporting a net loss for both the third quarter and nine months ended September 30, 2000. Excluding the expenses related to the Galen transaction, our cash flow from operations (which we define as net income/loss plus depreciation and amortization) in the nine months ended September 30, 2000 was $15.2 million as compared with a cash outflow of $1.1 million for the same period in 1999. This improvement was attributable to our increased branded product sales resulting from the acquisition of the Estrace(R) cream and Ovcon(R) brands and sales growth of our existing products, and increased gross profit margins on product sales. Offsetting some of these revenue gains were increases in our selling expenses, mainly for promotion of our expanded portfolio of products, increased administrative expenses as we have continued to build our management infrastructure, increased legal costs spent in defense of our brands and increased interest costs associated with the financing of the acquisition of the Estrace(R) and Ovcon(R) brands.



     There were three significant events during the nine months ended September 30, 2000 that impact upon our current and future liquidity. First was our acquisition of the Estrace(R) cream and Ovcon(R) brands from Bristol-Myers Squibb for an initial purchase price of $180.0 million. Second, on September 29, 2000 the Scheme became effective and our company became a wholly-owned subsidiary of Galen. Third, our co-promotion agreement with Schering Plough terminated on September 30, 2000.



     The acquisition of the products from Bristol-Myers Squibb was funded through the issuance by WCI, our wholly-owned U.S. operating subsidiary, of $200.0 million face amount of 12 5/8% senior notes at discount of $3.7 million to yield 13.0%. Interest payments on the senior notes are due semi-annually in arrears on each February 15th and August 15th beginning August 15th 2000. WCplc, the parent company of Warner Chilcott, Inc., unconditionally guaranteed the senior notes on a senior basis.



     Proceeds from the issuance of the notes, net of the discount and $7.5 million of transaction expenses, were $188.8 million. The net proceeds, together with some of our cash on hand, were used: (i) to acquire the Estrace(R) and Ovcon(R) brands, (ii) to prepay all $10.5 million of the senior subordinated discount notes due 2001, plus a prepayment penalty of $0.5 million on those notes and (iii) to repay amounts outstanding under our working capital facility.



     On February 28, 2000 WCI amended its working capital facility to reduce the maximum amount available from $30.0 million to $10.0 million. In connection with the amendment of the working capital facility the parent company, WCplc, unconditionally guaranteed WCI's obligation under the working capital facility. At September 30, 2000 no debt was outstanding under the working capital facility. We intend to utilize the working capital facility to provide for short-term liquidity requirements and expect average borrowings under the facility to be modest.



     In March 2000 the purchase price we paid for the Estrace(R) and Ovcon(R) brands was reduced by $4.9 million from $180.0 million to $175.1 million. Under the terms of the asset purchase agreement the purchase price was subject to downward adjustment based on estimates of the amount of inventory of the acquired brands held by wholesalers and distributors as of January 31, 2000. The $4.9 million adjustment to the purchase price was recorded in the first quarter of 2000 and in April 2000 we received payment of that amount from Bristol-Myers Squibb.



     The acquisition of the Estrace(R) and Ovcon(R) brands was accounted for as a purchase and the $175.1 million purchase price was allocated as follows:
$168.0 million to intangible assets identified with the brands and $7.1 million to goodwill. No hard assets were acquired in the transaction. Both the intangible assets and goodwill are being amortized over 20 years, their estimated useful lives.



     On September 29, 2000 Galen acquired all of WC plc's ordinary shares and share equivalents through the Scheme. Upon the Scheme becoming effective, our company became a wholly-owned subsidiary of Galen. Galen is an integrated pharmaceutical company based in Northern Ireland. Beginning in the second quarter of 2000, we incurred substantial expenses in connection with our pursuit, and ultimate closing, of the Galen transaction. In the nine months ended September 30, 2000 we incurred $16.0 million of directly related costs and, under push down accounting, recorded a $26.4 million charge associated with the write off of acquired in-process research and development. It is important to note that $4.6 million of the transaction related costs were associated with the acceleration of certain non-cash compensation expenses triggered by the change of control and that the write off of in-process research and development was a non-cash charge. These items had significant impact on our reported net earnings, resulting in our reporting a loss for the period. The Scheme, upon becoming effective, constituted a change of control under the indenture governing the senior notes. Under the change of control provision, on December 13, 2000, we repurchased $40.3 million principal amount of old notes for $40.7 million, which amount excludes the payment of accrued and unpaid interest. We used cash on hand to fund the repurchase.



     Effective September 30, 2000, our promotion agreement with Schering-Plough Corporation under which we had promoted certain Schering-Plough products was terminated in accordance with its terms. During the nine months ended September 30, 2000 revenue generated from this agreement accounted for 17% of our total revenues, and 24% of our total revenues for the year ended December 31, 1999.



     Our investment in adjusted working capital (current assets other than cash and equivalents minus current liabilities other than interest bearing debt) decreased from $5.6 million at December 31, 1999 to $(2.7) million at September 30, 2000. Accounts receivable increased $4.8 million mainly due to the increased level of product sales but also due to the timing of amounts earned under our license agreements with Elan and Medicis. The increase of $1.6 million in our inventories reflects a $1.4 million increase in the carrying value of inventory under push down accounting, higher inventory requirements to support the acquired Estrace(R) cream and Ovcon(R) brands and the lesser investment in the inventory of generic products. Current liabilities, other than interest bearing debt, increased $16.8 million from December 31, 1999 with $3.3 million of the increase due to the interest accrual for the old notes issued in February 2000. Also contributing to the increase in current liabilities were significant accruals for costs related to the Scheme, namely costs for our financial, legal and accounting advisors and accruals for restructuring WCplc as a wholly owned subsidiary of Galen. These increases were slightly offset by a $1.2 million decrease in our incentive plan accrual. We accrue the cost of our incentive plans throughout the year with the payout made in the first quarter of the following year. Accordingly, the incentive accrual is near its peak at December 31 each year, at its low point as of March 31 and increases from that point through the remainder of the year.



     We ended the period with $62.2 million of cash on hand as compared with $51.0 million at December 31, 1999. On December 13, 2000, we used $40.7 million of cash on hand to fund the repurchase of senior notes under the change of control provisions of the indenture. Excluding costs associated with the Scheme, we were profitable and strongly cash flow positive from operations during the nine months ended September 30, 2000. We intend to fund our future liquidity needs through a combination of cash generated from operations, cash balances on hand and availability under our working capital facility. We believe that these sources, including our cash balances after giving effect to the repurchase of a portion of the old notes, will be sufficient to fund our anticipated working capital needs for the foreseeable future. However, in the event that we make significant future acquisitions or otherwise expand our business, we may be required to raise additional funds through the issuance of debt or through additional investment in Warner Chilcott by Galen.



NET OPERATING LOSS CARRYFORWARDS



     We did not record any taxes on income in the nine-month periods ended September 30, 2000 or 1999. At December 31, 1999 we had available net operating loss carryforwards for United States Federal income tax reporting purposes of approximately $62 million which begins expiring in 2011. At December 31, 1999 we had net operating loss carryforwards for state income tax reporting purposes of approximately $40 million which expire at various dates. Ultimate utilization or availability of such net operating losses and certain deferred tax assets may be limited if a significant change in ownership occurs, as defined by rules enacted with the United States Tax Reform Act of 1986. We did not pay any Federal income taxes in 1999, 1998 or 1997.



INFLATION



     Inflation had no material impact on our operations during the year ended December 31, 1999 or during the nine months ended September 30, 2000.



RECENTLY ISSUED ACCOUNTING STANDARDS



     In December 1999 the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101). SAB 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101, as amended, requires us to adopt its guidance not later than the last quarter of its fiscal year beginning after December 15, 1999 through a cumulative effect of a change in accounting principle calculated as of January 1, 2000. We do not expect adoption of this standard to have a material impact on our financial statements.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The following discussion about our exposure in market risk of financial instruments contains forward-looking statements. Actual results may differ materially from those described.


     Our holdings of financial instruments are comprised of U.S. corporate debt, foreign corporate debt, U.S. and state government debt, foreign government/agency guaranteed debt, bank deposits and certificates of deposit, and commercial paper. All such instruments are classified as securities available for sale. We do not invest in portfolio equity securities or commodities or use financial derivatives for trading purposes. Our debt security portfolio represents funds held temporarily pending use in our business and operations. We manage these funds accordingly. We seek reasonable assuredness of the safety of principal and market liquidity by investing in rated fixed income securities while at the same time seeking to achieve a favorable rate of return. Our market risk exposure consists principally of exposure to changes in interest rates. Our holdings are also exposed to the risks of changes in the credit quality of issuers. We invest in the shorter-end of the maturity spectrum, and at September 30, 2000 100% of such holdings matured in one year or less.



     Our outstanding old notes bear interest at a fixed rate of 12 5/8% per annum, paid semi-annually. They mature in 2008, but are not redeemable at the option of Warner Chilcott until 2004. At such time, they will be redeemable at a premium.

                                    BUSINESS

OVERVIEW


     We develop and market branded prescription pharmaceutical products in the United States. Our primary area of focus is the large and growing women's health therapeutic category. We also participate in the cardiology and dermatology categories. Through our national sales force of over 220 representatives, we market branded pharmaceutical products directly to physician specialists across the country including obstetrician/gynecologists, urologists, cardiologists, dermatologists, and high-prescribing primary care physicians. We have an experienced management team with significant pharmaceutical industry expertise, specifically in the marketing of prescription pharmaceutical brands.



     An important part of our strategy is to acquire established branded pharmaceutical products and to increase their sales through enhanced promotion targeted to high-prescribing physicians. We also internally develop branded products as well as product line extensions for our existing products such as new formulations, dosages or new indications. Line extensions can be particularly valuable because they may enhance the growth potential of our marketed brands.



     An important part of our strategy is to acquire established branded pharmaceutical products and to increase their sales through enhanced promotion targeted to high-prescribing physicians. We also internally develops branded products as well as product line extensions for its existing products such as new formulations, dosages or new indications. Line extensions can be particularly valuable because they may enhance the growth potential of our marketed brands.



     Our customers include the United States' leading pharmaceutical wholesalers, drug distributors and chain drug stores. Some products are also sold to the government sector, both at federal and state levels.



     Consistent with this strategy, in February 2000, we acquired three branded pharmaceutical products from Bristol-Myers Squibb. The products acquired were Estrace(R) cream, an estrogen replacement therapy product and two oral contraceptives (Ovcon(R) 35 and Ovcon(R) 50). We had been promoting these products under agreement since March 1999. Combined net sales for the three products for the year ended December 31, 1999 were approximately $50 million. Our goal is to increase the value of the acquired brands through increased promotional support, product repositioning and the development of line extensions. We funded our acquisition of the three Bristol-Myers Squibb products with the proceeds of the old notes.



     On September 29, 2000, we became a wholly owned subsidiary of Galen Holdings PLC.


COMPETITIVE STRENGTHS

     We believe that our competitive strengths include the following:

     - National Sales and Marketing Infrastructure

       We have a fully operational sales and marketing organization with national scale including over 220 sales representatives dedicated to promoting branded pharmaceutical products. We believe we have the fourth largest sales force promoting women's health products to obstetrician/gynecologists in the United States. Our seasoned representatives have established relationships with physicians in each of our targeted segments.


     - Precision Marketing Expertise
       We focus our sales force by using precision marketing techniques, including internal analysis of actual prescription data. We use this data to identify and target physicians who are high volume prescribers and are likely to produce the greatest return on our promotional efforts. While at Warner-Lambert, members of our senior management team were pioneers in utilizing precision marketing methods and have brought the benefits of their experience to Warner Chilcott. Precision marketing techniques help us to target physicians, measure the effectiveness of our promotional efforts and evaluate the skill of our individual sales representatives. In addition to the sophisticated analysis and use of market data, our sales representatives are provided with the same tools used by large pharmaceutical companies, including personal digital assistants to electronically receive and use this market data while in the field. We believe that our precision marketing expertise enables us to successfully compete with larger pharmaceutical concerns.

     - Focus on Women's Health
       Women's health is a large and growing market. We believe women's health will generate strong growth driven by fundamental demographic and behavioral trends. Women's health is well suited for precision marketing because relatively small audiences of physicians, primarily obstetrician/ gynecologists, account for a large percentage of prescriptions written. With our sales force, we currently have the ability to reach high volume prescribing obstetrician/gynecologists in our target segments at least once every two weeks. We believe that this reach and frequency enables our sales representatives to establish and maintain solid relationships with their target physicians, which will enable us to cross-market complementary products.

     - BMS Acquisition Expands Our Women's Health Product Portfolio
       The acquisition of Estrace(R) cream and the Ovcon(R)brand from BMS provides us with an entry into two important women's health markets: hormone replacement therapy and oral contraceptives. We expect that our strong relationships with obstetrician/gynecologists and urologists will enhance our ability to successfully promote the acquired products. Beginning in March 1999 we began to market two of these products under an agreement with BMS. At the time of the acquisition, our sales force was familiar with the products as it was already actively promoting them to many of the physician targets. We believe that, as a result of our experience with these products, their integration into our product portfolio can be accomplished quickly and with few of the risks typically associated with new product acquisitions.

     - Demonstrated Success with Branded Products
       We have demonstrated the ability to increase the market share of a range of branded products. In 1998, we introduced a new prescription prenatal vitamin, NataFort(R). Today, more new prescriptions are filled in the United States for NataFort(R) than for any other branded prenatal vitamin. In March 1999, we launched our brand extension for Pyridium(R), Pyridium(R) Plus, and within eight months the product was generating more than 14,000 prescriptions per month. Since July 1998, we have been promoting several branded products for Schering-Plough. During this period, the market share of two of these products, K-Dur(R) and Lotrisone(R), both market leaders in mature segments, have shown meaningful increases.

RECENT DEVELOPMENTS


     We achieved a number of milestones during 1999 and 2000 including:



     - On May 3, 2000 we announced our first quarterly net earnings of $581,000 or $.05 per share fully diluted versus a net loss for the quarter ended 1999 of ($1,997,000) or ($0.16) per share.


     - In February 2000 we acquired three branded women's healthcare pharmaceutical products from Bristol-Myers Squibb Company, Estrace(R) vaginal cream and two oral contraceptives, Ovcon(R) 35 and Ovcon(R) 50. We funded the acquisition through the sale of senior notes under Rule 144A.

     - Our NataFort(R) prenatal vitamin achieved remarkable success in only its second year of sales since its launch. Today, more new prescriptions are filled in the United States for NataFort(R) than for any other prenatal vitamin.

     - We launched two new branded pharmaceutical products, NataChew(TM) and Pyridium(R) Plus, with outstanding results.

     - We sold our Vectrin(R) brand minocycline product to Medicis Pharmaceutical Corp. for an initial payment plus future milestone and royalty revenues.

     - We repositioned our Doryx(R) brand for the dermatology market in late 1999 with measurable success.


     - We continued to phase out our generic pharmaceutical business by selling our pending ANDA for an extended-release nifedipine product back to Elan Corporation for an initial fee and future milestone payments. Additionally, we will receive a royalty from Elan payable on product sales.


     On February 15, 2000, we issued $200,000,000 of 12 5/8% senior notes due 2008. We used a portion of the proceeds of the old note offering for the acquisition of the three branded pharmaceutical products from BMS, the repayment of amounts under our working capital facility and to redeem the senior subordinated discount notes due 2001.


     On September 29, 2000, we became a wholly owned subsidiary of Galen Holdings plc. The Galen transaction constituted a change of control under the indenture governing the old notes. The indenture provides that if a change of control occurs of any time, each holder of old notes has the right to require us to repurchase all or any part of that holder's notes at 101.0% of the principal amount of old notes to be repurchased plus accrued and unpaid interest. Pursuant to the change of control offer triggered by the Galen transaction, on December 13, 2000 we repurchased $40.3 million principal amount of old notes for $40.7 million, plus accrued and unpaid interest.


GROWTH STRATEGY

     Our growth strategy is to maximize the value of our sales and marketing organization by developing, acquiring and promoting specialty pharmaceutical products. We believe that our ability to identify and integrate branded pharmaceutical products and to leverage our sales and marketing infrastructure positions us for continued growth. Specifically, we intend to pursue the following:

     - Seek Product Acquisition Opportunities
       We intend to take advantage of industry consolidation and cost cutting trends to selectively pursue acquisitions of branded pharmaceutical products. We generally seek branded pharmaceutical products that (1) have market exclusivity, (2) lend themselves to product line extensions, (3) are promotion sensitive or (4) complement our existing product lines or therapeutic focus;

     - Increase Sales Through Targeted Marketing and Promotion
       We seek to increase the sales of our branded products through face-to-face meetings with targeted physicians and promotional efforts, including sampling, advertising, telemarketing, direct mail and medical education. In addition, we will continue to cross-market a variety of products to physicians to leverage the value of our sales force; and

     - Increase Sales Through Product Line Extensions
       To date, our product development efforts have focused on product line extensions, which allow us to leverage our brand names and enhance product differentiation. The implementation of this strategy has resulted in the successful introduction of several product line extensions, including Pyridium(R) Plus and NataChew(TM). We will continue to pursue product line extensions of our existing and newly acquired products.

INDUSTRY OVERVIEW

     Prescription drug expenditures are the fastest growing component of health care expenditures in the United States. The U.S. Health Care Financing Administration estimates that pharmaceuticals currently account for approximately 6.5% of U.S. health care expenditures, and are expected to increase to 8% by 2007. Estimated U.S. pharmaceutical sales for 1998 were approximately $75 billion, and HCFA projects continued sales increases at an average annual growth rate of approximately 10% through 2007, compared to an average annual growth rate of approximately 7% for total health care costs during this period. Factors underlying this increase in prescription drug expenditures include:

     - increases in research and development expenditures by drug manufacturers, resulting in many new drug introductions;

     - a shorter FDA approval cycle for new pharmaceuticals;

     - high prices for new "blockbuster" drugs;

     - an aging population; and

     - increased demand for prescription drugs due to increased disease awareness by patients, effective direct-to-consumer advertising by drug manufacturers and a growing reliance on medication in lieu of lifestyle changes.

     In recent years, the pharmaceutical industry has been characterized by consolidation which has increased the level of sales necessary for an individual product to justify active marketing and promotion from large pharmaceutical companies. For example, for the year ended December 31, 1998, the additional sales required for 1% sales growth for large global pharmaceutical companies such as Merck & Co., Johnson & Johnson and Novartis Pharmaceuticals, a subsidiary of Novartis AG, are $269 million, $237 million and $231 million, respectively. We believe that large pharmaceutical companies have begun to focus their marketing efforts on drugs with annual sales in excess of $250 million, newer or novel drugs which have the potential for high volume sales and products which fit within core therapeutic or marketing priorities. As a result, major pharmaceutical companies increasingly have sought to divest small or non-strategic product lines that can be profitable for emerging pharmaceutical companies, like us, to manufacture and market.

THE HORMONE REPLACEMENT MARKET


     The U.S. hormone replacement therapy market is approximately $2.5 billion. Estrogen drug products and estrogens in combination with progestins used for the treatment of symptoms associated with menopause make up the vast majority of the market.


     Vaginal hormone replacement is a sub-segment of the overall hormone replacement market and is comprised of products that deliver estrogen directly to the vaginal tissue. We estimate this market to be roughly $100 million. According to the U.S. Bureau of the Census, there are over 30 million women over the age of 55 in the United States. Many of these women are candidates for vaginal estrogen replacement therapy. We expect continued growth in the market for vaginal estrogen preparations due to the rising number of postmenopausal women, increased life expectancy and a general increase in awareness of the benefits of estrogen replacement therapy. Estrogen based vaginal creams are currently indicated in the treatment of vulval and vaginal atrophy, a common symptom in post-menopausal women.

THE ORAL CONTRACEPTIVE MARKET


     In the U.S., oral contraceptives are a $1.8 billion market. The total market, measured in dollars, grew 12.1% in 1999 compared with 1997. Oral contraceptives are used by over 90 million women worldwide and have been shown to produce safe and effective contraception. The vast majority of the market is composed of oral contraceptive pills consisting of estrogen combined with a progestin.



     Ovcon(R) 35 competes in the low-dose segment of the market, which is comprised of products with 30 to 35 micrograms of estrogen. These low-dose oral contraceptives comprise roughly 79% of the total market. The low-dose segment grew 5.8% in the first half of 1999 compared with 1998. The low-dose segment further breaks down into two sub-segments: the monophasics, including Ovcon(R) 35, that maintain the same ratio of progestin and estrogen throughout the cycle; and the multiphasics that have a changing ratio throughout the cycle. The monophasics market has been declining while the multiphasics have contributed to the overall market growth. We believe that the recent increase in the low-dose multiphasic sub-segment and the decline in the low-dose monophasics is due in large part to the major competitors in the oral contraceptive market (Ortho McNeil/Johnson & Johnson and Wyeth-Ayerst/AHP) placing their primary promotional emphasis on their newer, multiphasic offerings.

SALES AND MARKETING


     We market branded pharmaceutical products that we believe will benefit from promotional activities directed toward physician specialists. We have a sales and marketing infrastructure which includes approximately 220 sales representatives dedicated to promoting and marketing branded pharmaceutical products. We believe we have the fourth largest sales force targeted to promoting women's health products to obstetrician/gynecologists in the U.S.



     We began building our sales organization in 1997. By the end of 1999, we had established a sales organization of approximately 260 professionals as well as the infrastructure to support and manage our sales efforts. We believe that our sales force at its present size of 220 sales representatives provides us with adequate resources to execute the promotional plans for the branded products discussed in this prospectus, including those acquired from BMS.


     Our marketing strategy is to promote our branded products to high volume prescribing physicians through our targeted specialty sales forces. We focus our sales force by employing precision marketing techniques, including comprehensive internal analysis of actual prescription data. We use this data to identify and target physicians that are likely to produce the greatest return on our promotional efforts. While part of Warner-Lambert, members of our senior management team were pioneers in utilizing precision marketing methods and have brought the benefits of their experience to Warner Chilcott. Precision marketing techniques help us to target physicians, measure the effectiveness of our promotional efforts and evaluate the skill of our individual sales representatives.


     Generally, the physicians we target tend to be specialists concentrated in metropolitan areas and within larger group practices. This concentration enables us to use our approximately 220 person sales force to achieve greater reach and frequency. Our seasoned representatives have developed relationships with physicians in the segments we target.


     Our management team has instituted a number of programs related to compensation, incentives and professional advancement in order to keep our sales representatives motivated with respect to their marketing efforts. Our sales representatives are regularly reviewed and ranked based on a number of key factors of performance. Those rankings are then taken into account in determining base compensation, performance bonuses and professional advancement. The programs have proven effective in motivating our sales representatives and in identifying exceptional employees whose skills warrant advancement to supervisory/management roles within our sales organization.

     We endeavor to supply our sales forces with a full complement of support materials to assist in their efforts to promote and position our products. We believe that our sales representatives and the packaging, sample kits, visual aids and other collateral sales materials that we have developed for use by our sales representatives are of a level of quality, professionalism and sophistication that positions us to successfully compete with much larger pharmaceutical concerns.

BRANDED PRODUCTS

     We market a portfolio of branded products primarily in the women's health, cardiology and dermatology segments. The following table identifies our branded product marketing and development activities.


PRODUCT                   THERAPEUTIC APPLICATION                        STATUS
-------                   -----------------------                        ------
WOMEN'S HEALTH
NataFort(R)               Prenatal Vitamin           Developed in-house, launched in December 1997
NataChew(TM)              Chewable Prenatal          Developed in-house, launched in November 1999
                          Vitamin
Pyridium(R)               Urinary Tract Analgesic    Acquired rights from Warner-Lambert in June
                                                     1997
Pyridium(R) Plus          Urinary Tract              Acquired rights from Warner-Lambert in June
                          Analgesic/                 1997, continued development in-house and
                          Antispasmodic              launched in March 1999
Estrace(R) Cream          Estrogen Replacement       Began promoting in March 1999 under promotion
                                                     agreement, acquired rights from Bristol-Myers
                                                     Squibb in February 2000
Ovcon(R) 35               Oral Contraceptive         Began promoting in March 1999 under promotion
                                                     agreement, acquired rights from Bristol-Myers
                                                     Squibb in February 2000
Ovcon(R) 50               Oral Contraceptive         Acquired rights from Bristol-Myers Squibb in
                                                     February 2000
Mandelamine(R)            Antibacterial              Acquired from Warner-Lambert in June 1997

CARDIOLOGY
LoCholest(R)              Lipid Regulation           Licensed from Eon, launched in 1997

DERMATOLOGY
Doryx(R)                  Antibiotic                 Acquired from Warner-Lambert in June 1997
Eryc(R)                   Antibiotic                 Acquired from Warner-Lambert in June 1997


WOMEN'S HEALTH PRODUCTS

     We are marketing and developing prescription products for the treatment and support of women's health. The following provides a more detailed description of such products:

  NataFort(R)

     In December 1997 we launched NataFort(R), a prescription strength prenatal vitamin designed to improve patient compliance by virtue of its relatively small tablet size. After only two years of marketing, today more new prescriptions are filled in the United States for NataFort(R) than for any other prenatal vitamin. In developing NataFort(R), we performed market research that indicated that the most important ingredients that physicians seek in a prenatal vitamin are folic acid and iron. Meanwhile, patients expressed a strong negative reaction to the size of the tablets which reduced patient compliance. Prenatal vitamins tend to be large due to the inclusion of calcium in their formulation. Although thought to be less important than folic acid or iron, calcium was traditionally included in prenatal vitamins before the introduction of NataFort(R). In addition, the absorption of iron may be inhibited by the presence of calcium. Our solution was to formulate NataFort(R) with folic acid and iron but without calcium. As such, NataFort(R) tablets are smaller than competing vitamins and, due to the absence of calcium, potentially allow for improved iron absorption. Prenatal vitamins are grandfathered drugs and therefore not subject to FDA pre-market clearance requirements.

  NataChew(TM)

     NataChew(TM) is a prescription strength chewable prenatal vitamin which was developed internally and launched in November 1999. NataChew(TM) is a wildberry flavored chewable tablet that provides ten essential vitamins, including folic acid, and iron. The product was designed to enhance patient compliance by using a pleasant-tasting chewable format. We licensed proprietary taste masking technology to overcome the unpleasant taste of iron. The difficulty in taste masking iron has been the primary obstacle to the introduction of chewable vitamin alternatives for pregnant women.

  Pyridium(R) and Pyridium(R) Plus

     Pyridium(R) is an orally active urinary tract analgesic agent that helps relieve urinary pain, burning, urgency and frequency related to urinary tract infections. Pyridium(R) Plus, a line extension of Pyridium(R), was introduced by Warner-Lambert Company in 1980. We reintroduced Pyridium(R) Plus in March 1999. The product is positioned to capitalize on the brand equity associated with the Pyridium(R) trademark but is intended for patients with irritative bladder conditions. Our efforts in marketing Pyridium(R) Plus have helped us establish solid relationships with high-volume prescribing urologists.

  Estrace(R) Cream

     Estrace(R) vaginal cream is a hormone replacement therapy for the treatment of vaginal and vulval atrophy. We began promoting Estrace(R) cream in March 1999 under an agreement with Bristol-Myers Squibb. In February 2000, we acquired the rights to this product. Estrace(R) cream contains beta-estradiol as its active ingredient.

  Ovcon(R) 35

     Ovcon(R) 35 is an oral contraceptive composed of norethindrone and ethinyl estradiol. It was introduced by Bristol-Myers Squibb in 1978 and we began promoting the product in March 1999 under an agreement with Bristol-Myers Squibb. In February 2000, we acquired the rights to this product.

  Ovcon(R) 50

     Ovcon(R) 50 is an oral contraceptive composed of norethindrone and ethinyl estradiol. It was introduced by Bristol-Myers Squibb in 1975 and we began promoting the product in March 1999 under an agreement with Bristol-Myers Squibb. In February 2000, we acquired the rights to this product.

CARDIOLOGY PRODUCTS

     We market and develop prescription products for the treatment of angina pectoris and lipid disorders. The following provides a more detailed description of such products.

  LoCholest(R)

     LoCholest(R) powder is a resin that acts as a cholesterol-lowering agent and is intended for oral administration. Patients take LoCholest(R) by mixing it with milk, fruit juice, water or another beverage of their choice.


DERMATOLOGY PRODUCTS


     We market and develop prescription products for the treatment of acne and other dermatological conditions. The following provides a more detailed description of such products.

  Doryx(R)

     Doryx(R), our proprietary brand of doxycycline, is an orally administered antibiotic capsule containing enteric-coated pellets of doxycycline hyclate. It may be a useful adjunctive therapy in the treatment of severe acne. Doryx(R) was introduced in 1986 by Warner-Lambert. We acquired Doryx(R) in July 1997. In September 1999 we repositioned the product for the dermatology segment and directed our dermatology sales force to promote Doryx(R) to targeted physicians.


  Eryc(R)


     Eryc(R), our brand of erythromycin, is an orally administered antibiotic capsule containing enteric-coated pellets of erythromycin that protect the erythromycin base from inactivation by gastric acidity. Dermatologists often prescribe erythromycin as a lower cost alternative to minocycline and for patients for whom tetracycline and penicillin derivatives are contraindicated. Eryc(R) was introduced in 1981 by Warner-Lambert. We began selling Eryc(R) in the first half of 1998.

COLLABORATIVE RELATIONSHIPS

     In July 1998, we became responsible for developing and executing promotional plans to improve the market performance of two Schering-Plough brands: IMDUR(R), a long-acting nitrate for patients with angina, and K-Dur(R), a potassium supplement. Under the original agreement with Schering-Plough, we were compensated based on the market performance of both brands relative to fixed sales targets. This agreement proved to be very rewarding financially and was an important element in reducing our operating losses in the third and fourth calendar quarters of 1998.

     In January 1999, we modified our agreement with Schering-Plough, changing the mix of products promoted by us to include K-Dur(R), NitroDur(R), a nitroglycerine patch for angina and Lotrisone(R), an antifungal/anti-inflammatory corticosteroid cream. This agreement generated consistent revenue for us through the first three quarters of 1999, although at lower levels than were earned under the original agreement.


     In November 1999, we again modified the terms of our agreement with Schering-Plough. We will continue to promote the same three products, K-Dur(R), NitroDur(R) and Lotrisone(R), through the year 2000. The agreement was changed to provide a more direct link between our performance in influencing the market share of the promoted brands and our compensation. Our agreement with Schering-Plough terminated in accordance with its terms on September 30, 2000. We are actively pursuing a number of strategies to generate revenue through the allocation of sales force and other capacity formerly dedicated to servicing to Schering-Plough agreement.


PRODUCT DEVELOPMENT

     Branded pharmaceutical products are marketed under proprietary brand names and through programs designed to attract the loyalty of prescribing physicians. Our current portfolio and development pipeline of branded products are targeted at the fast-growing women's health category. We also maintain a presence in the cardiology and dermatology segments. These segments are large and afford attractive growth opportunities.

     Through our in-house expertise in product development and regulatory affairs and collaborations with corporate partners, we identify opportunities to develop and launch additional branded pharmaceutical products. Our strategy is to pursue products that represent improvements to existing pharmaceuticals rather than creating new chemical entities. Improvements to existing products generally involve less development and regulatory risk and shorter time lines from concept to market. Where appropriate, we plan to utilize the expertise of our collaborators in the development of new branded products. In our evaluation of prospective product development projects, we expect to maintain a strong bias towards projects that have the ability to produce meaningful financial results in the near-term.

     We also use our in-house expertise, as well as the technology and expertise of our corporate collaborators, to develop improvements and line extensions for existing and future branded products. Enhancements may take the form of modified formulations, novel delivery methods or alternative dosages. Modifications of existing products are expected to enable us to extend the proprietary position, and therefore the value, of our various brands.

GENERIC PRODUCTS

     Consistent with the launch of our branded product initiative to primarily focus our business efforts on branded pharmaceutical products, we have significantly decreased our generic product line to less than ten at December 31, 1999 from over seventy generics two years ago. We intend to continue to reduce or eliminate our generic pharmaceutical business.

CUSTOMERS

     Our customers include the nation's leading pharmaceutical wholesalers, drug distributors and chain drug stores. We also sell certain products in the government sector, both on the U.S. federal and state levels. Our three largest customers are McKesson HBOC, Cardinal Health and Bergen Brunswig. During 1999, McKesson HBOC accounted for approximately $11 million, or 21%, of our net sales, Cardinal Health accounted for approximately $7 million, or 13% of our net sales, and Bergen Brunswig accounted for approximately $5 million, or 9%, of our net sales.


     We derived approximately 24% of our gross revenue, for the year ended December 31, 1999 and approximately 17% of our gross revenues for the nine months ended September 30, 2000 from our agreement with Schering-Plough under which we promoted three Schering-Plough products. Our agreement with Schering-Plough terminated in accordance with its terms on September 30, 2000.


TRADEMARKS, PATENTS AND PROPRIETARY RIGHTS

     Due to our branded product focus, we consider our trademarks valuable assets and actively manage our trademark portfolio, maintaining long-standing trademarks as well as obtaining trademark registrations for new brands. We police our trademark portfolio against infringement but there can be no assurance that these efforts will be successful or that we will have adequate remedies for any breach.

     We believe that licenses from certain of our strategic collaborators to patent rights relating to our products, as well as the technologies and processes used to formulate and manufacture these products, are important to our business. The success of these products may depend, in part, upon our ability and the ability of our strategic collaborators to protect these patent rights. There can be no assurance that we or our strategic collaborators will succeed in protecting these patent rights, or that any patents or licenses will (a) protect us against competitors with similar technologies, (b) not be infringed upon or designed around by others, (c) not be challenged by others and held to be invalid or unenforceable, or (d) not be terminated by a licensor pursuant to various terms in such licenses or due to any breach.

     We also rely on trade secrets and proprietary knowledge, which we generally seek to protect by confidentiality, non-disclosure and assignment of invention agreements with our employees, consultants, licensees and other companies. There can be no assurance, however, that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known by competitors. In addition, there can be no assurance that the aforementioned persons will not claim rights to intellectual property arising out of their work.

COMPETITION

     The pharmaceutical industry is highly competitive. Our branded products are in competition with brands marketed by other pharmaceutical companies including large, fully integrated concerns with financial, marketing, legal and product development resources substantially greater than ours.

     Our branded pharmaceutical products are or may become subject to competition from generic equivalents. There is no proprietary protection for some of the branded pharmaceutical products we sell. Generic substitutes for some of our branded pharmaceutical products are sold by other pharmaceutical companies which claim that their products provide equivalent therapeutic benefits at a lower cost. In addition, governmental and other pressure to reduce pharmaceutical costs may result in physicians prescribing products for which there are generic substitutes. Increased competition from the sale of generic pharmaceutical products may cause a decrease in revenue from our branded products and could have a material adverse effect on our business, financial condition and results of operations.

     As the pharmaceutical industry is characterized by rapid product development and technological change, our pharmaceutical products could be rendered obsolete or made uneconomical by the development of new pharmaceuticals to treat the conditions addressed by our products, technological advances affecting the cost of production, or marketing or pricing actions by one or more of our competitors. Our business, results of operations and financial condition could be materially adversely affected by any one or more of these developments. Our competitors may also be able to complete the regulatory process for new products before we are able to do so and, therefore, may begin to market their products in advance of our products. We believe that competition among both branded and generic pharmaceuticals aimed at the markets identified by us will be based on, among other things, product efficacy, safety, reliability, availability and price. There can be no assurance that developments by others will not render any product or technology we produce or may produce obsolete or otherwise non-competitive.

GOVERNMENT REGULATION

  FDA Requirements

     The research, development and commercial activities relating to branded and generic prescription pharmaceutical products are subject to extensive regulation by U.S. and foreign governmental authorities. Certain pharmaceutical products are subject to rigorous preclinical testing and clinical trials and to other approval requirements by the FDA in the United States under the Federal Food, Drug and Cosmetic Act and the Public Health Services Act and by comparable agencies in most foreign countries.

     The FDCA, the Public Health Act, the Controlled Substances Act, and other federal statutes and regulations govern or influence all aspects of our business. All pharmaceutical marketers are directly or indirectly (through third parties) subject to regulations that cover the manufacture, testing, storage, labeling, documentation/record keeping, approval, advertising, promotion, sale, warehousing, and distribution of pharmaceutical drug products. Non-compliance with applicable requirements can result in fines and other judicially imposed sanctions, including product seizures, injunctive actions and criminal prosecutions. In addition, administrative or judicial actions can result in the recall of products, and the total or partial suspension of manufacture and/or distribution. The government can also refuse to approve pending applications or supplements to approved applications. The FDA also has the authority to withdraw approvals of drugs in accordance with statutory due process procedures.

     FDA approval is required before any dosage form of any new unapproved drug, including a generic equivalent of a previously approved drug, can be marketed. Certain drugs are not considered by the FDA to be "new" drugs and fall outside of the typical FDA pre-marketing approval process. These drugs, referred to as "grandfathered" products, generally were in use prior to the enactment of the FDCA. Several of our products are being marketed in reliance upon their status as grandfathered drugs. In addition, we have identified grandfathered drugs as a potential source of opportunities to develop and launch new products. The FDA has expressed the view that all prescription drugs should ultimately be subject to pre-market clearance requirements. If the FDA adopts this stance it could potentially affect products currently, or proposed to be, marketed as grandfathered drugs. We cannot assure you that the FDA will not challenge the grandfathered status of drugs including those marketed by the Company.

     We cannot assure you that approval for our products will be granted by the FDA on a timely basis, if at all. Even after approval is granted, we may be required to undertake further studies to provide additional data on safety. Also, the FDA regulations require post-marketing reporting of adverse drug events of the drug product. The FDA may, at any time, take action to modify and restrict the drug's product labeling or withdraw approval of the product, should new information come to light about the safety of the drug product.

     The FDA regulates post-marketing advertising and promotional activities to assure that these activities are being conducted in conformity with statutory and regulatory requirements. Failure to adhere to these requirements can result in regulatory actions that could have an adverse effect on our business, results of operations, and financial condition.

     Manufacturers of marketed drugs must comply with current Good Manufacturing Practice regulations and other applicable laws and regulations required by the FDA, the Environmental Protection Agency and other regulatory agencies. Failure to do so could lead to sanctions, which may include an injunction suspending manufacturing, the seizure of drug products and the refusal to approve additional marketing applications. We rely and will in the future continue to rely upon third parties for the manufacture of our products. We seek to ensure that any third party with whom we contract for product manufacturing will comply with these regulations and laws. The FDA conducts periodic inspections to ensure compliance with these rules. However, there can be no assurance that any such third parties will be found to be in compliance with current standards. Any such non-compliance could result in a temporary or permanent interruption in the development and testing of our planned products or in the marketing of approved products, as well as increased costs. Non-compliance could have a material adverse effect on our business, results of operations and financial condition.

  Other Regulation

     The Prescription Drug Marketing Act, which amends various sections of the FDCA, imposes requirements and limitations upon drug sampling and prohibits states from licensing wholesale distributors of prescription drugs unless the state licensing program meets certain federal guidelines that include, among other things, state licensing of wholesale distributors of prescription drugs under federal guidelines that include minimum standards for storage, handling and record keeping. In addition, the PDMA sets forth civil and criminal penalties for violations of these and other provisions. Various sections of the PDMA are still being implemented by the FDA and the states. Nevertheless, if we or our distributors fail to comply with the requirements of the PDMA, such failure could have a material adverse effect on our business, results of operations and financial condition.

     Medicaid, Medicare and other reimbursement legislation or programs govern reimbursement levels, including requiring that all pharmaceutical companies rebate to individual states a percentage of their revenues arising from Medicaid-reimbursed drug sales. We believe that the federal and/or state governments may continue to enact measures in the future aimed at reducing the cost of drugs to the public. We cannot predict the nature of such measures or their impact on our profitability.

     We are subject to federal, state and local laws of general applicability, such as laws regulating working conditions. In addition, we may be subject to some liability for compliance with environmental laws by third party manufacturers of our products. Compliance with such general laws and environmental laws is not expected to have a material effect on our earnings, cash requirements or competitive position in the foreseeable future. However, we cannot assure you that changes to, or compliance with such laws will not have a material effect on our earnings, cash requirements or competitive position.

     Products marketed outside of the United States that are manufactured in the United States are subject to certain FDA regulations, as well as regulation by the country in which the products are sold. While we do not currently have plans to market our products in other countries, we may do so from time to time.

MANUFACTURING AND SUPPLY

     We contract with third parties for our entire product manufacturing requirements and most of our products are manufactured by a single source. Accordingly, we are dependent upon our contract manufacturers to comply with regulatory requirements and to keep their facilities in good working order. To ensure such compliance we conduct quality assurance audits of the contract manufacturer's sites and batch records and other documents are examined to determine compliance with FDA requirements and our specifications. However, there can be no assurance that these contract manufacturers will be able to manufacture our products without interruption, that these suppliers will comply with their obligations under supply agreements with us, or that we will have adequate remedies for any breach. In the event a supplier suffers an event that would render it unable to manufacture our product requirements for a sustained period, the resulting delay could have a material adverse effect on us.

     The principal components used in our products are active and inactive pharmaceutical ingredients and certain packaging materials. Certain components may be available only from sole-source suppliers. In addition, the FDA must approve suppliers of certain ingredients for our products. The development and regulatory approval of our products are dependent upon our ability to procure active ingredients and packaging materials from FDA approved sources. FDA approval of a new supplier would be required if, for example, active ingredients or such packaging materials were no longer available from the initially approved source. The qualification of a new supplier could potentially delay the manufacture of the drug involved. Arrangements with foreign suppliers are subject to certain additional risks, including the availability of governmental clearances, export duties, political instability, currency fluctuations and restrictions on the transfer of funds.

     Although we consider our sources of supply to be adequate, and to date, no significant difficulty has been encountered in obtaining product materials, there can be no assurance that we will continue to be able to obtain materials as required or at reasonable prices. An extended inability to obtain materials or significant price increases that cannot be passed on to customers could have a material adverse effect on us.

PRODUCT LIABILITY

     Product liability suits by consumers represent a continuing risk to firms in the pharmaceutical industry. Although we carry product liability insurance, we believe that no reasonable amount of insurance can fully protect against all such risks due to the inherent risks associated with the production of pharmaceuticals for human consumption. See "Risk Factors -- An increase in product liability claims or product recalls could harm our business."

SEASONALITY

     Our business, taken as a whole, is not materially affected by seasonal factors.

PERSONNEL


     As of September 30, 2000, we had 319 full-time employees. None of our employees are covered by a collective bargaining agreement. We believe that our employee relations are satisfactory.


PROPERTIES

     Our principal executive offices are located in Dublin, Ireland. In addition our U.S. subsidiary, Warner Chilcott, Inc., leases approximately 24,000 square feet in Rockaway, New Jersey under a lease that expires in 2004.

LEGAL PROCEEDINGS


     We are involved in various legal proceedings of a nature considered normal to our business including patent litigation, product liability and other matters. In the event of an adverse outcome of these proceedings, we believe that resulting liabilities are either covered by insurance, established reserves or would not have a material adverse effect on our financial condition or our results of operations.

                                   MANAGEMENT


EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES



     The following table provides information regarding directors and executive officers of WC plc and WCI:



NAME                                         AGE                    POSITION
----                                         ---                    --------
Roger Boissonneault........................  51    President, Chief Operating Officer and
                                                   Director
Paul Herendeen.............................  45    Executive Vice President, Chief Financial
                                                   Officer and Director
Dr. John King..............................  51    Director
Geoffrey Elliott...........................  48    Director
Carl Reichel...............................  42    President of Pharmaceuticals



     Roger Boissonneault has served as President and Chief Operating Officer of WC plc since 1996. Mr. Boissonneault has served as a Director of WC plc since 1998. From 1976 to 1996 Mr. Boissonneault served in various capacities with Warner-Lambert Company, including Vice President, Female Healthcare, Director of Warner-Lambert Corporate Strategic Planning, and Director of Obstetrician/Gynecologist Marketing. Mr. Boissonneault has a B.A. in Biology from the University of Connecticut and an M.B.A. from Rutgers University. Mr. Boissonneault also serves on the Board of Directors of Boron LePore and Associates.



     Paul Herendeen has served as Executive Vice President and Chief Financial Officer since 1998. Mr. Herendeen has served as a Director of WC plc since 1996. From 1995 to 1998, Mr. Herendeen served as a Principal of Dominion Management Corp. Prior to joining Dominion, Mr. Herendeen was an investment professional with Prudential Equity Investors and held various investment banking positions with Oppenheimer & Co., Inc. and Continental Bank. Mr. Herendeen has a B.S. in Management from Boston College and an M.B.A. from the Darden School at the University of Virginia. Mr. Herendeen has served on the boards of directors of several private companies.



     Dr. John King has served as a Director of WC plc and WCI since September 29, 2000. Mr. King serves as Executive Chairman of the Board of Galen. Dr. King joined Galen in 1979 as Technical Manager responsible for the development and registration of new products. Dr. King was appointed Technical Director in 1981, Managing Director in 1984, Chief Executive in 1991 and became Chairman in 2000. Prior to joining Galen, he was a lecturer in the Pharmacy Department of The Queen's University, Belfast. He obtained a PhD in 1974 and registered with the Pharmaceutical Society of Northern Ireland in 1976.



     Mr. Geoffrey Elliott has served as a director of WC plc and WCI since September 29, 2000. Mr. Elliot was appointed Finance Director of Galen in 1993 and now serves as Galen's Chief Financial Officer. He qualified as a chartered accountant in 1984. After a period in industry and management consultancy, he joined the accountancy practice of Magee Todd & Vaughan, becoming a partner in 1988.



     Carl Reichel has served as President of Pharmaceuticals since 2000. From 1981 to 2000 he served in various sales and marketing positions of increasing responsibility at Parke-Davis, most recently as President of British Isles, Parke-Davis. He was also responsible for the sales integration of Parke-Davis and Pfizer for the Lipton co-promotion arrangement. Mr. Reichel has a B.A. in Marketing and Management from Rider University and an M.B.A. from Fairleigh Dickinson University.

ELECTION OF DIRECTORS; COMMITTEES OF THE BOARD


     Under Irish company law, WCplc must have a minimum of two directors. WCplc's Articles of Association set the maximum number of directors of WCplc at 12, which number may be changed by a resolution of the shareholders. At each annual general meeting of shareholders, one-third of the Directors, or if their number is not three or a multiple of three, then the number nearest to one-third, shall retire from office and may be reelected if willing to act.


COMPENSATION OF DIRECTORS



     Directors who are also officers of WCplc or Galen do not receive compensation from WCplc for their services as directors.


SHAREHOLDER'S AGREEMENTS


     Pursuant to a shareholder's agreement dated October 17, 1994 by and between WCplc and Elan, Elan has the right to appoint one director to the Board of Directors (currently Thomas G. Lynch) for as long as Elan continues to own: (i) a previously issued warrant, or any portion thereof; (ii) any ordinary share of WCplc, or ADS representing such ordinary share, issued upon exercise of the Elan warrant; or (iii) any ADS, or ordinary share represented thereby, purchased by Elan pursuant to the purchase agreement dated as of October 17, 1994, any of which have not been registered under the Securities Act or sold in compliance with Rule 144 or Rule 144A under the Securities Act. All matters pertaining to our relationship with Elan must be approved by a committee of the Board of Directors consisting of our Chief Executive Officer and President and one or more directors who are unaffiliated with Elan. As a result of the effectiveness of the Scheme of arrangement, the shareholders agreement was terminated.



     Pursuant to a shareholders agreement dated August 13, 1997 by and between WCplc and Barr Laboratories, Barr had the right to designate and nominate an individual for election to the Board of Directors for as long as Barr holds at least 127,500 of the Company's shares. As a result of the effectiveness of the scheme of arrangement, this shareholders agreement has terminated.


EMPLOYMENT AGREEMENTS


     Prior to the effectiveness of the Scheme, James Andress, former chairman and CEO of WCplc, and Messrs. Boissonneault and Herendeen each had employment agreements with WCplc. Each employment agreement was terminable by either party without notice, subject to certain termination provisions which include the payment of severance amounts consisting of the executive officer's then current salary for a period of twelve or eighteen months plus all other amounts and benefits to which the executive was entitled if WCplc terminated the executive officer's employment without cause. These contracts also contained non-compete provisions which restrict the executive officers from being involved in, for the period of their employment and for any period for which the executive officer receives payment, including any severance amount, from WCplc, any business which is in competition with the business of WCplc. In addition, each employment agreement contained an express obligations of confidentiality in respect of WCplc's technological and commercial secrets and an agreement to assign all intellectual property rights to WCplc.



     James Andress, who formerly served as Chairman and Chief Executive Officer, as well as a director, of Warner Chilcott resigned effective September 29, 2000. Under a Separation Agreement and Mutual Release between Warner Chilcott and Mr. Andress, Mr. Andress received $350,000 as a severance payment, representing his then current annual base salary. Mr. Andress is also entitled under the terms of this agreement to receive an aggregate amount of approximately $675,000 in consideration for his release of any actual or potential claims against Warner Chilcott, as well as for an extension of non-complete covenants contained in his current employment agreement and for amounts payable under the terms of a consultancy agreement entered into between Mr. Andress and Galen as of September 29, 2000. Mr. Andress will be entitled to continue his participation in Warner Chilcott's health plan, at Warner Chilcott's expense, for a period of up to eighteen months or until he becomes entitled to Medicare, whichever is sooner. In the event that any of the payments made to Mr. Andress are determined to be subject to an excise tax under the Internal Revenue Code, Warner Chilcott has agreed to reimburse Mr. Andress for the amount of this excise tax. In addition Mr. Andress is entitled to receive options over 375,000 Galen ordinary shares in consideration of waiving his right to receive options to purchase 150,000 ordinary shares in Warner Chilcott.



     Roger M. Boissonneault and Paul Herendeen each entered into new employment agreements as of May 4, 2000. Each employment agreement became effective on September 29, 2000 and shall continue until terminated. Roger M. Boissonneault currently serves as Chief Executive Officer of Galen and President and Chief Operating Officer and a Director of Warner Chilcott. Paul Herendeen currently serves as Executive Vice President and Director of Business Development of Galen and as Executive Vice President, Chief Financial Officer and a Director of Warner Chilcott.



     The new employment agreements executed by Messrs. Boissonneault and Herendeen are similar in many material respects to their prior employment agreements with Warner Chilcott dated August 1, 1999. Under the new agreements Mr. Boissonneault receives $395,000 per year and Mr. Herendeen receives $350,000 per year. The new employment agreements have not changed either executive's cash bonus eligibility amounts: both will continue to be eligible to receive an annual cash bonus in a target amount equal to 50% of their base salary. Similarly, Messrs. Boissonneault and Herendeen will continue to be entitled to participate on a basis comparable to other key executives in any benefit plan, incentive compensation plan or program for which key executives are or will become eligible. There are certain terms of their new employment agreements which differ from their prior agreements. Under the new employment agreements, both executives would receive twelve months severance in the event of a termination without cause. In the event of a change in control, both would receive eighteen months severance.



     In consideration for Messrs. Boissonneault's and Herendeen's forfeiture of potential Warner Chilcott options, and other covenants and obligations contained in their prior employment agreements, including the right to terminate their employment with Warner Chilcott and receive eighteen months base salary and benefits 60 days after close of the transaction, Messrs. Boissonneault and Herendeen each received a signing bonus and, provided that each of them are still employed within the Galen group of companies upon the first anniversary of the completion of the transaction, a retention bonus. The aggregate value of these bonuses is $450,000 for each of Messrs. Boissonneault and Herendeen. In addition, each of Messrs. Boissonneault and Herendeen was granted new options over 250,000 ordinary shares in Galen, in consideration of waving their rights to receive options to purchase 100,000 ordinary shares in Warner Chilcott.



     Each of Messrs. Boissonneault's and Herendeen's employment agreements contains non-competition and non-solicitation provisions.

                           SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table discloses, for the fiscal years indicated, individual compensation information for Mr. Andress and the four other most highly compensated executive officers of WCplc who were serving as executive officers at the end of fiscal year 1999 (collectively, the "named executives").

                                        ANNUAL COMPENSATION
                             -----------------------------------------      SECURITIES
                                                             OTHER          UNDERLYING   OTHER BENEFITS/
                             FISCAL   SALARY     BONUS    COMPENSATION       OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR      ($)       ($)         ($)              (#)             ($)
---------------------------  ------   -------   -------   ------------      ----------   ---------------
James G. Andress...........   1999    326,161   225,000           --          50,000         15,212(1)
  Chief Executive Officer     1998    313,750        --       10,000(3)       50,000         20,254(1)
  and Chairman                1997    300,000   175,000    1,907,500(3)(5)   500,000         19,691(1)
Roger M. Boissonneault.....   1999    254,260   200,000           --         100,000         15,492(1)
  President and Chief         1998    222,917   100,000       10,000(3)       25,000         20,254(1)
  Operating Officer           1997    207,061   120,000      570,000(5)      150,000         19,920(1)
Paul S. Herendeen..........   1999    241,760   200,000           --          30,000         15,492(1)
  Executive Vice President    1998    206,250   100,000      189,500(2)      200,000         19,400(1)
  and Chief Financial
  Officer
Norma A. Enders............   1999    140,058    60,000           --          15,000         14,382(1)
  Senior Vice President,      1998    118,333    50,000           --          10,000         14,929(1)
  Regulatory Affairs
Beth P. Hecht..............   1999    165,625    75,000       25,000(4)       75,000         12,530(1)
  Senior Vice President and   1998         --        --           --              --             --
  General Counsel

---------------
(1) Represents amounts contributed for the benefit of the named executive under WCplc's 401(k) Plan, and Group Life and Health Insurance Plans.

(2) Represents reimbursement of relocation expenses in the amount of $104,500, a signing bonus of $75,000 and director fees of $10,000 as described in (3).

(3) Represents fees paid to serve as a director on WCplc's board which were $10,000 annually for 1998 and $7,500 annually for 1997. Beginning in 1999, directors who are also officers of WCplc do not receive compensation from WCplc for their services as directors.

(4) Represents signing bonus.

(5) Represents the difference between estimated fair value and exercise price of the ordinary shares underlying warrants awarded.

                       OPTION GRANTS IN FISCAL YEAR 1999


     The following table discloses, for the named executives (a) the number of shares as to which options and/or warrants were granted during 1999 and (b) the option exercise price (which was in all cases, not less than the market price on the date of the grant).Upon the Scheme becoming effective, all options referenced in this table become exercisable under the terms of our incentive share plan. Ms. Enders and Mr. Hecht exercised all of their respective options following the Scheme becoming effective. Messrs. Andress, Boissonneault and Herendeen entered into an option rollover and lock-up agreement with Galen under which each executive's options and warrants to acquire Warner Chilcott ordinary shares was "rolled over" into the right to subscribe and/or purchase Galen ordinary shares.



                                             INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------------------------------
                                          PERCENT OF
                                            TOTAL
                            NUMBER OF      OPTIONS
                           SECURITIES     GRANTED TO   EXERCISE                 POTENTIAL REALIZED VALUE AT
                           UNDERLYING     EMPLOYEES     OF BASE                   ASSUMED ANNUAL RATES OF
                             OPTIONS      IN FISCAL      PRICE     EXPIRATION    STOCK PRICE APPRECIATION
                             (#)(1)          YEAR        ($SH)        DATE          FOR OPTION TERM(2)
                          -------------   ----------   ---------   ----------   ---------------------------
NAME                                                                               5%($)          10%($)
----                                                                            ------------   ------------
James G. Andress........         50,000      7.95%          8.13     02/11/09       255,824        643,022
Roger M.
  Boissonneault.........  40,000/60,000     15.91%     8.13/7.06     02/11/09       477,357      1,172,862
                                                                   & 08/14/09
Paul S. Herendeen.......         30,000      4.77%          8.13     02/11/09       153,494        385,813
Norma A. Enders.........         15,000      2.39%          8.13     02/11/09        76,747        192,906
Beth P. Hecht...........         75,000     11.93%          6.75     01/01/09       359,609        938,140


---------------
(1) Compensatory options and warrants granted by WCplc generally vest over four years and expire on the earlier of ten years from the date of grant or after a specified period following the participant's separation from WCplc. The options granted to the named executives in 1999 were issued in this manner, with the exception of options granted to Ms. Hecht of which 25,000 vested immediately. The exercise price is the fair market value at the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date options are granted. Actual gains, if any, on share option exercises will depend on the future performance of the ordinary shares on the date on which the options are exercised.

           OPTION EXERCISES AND YEAR END VALUES FOR FISCAL YEAR 1999

     The following table shows information regarding the exercise of stock options during fiscal year 1999 by the named executives and the number and value of any unexercised stock options held by them as of December 31, 1999:

                                                                                      VALUE OF UNEXERCISED IN
                                                          NUMBER OF UNEXERCISED          THE MONEY OPTION/
                            SHARES                      OPTIONS/WARRANTS AT FY-END      WARRANTS AT FY-END
                          ACQUIRED ON       VALUE            (#) EXERCISABLE/             ($)EXERCISABLE/
NAME                      EXERCISE(#)    REALIZED($)          UNEXERCISABLE              UNEXERCISABLE(1)
----                      -----------    -----------    --------------------------    -----------------------
James G. Andress........     --             --               437,500/162,500              774,953/267,797
Roger M.
  Boissonneault.........     --             --               144,063/130,937              255,699/300,363
Paul S. Herendeen.......     --             --               115,625/124,375               53,352/92,023
Norma A. Enders.........     --             --                37,813/22,187                 7,366/27,746
Beth P. Hecht...........     --             --                37,500/37,500               128,906/128,906

---------------
(1) Based on the closing price of $10.19 for the ADSs as reported by the Nasdaq National Market on December 31, 1999, less the applicable option exercise price.

INCENTIVE SHARE OPTION PLAN

     On April 3, 1997, WCplc adopted an incentive share option plan, which was amended on June 3, 1999. Under this plan, the Board of Directors (or a committee of the Board) may grant options to employees, directors and consultants of WCplc or its subsidiaries for the purchase of ordinary shares, as represented by American Depository Shares. The plan is intended to provide incentives to, and rewards for, certain eligible employees, directors and consultants of WCplc or its subsidiaries who have contributed and will continue to contribute to the success of WCplc. The option prices are determined by the board (or a committee of the board), but option prices may not be less than one hundred percent (100%) of the fair market value of the ordinary shares, represented by ADSs, on the date the option is granted; provided, however, that in the case of a participant who at the time the options are granted, is a citizen or resident of the United States for federal income tax purposes and owns more than ten percent (10%) of the total combined voting power of all classes of stock of WCplc or its affiliates, the option prices may not be less than one hundred and ten percent (110%) of the fair market value of the ordinary shares, represented by ADSs, on the date the options are granted.

     An aggregate of 1,500,000 ordinary shares of WCplc, represented by ADSs, have been reserved for issuance under the Incentive Share Option Plan, subject to adjustments to reflect changes in WCplc's capitalization. As of March 31, 2000, there were no remaining shares available for grant under the Plan as 1,486,078 shares have been reserved for issuance pursuant to outstanding options and 13,922 shares have been issued pursuant to exercised options. All options may be exercised at such times and in such amounts as may be determined at the time of the granting of the options by the Board (or a committee of the Board); provided, however, that no options may be exercised later than ten years after the date upon which they were granted; and provided, further, that in the case of a Ten Percent Holder no options may be exercised later than four years after the date upon which they were granted. Options granted within 30 days of the adoption of the Incentive Share Option Plan may begin to vest on earlier dates, not being earlier than June 28, 1996, rather than the actual date of grant. WCplc does not propose options to begin to vest prior to the commencement date of an employee's employment with WCplc.


     Options may be exercised within 30 days (or such longer period as the Board may determine) after retirement, resignation, or termination of the option holder's employment or service with WCplc or its subsidiaries (or one year after such termination because of death), but only to the extent that they had become exercisable at retirement, resignation or termination. Any unexercised options shall expire in the event of an option holder's retirement or dismissal or otherwise (other than as provided in the preceding sentence). All options become fully vested if Warner Chilcott under goes a change of control. The Scheme, upon becoming effective, constituted a change of control and as a result all options issued under the plan became exercisable on September 29, 2000.



     Given the effectiveness of the Scheme, we do not expect to issue any additional options under the Incentive Share Option Plan. However, we expect that Galen will issue, from time to time, options to purchase Galen ordinary shares to members of Warner Chilcott's senior management.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     On May 4, 2000, WCplc entered into an agreement with Galen Holdings, plc pursuant to which WCplc was acquired by Galen by means of a scheme of arrangement under the laws of the Republic of Ireland. The agreement with Galen and the Scheme was approved by shareholders of WCplc on September 4, 2000 and by the High Court of Ireland on September 29, 2000. The Scheme became effective on September 29, 2000, as a result of which WCplc has become a wholly owned subsidiary of Galen. Under the agreement, Galen issued 2.5 new Galen ordinary shares for each WCplc share (equivalent to 2.5 Galen shares for each WCplc ADS) pursuant to the terms of the scheme of arrangement.



     WCplc expects to enter into a number of agreements with Galen as a result of the Scheme having taken effect. WCplc expects that the terms of each of these agreements will be no less advantageous or equitable to WCplc than similar agreements entered into with independent third parties.



     On January 8, 1999, WCplc announced that an entity formed by selected members of senior management, including the named executives, acquired 600,000 shares of WCplc's stock from Elan. Under the terms of the transaction, Elan retained the right to proceeds from the sale of the shares at prices up to $11.50. Thereafter, Elan would be entitled to receive 50% of any realized gains.


                             PRINCIPAL STOCKHOLDERS


     All of the outstanding common stock of WCI is owned by WCplc. As a result of the completion of the scheme of arrangement, Galen owns 100% of WCplc's outstanding ordinary shares.

                         DESCRIPTION OF EXCHANGE NOTES

     You can find the definition of some of the terms used in this description are defined under the subheading "Definitions." For the purposes of this description only, the words "we" and "us" refer only to WCI and not to Parent or any of WCI's subsidiaries and the term "Parent" refers only to WCplc and not to any of its subsidiaries.


     We issued the old notes under an indenture dated as of February 15, 2000 among ourself, WCplc, as Guarantor and The Bank of New York, as trustee. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.


     The following description is only a summary of the material provisions of the indenture, the notes and the registration rights agreement. We urge you to read the indenture, the notes and the registration rights agreement because they, not this description, define your rights as holders of these exchange notes. You may request copies of the indenture, the notes and the registration rights agreement at our address set forth under the heading "Where You Can Find More Information."

BRIEF DESCRIPTION OF THE EXCHANGE NOTES

     These exchange notes:

     - are unsecured senior obligations of WCI;

     - are effectively subordinated to senior secured indebtedness to the extent of the assets securing that indebtedness;

     - are senior in right of payment to any future Subordinated Obligations of WCI; and

     - are guaranteed on a senior basis by Parent, which holds all the capital stock of WCI.

PRINCIPAL, MATURITY AND INTEREST


     WCI will issue the exchange notes in an aggregate principal amount of up to $159.7 million. The exchange notes will mature on February 15, 2008. WCI will issue the exchange notes in denominations of $1,000 and any integral multiple of $1,000. Subject to our compliance with the covenant described under the subheading "-- Certain Covenants -- Limitations on Indebtedness," WCI is permitted to issue more exchange notes under the indenture in an unlimited principal amount. Any such additional exchange notes that are actually issued will be treated as issued and outstanding exchange notes (and as the same class as the exchange notes) for all purposes of the indenture and this "Description of Exchange Notes" unless the context indicates otherwise.



     Interest on these exchange notes will accrue at the rate of 12 5/8% per annum and will be payable semiannually in arrears on February 15 and August 15, commencing on August 15, 2001. We will make each interest payment to the holders of record of these exchange notes on the immediately preceding February 1 and August 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.


     Interest on these exchange notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

     Except as set forth below, we will not be entitled to redeem the exchange notes at our option prior to February 15, 2004.

     On and after February 15, 2004, we will be entitled at our option to redeem all or a portion of the exchange notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date

(subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth below:

                                                            REDEMPTION
PERIOD                                                        PRICE
------                                                      ----------
2004......................................................   106.3125%
2005......................................................   104.2083%
2006......................................................   102.1042%
2007 and thereafter.......................................   100.0000%

     In addition, before February 15, 2003, we may at our option on one or more occasions redeem exchange notes in an aggregate principal amount of not to exceed 35% of the aggregate principal amount of the exchange notes originally issued at a redemption price (expressed as a percentage of principal amount) of 112.625%, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Cash Proceeds from one or more Public Equity Offerings following which there is a public market; provided that:

     (1) at least 65% of such aggregate principal amount of exchange notes (which include additional notes, if any), remains outstanding immediately after the occurrence of each such redemption (other than exchange notes held, directly or indirectly, by WCI or its Affiliates); and

     (2) each such redemption occurs within 60 days after the date of the related Public Equity Offering.

METHODS OF RECEIVING PAYMENTS ON THE EXCHANGE NOTES

     If we are redeeming less than all the exchange notes at any time, the Trustee will select exchange notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

     We will redeem exchange notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of exchange notes to be redeemed at its registered address.

     If any exchange note is to be redeemed in part only, the notice of redemption that relates to that exchange note shall state the portion of the principal amount thereof to be redeemed. We will issue a new exchange note in principal amount equal to the unredeemed portion of the original exchange note in the name of the holder thereof upon cancellation of the original exchange note. Exchange notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on exchange notes or portions of them called for redemption.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

     We are not required to make any mandatory redemption or sinking fund payments with respect to the exchange notes. However, under certain circumstances, we may be required to offer to purchase the exchange notes as described under the captions "-- Change of Control" and "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock." We may at any time and from time to time purchase exchange notes in the open market or otherwise.

GUARANTIES

     Parent, collectively with any current or future domestic subsidiaries which enter into a guaranty agreement, the "guarantors", will jointly and severally guarantee, on a senior basis, our obligations under these exchange notes. The obligations of the guarantor will be limited as necessary to prevent it from constituting a fraudulent conveyance under applicable law.

     If the guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the guarantor, and, depending on the amount of such indebtedness, a guarantor's liability on its guaranty could be reduced to zero.

     The guaranty of any guarantor (other than Parent) will be released:

     (1) upon the sale or other disposition (including by way of consolidation or merger) of any guarantor; or

     (2) upon the sale or disposition of all or substantially all the assets of any guarantor;

     in each case other than to WCI or an Affiliate of WCI and as permitted by the indenture.

RANKING

  Other Senior Indebtedness Versus Exchange Notes

     The payment of the principal of, premium, if any, and interest on the exchange notes and the payment of any guaranty will rank pari passu in right of payment to the Senior Indebtedness of WCI or the relevant guarantor, as the case may be, including the obligations of WCI under the Senior Credit Facilities.


     [AS OF DECEMBER 31, 1999, AFTER GIVING PRO FORMA EFFECT TO (I) THE ISSUANCE OF THE OLD NOTES, (II) THE REPAYMENT OF ALL OUTSTANDING AMOUNTS UNDER OUR WORKING CAPITAL FACILITY AND (III) THE REDEMPTION OF WCI'S REMAINING OUTSTANDING SENIOR SUBORDINATED DISCOUNT NOTES DUE 2001, NEITHER PARENT NOR WCI HAVE ANY SENIOR INDEBTEDNESS OTHER THAN THE EXCHANGE NOTES. HOWEVER, WCI WILL HAVE THE ABILITY TO INCUR UP TO $10.0 MILLION (OR, POSSIBLY, A GREATER AMOUNT BASED ON A BORROWING BASE) OF OTHER SENIOR INDEBTEDNESS UNDER THE SENIOR CREDIT FACILITY.]


     The Notes are unsecured obligations of WCI and the Guaranty is an unsecured obligation of Parent. Secured debt and other secured obligations of Parent and WCI (including the Senior Credit Facilities) will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations.

  Liabilities of Subsidiaries Versus Notes

     Claims of creditors of the non-guarantor subsidiaries of Parent and WCI generally will have priority with respect to the assets and earnings of those non-guarantor subsidiaries over claims of holders of the exchange notes.

     Although the indenture limits the incurrence of Indebtedness and preferred stock of Parent and of certain of WCI's subsidiaries, this limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by Parent, WCI and their subsidiaries of liabilities that are not considered indebtedness under the indenture. See
"-- Covenants -- Limitation on Indebtedness."

  Subordinated Indebtedness Versus Notes

     The indebtedness evidenced by these exchange notes will rank senior in right of payment to all future subordinated indebtedness of WCI and the guaranty will rank senior to all future subordinated indebtedness of Parent.

ADDITIONAL AMOUNTS

     All payments made by Parent under or with respect to its guaranty will be made free and clear of, and without withholding or deduction in or on account of, any present or future Taxes imposed or levied by or on behalf of any Taxing Authority within the Republic of Ireland, or within any other jurisdiction in which Parent is organized or engaged in business for tax purposes, unless Parent is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If Parent is required to withhold or deduct any amount for or on account of Taxes imposed by a Taxing Authority within the Republic of Ireland, or within any other jurisdiction in which Parent is organized or engaged in business for tax purposes, from any payment made under or with respect to the Guaranty, Parent will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder of exchange notes (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder and beneficial owner would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder of exchange notes or to a third party on behalf of a holder (each an "Excluded Holder") with respect to any Tax which would not have been imposed, payable or due: (i) but for the existence of any present or former connection between the holder (or the beneficial owner of, or person ultimately entitled to obtain an interest in, such exchange notes) and the Republic of Ireland or any other jurisdiction in which Parent is organized or engaged in business for tax purposes other than the holding of the Notes; (ii) but for the failure to comply upon written notice by Parent delivered 60 days prior to any payment date with a request by Parent to satisfy any certification, identification or any other report requirements, whether imposed by statute, treaty, regulation or administrative practice concerning nationality, residence or connection with the Republic of Ireland or any other jurisdiction in which Parent is organized or engaged in business for tax purposes; (iii) if the presentation of exchange notes for payment had occurred within 30 days after the date such payment was due and payable or was provided for, whichever is later;
(iv) if the beneficial owner of, or person ultimately entitled to obtain an interest in, such exchange notes had been the holder of the exchange notes and would not be entitled to the payment of Additional Amounts; or (v) in respect of any estate, inheritance, gift, sales or excise tax. Parent will also (i) make such withholding or reduction and (ii) remit the full payment deducted or withheld to the relevant authority in accordance with applicable law. Parent will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such Taxes. Parent will furnish to the holders of the exchange notes, within 60 days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment by Parent or, if such receipts are not obtainable, other evidence of such payments by Parent, as the case may be.

     At least 30 days prior to each date on which any payment under or with respect to the Guaranty is paid, if Parent will be obligated to pay Additional Amounts with respect to such payment, Parent will deliver to the Trustee an officers' certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to the holders of exchange notes on the payment date.

BOOK-ENTRY, DELIVERY AND FORM

     We will initially issue the exchange notes in the form of one or more global notes (the "Global Note"). The Global Note will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. You may hold your beneficial interests in the Global Note directly through the Depository if you have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     Upon the transfer of an exchange note in definitive form, such exchange note will, unless the Global Note has previously been exchanged for Notes in definitive form, be exchanged for an interest in the Global Note representing the principal amount of exchange notes being transferred.

     The Depository has advised us as follows: the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of participants, which are institutions that have accounts with the Depository and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     The Company expects that pursuant to procedures established by the Depository, upon the deposit of the Global Note with the Depository, the Depository will credit, on its book-entry registration and transfer system, the principal amount of Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchasers. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

     So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of any related Notes evidenced by the Global Note for all purposes of such Notes and the indenture. Except as set forth below, as an owner of a beneficial interest in the Global Note, you will not be entitled to have the exchange notes represented by the Global Note registered in your name, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered to be the owner or holder of any exchange notes under the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will make payments of principal of, premium, if any, and interest on Notes represented by the Global Note registered in the name of and held by the Depository or its nominee to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

     We expect that the Depository or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any exchange note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Note owning through such participants.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the trustee nor WCI will have any responsibility or liability for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     Subject to certain conditions, the exchange notes represented by the Global Note are exchangeable for certificated notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

     (1) the Depository notifies us that it is unwilling or unable to continue as Depository for the Global Note or the Depository ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

     (2) we in our discretion at any time determine not to have all the exchange notes represented by the Global Note; or

     (3) a default entitling the holders of the exchange notes to accelerate the maturity thereof has occurred and is continuing.

     Any exchange note that is exchangeable as above is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee. In addition, such certificates will bear the legend referred to under "Transfer Restrictions", unless we determine otherwise in accordance with applicable law, subject, with respect to such certificated notes, to the provisions of such legend.

SAME-DAY PAYMENT

     The indenture requires us to make payments in respect of exchange notes (including principal, premium and interest) by wire transfer of immediately available funds to the U.S. dollar accounts with banks in the U.S. specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each holder shall have the right to require that WCI repurchase such holder's exchange notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

     (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Parent;

     (2) individuals who on the Issue Date constituted the Board of Directors of Parent or WCI (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Parent or WCI, as applicable, was approved by a vote of 66 2/3% of the directors of Parent or WCI, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the applicable Board of Directors then in office;

     (3) the adoption of a plan relating to the liquidation or dissolution of Parent or WCI; or

     (4) the merger or consolidation of Parent or WCI with or into another Person or the merger of another Person with or into Parent or WCI, or the sale of all or substantially all the assets of Parent or WCI and its subsidiaries (determined on a consolidated basis) to another Person other than a transaction following which (A) in the case of a merger or consolidation of Parent, securities that represented 100% of the Voting Stock of Parent immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) constitute at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction, (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the exchange notes and a Subsidiary of the transferor of such assets or (C) in the case of a merger or consolidation of WCI, the surviving entity continues to be a Wholly Owned Subsidiary of Parent and there has not occurred a Change of Control of Parent.

     Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the trustee (the "Change of Control Offer") stating:

     (1) that a Change of Control has occurred and that such holder has the right to require us to purchase such holder's exchange notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

     (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

     (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

     (4) the instructions, as determined by us, consistent with the covenant described hereunder, that a holder must follow in order to have its exchange notes purchased.

     We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.

     We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

     The Change of Control purchase feature of the exchange notes may in certain circumstances make it more difficult or discourage a sale or takeover of Parent or WCI and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between us and the Initial Purchasers. Parent has entered into an agreement with Galen Holdings plc which would result in a Change of Control. See "Prospectus Summary -- Recent Developments." Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness," "-- Limitation on Liens" and "-- Limitation on Sale/Leaseback Transactions." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the exchange notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the exchange notes protection in the event of a highly leveraged transaction.

     The Senior Credit Facilities contains, and we anticipate that future indebtedness that we may incur may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the exchange notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of exchange notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The provisions under the indenture relative to our obligation to make an offer to repurchase the exchange notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the exchange notes.

CERTAIN COVENANTS

     The indenture contains covenants including, among others, the following:

  Limitation on Indebtedness

     (a) Each of Parent and WCI will not, and will not permit any of their respective Restricted Subsidiaries to, Incur, directly or indirectly, any Indebtedness; provided, however, that Parent and WCI will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis no Default has occurred and is continuing and our Consolidated Coverage Ratio exceeds 2.0 to 1.

     (b) Notwithstanding the foregoing paragraph (a), so long as no Default has occurred and is continuing, (i) Parent and WCI will be entitled to Incur any or all of the following Indebtedness, (ii) their respective Wholly Owned Subsidiaries will be entitled to Incur any of the Indebtedness described in clause (2) below and (iii) their respective Restricted Subsidiaries (including Restricted Subsidiaries that are Wholly Owned Subsidiaries) will be entitled to Incur any of the Indebtedness described in clause (5) below and, with respect to the exchange notes or additional notes only, clause (8) below:

     (1) Indebtedness Incurred pursuant to the Senior Credit Facilities (including Guarantees); provided, however, that, after giving effect to any such Incurrence the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of: (x) $10.0 million and
         (y) the sum of (A) 60% of the book value of the inventory of Parent, WCI and their Restricted Subsidiaries plus (B) 85% of the book value of the accounts receivable of Parent, WCI and their Restricted Subsidiaries, in each case determined on a consolidated basis; less the sum of all permanent repayments theretofore made with respect to such Indebtedness pursuant to the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock;"

     (2) Indebtedness owed to and held by Parent, WCI or any of their respective Wholly Owned Subsidiaries; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to us or any of our Wholly Owned Subsidiaries) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon (and shall not be deemed to be permitted by this clause (2)) and (B) if Parent or WCI is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

     (3) the exchange notes (other than any additional notes);

     (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant) and listed on a schedule to the indenture;

     (5) Indebtedness of a domestic Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by Parent, WCI or Restricted Subsidiary (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by us) or such subsidiary was designated a Restricted Subsidiary; provided, however, that on the date of such acquisition and after giving pro forma effect thereto, we would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

     (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause
         (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

     (7) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by such Person pursuant to the indenture;

     (8) Indebtedness consisting of the guaranty of the exchange notes by a guarantor and any guarantee by a guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3), (4), (6) or (9); and

     (9) Indebtedness of Parent or WCI in an aggregate principal amount which, when taken together with all other Indebtedness of Parent or WCI, respectively, outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (7) above or paragraph
         (a)) does not exceed $20.0 million.

     (c) Notwithstanding the foregoing, none of Parent, WCI or any other Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of Parent, WCI or any other Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Guaranty to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with this covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, WCI, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) WCI will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

     (e) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness, provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (ii) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

  Limitation on Restricted Payments

     (a) Each of Parent and WCI will not, and will not permit any of their respective Restricted Subsidiaries, directly or indirectly, to make a Restricted Payment if at the time Parent, WCI or a Restricted Subsidiary makes such Restricted Payment:

     (1) a Default shall have occurred and be continuing (or would result therefrom);

     (2) Parent is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" or

     (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

        (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which financial statements have either been included in a report filed with the SEC or filed with the Trustee (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

        (B) 100% of the aggregate Net Cash Proceeds received by Parent from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of Parent and other than an issuance or sale to an employee stock ownership plan or to a trust established by Parent or any of its Subsidiaries for the benefit of their employees) and 100% of any cash contribution to the equity of Parent subsequent to the Issue Date; plus

        (C) 100% of the aggregate Net Cash Proceeds received by Parent from the issue, sale or exercise of its Capital Stock (other than Disqualified Stock) to or by an employee stock ownership plan subsequent to the Issue Date; provided, however, that if such employee stock ownership plan Incurs any Indebtedness to finance the purchase or exercise of such Capital Stock, such Net Cash Proceeds shall be included only to the extent that any such proceeds are equal to any increase in the Consolidated Net Worth resulting from principal repayments made by such employee stock ownership plan with respect to Indebtedness Incurred by it to finance the purchase or exercise of such Capital Stock; plus

        (D) the amount by which Indebtedness of Parent is reduced on Parent's balance sheet, upon the conversion or exchange (other than by a Subsidiary of Parent) subsequent to the Issue Date of any Indebtedness of Parent convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Parent (less the amount of any cash, or the fair value of any other property, distributed by Parent upon such conversion or exchange); plus

        (E) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by Parent or WCI or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment, proceeds representing the return of capital (excluding dividends and distributions), in each case received by Parent, WCI or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to Parent's or WCI's equity interest in such Subsidiary, as appropriate) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by Parent, WCI or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; plus

        (F) $1.0 million.

     (b) The preceding provisions will not prohibit:

     (1) any Restricted Payment (other than a Restricted Payment described in clause (1) of the definition of "Restricted Payment") made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of Parent (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Parent or an employee stock ownership plan or to a trust established by Parent or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash contribution to the equity of Parent; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

     (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness;" provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

     (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

     (4) any purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations upon a change of control of Parent or an asset disposition as defined in, and to the extent required by, the indenture or other agreement pursuant to which such Subordinated Obligations were issued, but only if Parent, in the case of an asset disposition that qualifies as an "Asset Disposition," has applied the Net Available Cash from such Asset Disposition in accordance with the covenant entitled "-- Limitation on Sales of Assets and Subsidiary Stock" or, in the case of a transaction that constitutes a "Change of Control," has complied with the provision described under "-- Change of Control;" or

     (5) any purchase, redemption or other acquisition or retirement for value of WCI's remaining outstanding senior subordinated discount notes due 2001.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries

     Parent and WCI will not, and will not permit any of their respective Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to Parent, WCI or a Restricted Subsidiary or pay any Indebtedness owed to Parent or WCI, (b) make any loans or advances to Parent or WCI or (c) transfer any of its property or assets to Parent or WCI, except:

     (1) any encumbrance or restriction pursuant to the indenture itself or pursuant to an agreement in effect at or entered into on the Issue Date and listed on a schedule to the indenture;

     (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by Parent or WCI (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Parent or
         WCI) and outstanding on such date;

     (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or
         (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

     (4) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

     (5) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary permitted under the indenture to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

     (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

  Limitation on Sales of Assets and Subsidiary Stock

     (a) Parent and WCI will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, consummate any Asset Disposition unless:

     (1) Parent, WCI or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

     (2) in the case of any Asset Disposition, including a license of rights,
         (i) at least 80% of the consideration thereof received by Parent, WCI or such Restricted Subsidiary is in the form of cash or cash equivalents or (ii) in the case only of license of rights, if after giving pro forma effect thereto, either (x) Parent and WCI are able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;"; or
         (y)(A) our Consolidated Coverage Ratio improves after giving effect to the transaction and (B) the aggregate book value of WCI's assets that are subject to licensing of rights made in reliance upon this clause
         (ii)(y) does not exceed 10% of Parent's consolidated total assets as of the end of the most recent fiscal quarter for which financial statements have been either included in a report filed with the SEC or filed with the trustee; and

     (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Parent, WCI or such Restricted Subsidiary, as the case may be:

        (A) first, to the extent Parent or WCI elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to Parent, WCI or any other Affiliate of Parent or
            WCI) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

        (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent Parent or WCI elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

        (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness designated by Parent or WCI) to purchase Notes (and such other Senior Indebtedness) pursuant to and subject to the conditions contained in the indenture;

     provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, Parent, WCI or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Notwithstanding the foregoing provisions of this covenant, Parent, WCI and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceeds $5.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

     (1) the assumption of Indebtedness of Parent, WCI or any Restricted Subsidiary and the release of Parent, WCI or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

     (2) securities received by Parent, WCI or any Restricted Subsidiary from the transferee that are promptly converted by Parent, WCI or such Restricted Subsidiary into cash.

     To the extent that any or all of the Net Available Cash of any Foreign Asset Sale is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Available Cash so affected shall not be required to be applied at the time provided above, but may be retained by the applicable Restricted Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (Parent or WCI will, subject to the following paragraph, promptly take or cause the applicable Restricted Subsidiary to promptly take all actions within their respective control by the applicable local law to permit such repatriation). Once such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, such repatriation shall be immediately effected and such repatriated Net Available Cash will be applied in the manner set forth in this covenant as if such Asset Disposition had occurred on the date of such repatriation.

     To the extent that the Board of Directors determines, in good faith, that repatriation of any or all of the Net Available Cash of any Foreign Asset Sale would have an adverse tax or other consequence to Parent or WCI, the Net Available Cash so affected may be retained outside of the United States for so long as such adverse tax or other consequence would continue. Such determination shall be reevaluated by the Board of Directors on an annual basis.

     (b) In the event of an Asset Disposition that requires the purchase of the exchange notes (and other Senior Indebtedness) pursuant to clause (a)(3)(C) above, WCI will purchase exchange notes tendered pursuant to an offer by WCI for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, WCI will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. WCI will not be required to make such an offer to purchase Notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $5.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) WCI will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, WCI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause by virtue thereof.

  Limitation on Affiliate Transactions

     (a) Each of Parent and WCI will not, and will not permit any of their respective Restricted Subsidiaries to, enter into or permit to exist any transaction, or series of related transactions, involving aggregate consideration in excess of $25,000 (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service), with, or for the benefit of, any Affiliate of Parent or WCI (an "Affiliate Transaction") unless:

     (1) the terms of the Affiliate Transaction are no less favorable to Parent, WCI or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

     (2) if such Affiliate Transaction involves an amount in excess of $1.0 million, (A) the terms of the Affiliate Transaction are set forth in writing and (B) a majority of the disinterested directors of Parent have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

     (3) if such Affiliate Transaction involves an amount in excess of $5.0 million, has been determined by an investment banking firm of national prominence to be fair, from a financial standpoint, to Parent, WCI and their Restricted Subsidiaries.

     (b) The provisions of the preceding paragraph (a) will not prohibit:

     (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "-- Limitation on Restricted Payments" or any payment deemed to not be a Restricted Payment due to the proviso in subsection
         (1) of the definition thereof;

     (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

     (3) loans or advances to employees in the ordinary course of business of Parent, WCI or their Restricted Subsidiaries, but in any event not to exceed $2.5 million in the aggregate outstanding at any one time;

     (4) the payment of reasonable fees and compensation to and indemnity provided on behalf of directors of Parent, WCI and their Restricted Subsidiaries;

     (5) any Affiliate Transaction between Parent or WCI and their respective Wholly Owned Subsidiaries or between Wholly Owned Subsidiaries of either Parent or WCI;

     (6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of Parent; and

     (7) any agreement as in effect on the Issue Date and described in the prospectus (so long as such renewals or extensions are not materially less favorable to Parent, WCI or the Restricted Subsidiaries) and the transactions evidenced thereby.

  Limitation on the Sale or Issuance of Capital Stock of WCI and Restricted Subsidiaries

     Neither Parent nor WCI shall sell or otherwise dispose of any Capital Stock of any of their respective Restricted Subsidiaries or, in the case of Parent, WCI, and shall not permit any Restricted Subsidiary or, in the case of Parent, WCI, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except:

     (1) to Parent, WCI or a Wholly Owned Subsidiary of Parent or WCI;

     (2) directors' qualifying shares;

     (3) if, immediately after giving effect to the issuance, sale or other disposition, none of Parent, WCI or any of their Subsidiaries owns any Capital Stock of the Restricted Subsidiary; or

     (4) if, immediately after giving effect to the issuance, sale or other disposition, the Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in the Person remaining after giving effect to the issuance, sale or other disposition would have been permitted to be made under the covenant described under "--Limitation on Restricted Payments" if made on the date of the issuance, sale or other disposition.

     In addition, WCI shall not, directly or indirectly, issue or sell or otherwise dispose of any of its Capital Stock to any Person other than Parent.

  Limitation on Liens

     Each of Parent and WCI will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, Incur or permit to exist any Lien (the "Initial Lien") of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the exchange notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

     Any Lien created for the benefit of the holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

  Limitation on Sale/Leaseback Transactions

     Each of Parent and WCI will not, and will not permit any of their respective Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction with respect to any property unless:

     (1) Parent, WCI or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "-- Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the exchange notes pursuant to the covenant described under "-- Limitation on Liens;"

     (2) the net proceeds received by Parent, WCI or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property; and

     (3) Parent or WCI, as the case may be, applies the proceeds of such transaction in compliance with the covenant described under "-- Limitation on Sale of Assets and Subsidiary Stock."

  Merger and Consolidation

     Neither Parent nor WCI will consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

     (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia or, in the case of such a transaction involving Parent, the laws of the

         Republic of Ireland or another country that is a member of the European Union, Japan or Canada and the Successor Company (if not Parent or WCI) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of Parent or WCI, as the case may be, under the exchange notes and the indenture;

     (2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

     (3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;"

     (4) immediately after giving pro forma effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of Parent or WCI immediately prior to such transaction;

     (5) Parent or WCI shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture;

     (6) Parent or WCI shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred; and

     (7) solely in the case of a transaction involving Parent where the Successor Company is a person organized and existing under the laws of any country other than the United States of America or the Republic of Ireland, Parent shall have delivered to the trustee an Opinion of Counsel stating that after giving effect to such transaction, the Parent's Guaranty or a comparable substitute guaranty will continue to be enforceable against the Successor Company in accordance with its terms;

provided, however, that clauses (3) and (4) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to either Parent or WCI or (B) Parent or WCI merging with one of its Affiliates solely for the purpose and with the sole effect of reincorporating Parent or WCI in another jurisdiction.

     The Successor Company will be the successor to Parent or WCI and shall succeed to, and be substituted for, and may exercise every right and power of, Parent or WCI, as the case may be, under the indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the exchange notes.

     Neither Parent nor WCI will permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

     (1) except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person, other than to Parent, WCI or an Affiliate of Parent or WCI, whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith Parent or WCI provides an Officers' Certificate to the trustee to the effect that Parent or WCI will comply with its obligations under the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a guaranty agreement, in a form satisfactory to the trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

     (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

     (3) Parent or WCI delivers to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the indenture.

BUSINESS ACTIVITIES

     Parent and WCI will not, and will not permit any of their respective Restricted Subsidiaries to, engage in any business other than Related Business.

PAYMENTS FOR CONSENT

     Parent and WCI will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of exchange notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the exchange notes unless such consideration is offered to be paid and is paid to all holders of the exchange notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

FUTURE GUARANTORS

     Parent and WCI will cause each domestic Restricted Subsidiary created or acquired after the Issue Date to execute and deliver to the trustee a guaranty agreement pursuant to which such Restricted Subsidiary will guarantee payment of the exchange notes on the same terms and conditions as those set forth in the indenture.

     In addition, Parent and WCI will cause each existing non-guarantor Subsidiary and each foreign Subsidiary created or acquired after the Issue Date which has guaranteed or which guarantees any Indebtedness of Parent or WCI to execute and deliver to the Trustee a Guaranty Agreement pursuant to which such non-guarantor or foreign Subsidiary will guarantee payment of Parent's obligations under the guaranty and WCI's obligations under the exchange notes on a senior basis and, with respect to all terms other than ranking, on the same terms and conditions as those set forth in the guarantee of such other Indebtedness of Parent or WCI given by such non-guarantor or foreign Subsidiary.

SEC REPORTS

     Regardless of whether Parent or WCI is at any time subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, we will file with the SEC (to the extent the SEC will accept the same for filing) and provide to the trustee and noteholders at the times specified for the filing of such information, documents and reports under such Sections with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections. In addition, so long as any of the exchange notes are outstanding, Parent and WCI will make available to any prospective purchaser of exchange notes or beneficial owner thereof (upon written request to Parent or WCI) in connection with any sales thereof the information required by Rule 144A(d)(4) under the Securities Act.

DEFAULTS

     Each of the following is an Event of Default:

     (1) a default in the payment of interest on the exchange notes when due, continued for 30 days;

     (2) a default in the payment of principal of any exchange note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration or otherwise;

     (3) the failure by Parent or WCI to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above;

     (4) the failure by Parent or WCI to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness,"
         "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "-- Limitation on Affiliate Transactions," "-- Limitation on the Sale or Issuance of Capital Stock of WCI and Restricted Subsidiaries," "-- Limitation on Liens," "-- Limitation on Sale/Leaseback Transactions," "-- Future Guarantors" or "-- SEC Reports;"

     (5) the failure by Parent, WCI or a Guarantor to comply for 60 days after notice with its other agreements contained in the indenture;

     (6) Indebtedness of Parent, WCI, any guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million (the "cross acceleration provision");

     (7) certain events of bankruptcy, insolvency or reorganization of Parent, WCI, any Guarantor or any Significant Subsidiary (the "bankruptcy provisions");

     (8) any judgment or decree for the payment of money in excess of $5.0 million is entered against Parent, WCI, any guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision"); or

     (9) a Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or a Guarantor denies or disaffirms its obligations under its guaranty.

However, a default under clauses (4), (5) and (8) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding exchange notes notify Parent or WCI, as the case may be, of the default and Parent or WCI does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding exchange notes may declare the principal of and accrued but unpaid interest on all the exchange notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Parent or WCI occurs and is continuing, the principal of and interest on all the exchange notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the exchange notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding exchange notes may rescind any such acceleration with respect to the exchange notes and its consequences.

     Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the exchange notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a exchange note may pursue any remedy with respect to the indenture or the exchange notes unless:

     (1) such holder has previously given the trustee notice that an Event of Default is continuing;

     (2) holders of at least 25% in principal amount of the outstanding exchange notes have requested the trustee to pursue the remedy;

     (3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

     (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

     (5) holders of a majority in principal amount of the outstanding exchange notes have not given the trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding exchange notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a exchange note or that would involve the trustee in personal liability.

     If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the exchange notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any exchange note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the exchange notes. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the exchange notes then outstanding (including consents obtained in connection with a tender offer or exchange for the exchange notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the exchange notes then outstanding. However, without the consent of each holder of an outstanding exchange note affected thereby, an amendment may not, among other things:

     (1) reduce the amount of exchange notes whose holders must consent to an amendment;

     (2) reduce the rate of or extend the time for payment of interest on any exchange note;

     (3) reduce the principal of or extend the Stated Maturity of any exchange note;

     (4) reduce the amount payable upon the redemption of any exchange note or change the time at which any exchange note may be redeemed as described under "-- Optional Redemption" above;

     (5) make any Note payable in money other than that stated in the exchange note;

     (6) impair the right of any holder of the exchange notes to receive payment of principal of and interest on such holder's exchange notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's exchange notes;

     (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

     (8) make any change in the ranking or priority of any exchange note that would adversely affect the noteholders; or

     (9) make any change in any guaranty that would adversely affect the noteholders.

     Notwithstanding the preceding, without the consent of any holder of the exchange notes, Parent, WCI, the guarantors and trustee may amend the indenture:

     (1) to cure any ambiguity, omission, defect or inconsistency;

     (2) to provide for the assumption by a successor corporation of the obligations of Parent, WCI or the trustee under the indenture;

     (3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

     (4) to add guarantees with respect to the exchange notes or to secure the exchange notes;

     (5) to add to the covenants of Parent, WCI or a guarantor for the benefit of the holders of the exchange notes or to surrender any right or power conferred upon Parent, WCI or a guarantor;

     (6) to make any change that in no manner whatsoever adversely affects the rights of any holder of the exchange notes; or

     (7) to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

     The consent of the holders of the exchange notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, we are required to mail to holders of the exchange notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the exchange notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The exchange notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     At any time, we may terminate all our obligations under the exchange notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the exchange notes, to replace mutilated, destroyed, lost or stolen exchange notes and to maintain a registrar and paying agent in respect of the exchange notes.

     In addition, at any time we may terminate our obligations under "-- Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under

"-- Defaults" above and the limitations contained in clauses (3) and (4) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "-- Defaults" above or because of the failure of Parent or WCI to comply with clause (3) or (4) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, each guarantor will be released from all of its obligations with respect to its guaranty.

     In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

     The Bank of New York is to be the trustee under the indenture. We have appointed The Bank of New York as registrar and paying agent with regard to the exchange notes.

     The indenture contains certain limitations on the rights of the trustee, should it become a creditor of Parent or WCI, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of exchange notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of WCI or any guarantor will have any liability for any obligations of WCI or any guarantor under the exchange notes, any Guaranty or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the exchange notes by accepting an exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

GOVERNING LAW

     The indenture and the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

DEFINITIONS

     "Additional Assets" means:

     (1) any property, plant or equipment used in a Related Business;

     (2) any Product Line;

     (3) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Parent, WCI or another Restricted Subsidiary; or

     (4) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clauses (3) or (4) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means:

     (1) any other Person, directly or indirectly, controlling or controlled by; or

     (2) under direct or indirect common control with such specified Person.

For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Affiliate Transactions" and "-- Certain
Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of WCI or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, license of rights, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Parent, WCI or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

     (1) any shares of Capital Stock of a Restricted Subsidiary, other than directors' qualifying shares or shares required by applicable law to be held by a Person other than Parent, WCI or a Restricted Subsidiary;

     (2) all or substantially all the assets of any division or line of business of Parent, WCI or any Restricted Subsidiary; or

     (3) any other assets of Parent or any Restricted Subsidiary outside of the ordinary course of business of Parent, WCI or such Restricted Subsidiary.

The following shall not be an Asset Disposition for the purposes of clauses (1),
(2) and (3) above:

     (A) a disposition by Parent or a Restricted Subsidiary to WCI or by WCI or Parent or a Restricted Subsidiary to a Wholly Owned Subsidiary;

     (B) for purposes of the covenant described under "-- Certain
         Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," any payment permitted and made pursuant to the proviso of clause (1) of the definition of Restricted Payment or a Permitted Investment;

     (C) a disposition of assets or a licensing of rights relating to assets with a fair market value of less than $250,000;

     (D) for purposes of the covenant described under "-- Certain
         Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition by Parent, WCI or a Restricted Subsidiary of a Product Line in consideration for the acquisition by Parent, WCI or a Restricted Subsidiary of another Product Line; provided, however, that, if the Product Line so disposed had revenues for the four consecutive fiscal quarters for which financial statements of Parent have been either included in a report filed with the SEC or filed with the trustee immediately preceding such disposition in excess of $2.5 million, (x) such disposition has been determined by a nationally recognized investment banking firm to be fair, from a financial viewpoint, to Parent, WCI and their Restricted Subsidiaries and (y) on the date of such disposition and after giving effect thereto and to the related acquisition, Parent and WCI would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under the caption "-- Certain
         Covenants -- Limitation on Indebtedness;"

     (E) any disposition that constitutes a Change of Control or any disposition permitted by the covenant described under "-- Merger or Consolidation;"

     (F) disposals or replacements of obsolete, uneconomical, negligible, worn out or surplus property; and

     (G) the license of the rights to the Estrace(R) brand name to Bristol-Meyers Squibb pursuant to the terms of the license agreement to be entered into between Bristol-Meyers Squibb and WCI in connection with the BMS acquisition described elsewhere in this prospectus.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value, discounted at the interest rate borne by the Notes, compounded annually, of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction, including any period for which such lease has been extended.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

     (1) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

     (2) the sum of all such payments.

     "Bank Indebtedness" means all obligations pursuant to the Senior Credit Facilities.

     "Board of Directors" means the Board of Directors of Parent or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day on which commercial banks in the State of New York are open for business other than any day on which such banks are authorized or required by law to close.

     "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements have been either included in a report filed with the SEC or filed with the trustee to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

     (1) if Parent, WCI or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

     (2) if Parent, WCI or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged, in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced, on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Parent, WCI or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

     (3) if since the beginning of such period Parent, WCI or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA, if positive, directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Parent, WCI or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Parent, WCI and their continuing Restricted Subsidiaries in connection with such Asset Disposition for such period, or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Parent, WCI and their continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale;

     (4) if since the beginning of such period Parent, WCI or any Restricted Subsidiary, by merger or otherwise, shall have made an Investment in any Restricted Subsidiary, or any person which becomes a Restricted Subsidiary, or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto including the Incurrence of any Indebtedness, as if such Investment or acquisition occurred on the first day of such period; and

     (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Parent, WCI or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or
         (4) above if made by Parent, WCI or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest

         Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition or disposition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Parent or WCI. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months.

     "Consolidated Interest Expense" means, for any period, the total interest expense of Parent and its consolidated Restricted Subsidiaries, including WCI, plus, to the extent not included in such total interest expense, and to the extent incurred by Parent, WCI or their Restricted Subsidiaries, without duplication:

      (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

      (2) amortization of debt discount and, subject to the proviso at the end of this definition, amortization of debt issuance cost;

      (3) capitalized interest;

      (4) non-cash interest expenses;

      (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

      (6) net costs attributable to Hedging Obligations;

      (7) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than Parent, WCI or a Wholly Owned Subsidiary of Parent or WCI, other than dividends payable solely in Capital Stock, other than Disqualified Stock, of the issuer of such Preferred Stock;

      (8) interest incurred in connection with Investments in discontinued operations;

      (9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by, or secured by the assets of, Parent, WCI or any Restricted Subsidiary; and

     (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person, other than Parent or WCI, in connection with Indebtedness Incurred by such plan or trust;

excluding, however, to the extent otherwise included, any expense or amortization relating to stock options or stock appreciation rights; and provided, however, that with respect to amortization of debt issuance cost, the only amount to be included in Consolidated Interest Expense is the amount, if any, of such amortization that exceeds 5% of Consolidated Interest Expense for the applicable period, excluding amortization of debt issuance cost.

     "Consolidated Net Income" means, for any period, the net income of Parent and its consolidated Subsidiaries, including WCI; provided, however, that there shall not be included in such Consolidated Net Income:

     (1) any net income of any Person, other than Parent or WCI, if such Person is not a Restricted Subsidiary, except that:

        (A) subject to the exclusion contained in clause (4) below, Parent's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Parent, WCI or a Restricted Subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below; and

        (B) Parent's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

     (2) any net income, or loss, of any Person acquired by Parent or a Subsidiary thereof in a pooling of interests transaction for any period prior to the date of such acquisition;

     (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Parent or WCI, except that:

        (A) subject to the exclusion contained in clause (4) below, Parent's or WCI's equity, as the case may be, in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Parent, WCI or another Restricted Subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause; and

        (B) Parent's or WCI's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

     (4) any gain, but not loss, realized upon the sale or other disposition of any assets of Parent, its consolidated Subsidiaries, including WCI, or any other Person, including pursuant to any Sale/ Leaseback Transaction, which is not sold or otherwise disposed of in the ordinary course of business and any gain, but not loss, realized upon the sale or other disposition of any Capital Stock of any Person;

     (5) extraordinary gains or losses; and

     (6) the cumulative effect of a change in accounting principles;

Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of the Investments or return of capital to Parent, WCI or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of Parent and its consolidated Subsidiaries, including WCI, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of Parent for which financial statements have been either included in a report filed with the SEC or filed with the Trustee, as the sum of:

     (1) the par or stated value of all outstanding Capital Stock of Parent plus

     (2) paid-in capital or capital surplus relating to such Capital Stock plus

     (3) any retained earnings or earned surplus

less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder, or upon the happening of any event:

     (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

     (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

     (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset disposition" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

     (1) the "asset disposition" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Certain Covenants -- Change of Control;" and

     (2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

     "EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

     (1) all income tax expense of Parent, WCI and their consolidated Restricted Subsidiaries;

     (2) Consolidated Interest Expense;

     (3) depreciation and amortization expense of Parent, WCI and their consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period); and

     (4) all other non-cash charges of Parent, WCI and their consolidated Restricted Subsidiaries (excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent, and in the same proportion, that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to WCI by such Restricted Subsidiary without prior approval, that has not been obtained, pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Notes" means the debt securities of WCI issued pursuant to the indenture in exchange for, and in an aggregate principal amount at maturity equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

     "Foreign Asset Sale" means an Asset Disposition in respect of the Capital Stock or assets of a Foreign Subsidiary or a Restricted Subsidiary of the type described in Section 936 of the Code to the extent that the proceeds of such Asset Disposition are received by a Person subject in respect of such proceeds to the tax laws of a jurisdiction other than the United States or any State thereof or the District of Columbia.

     "Foreign Subsidiary" means a Restricted Subsidiary that is incorporated in a jurisdiction, or derives more than 80% of its sales or net income from, or has more than 80% of its assets located in, territories and jurisdictions, other than the United States or a State thereof or the District of Columbia.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

     (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

     (2) statements and pronouncements of the Financial Accounting Standards Board;

     (3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

     (4) the rules and regulations of the SEC governing the inclusion of financial statements, including pro forma financial statements, in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

     (1) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness of such Person, whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise; or

     (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part;

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guarantor" means Warner Chilcott Public Limited Company, a corporation organized under the laws of the Republic of Ireland, and its successors and any current or future domestic Subsidiaries which enter into a Guaranty Agreement.

     "Guaranty" means the Guarantee by Parent of WCI's obligations with respect to the exchange notes or any other Guarantee made with respect to the exchange notes.

     "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the trustee, pursuant to which a Guarantor guarantees WCI's obligations with respect to the exchange notes on the terms provided for in the indenture.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Any amendment, modification or waiver of any provision of any document pursuant to which Indebtedness was previously Incurred shall not be deemed to be an

Incurrence of Indebtedness as long as such amendment, modification or waiver does not (A) increase the principal or premium thereof or interest rate thereon,
(B) change to an earlier date the Stated Maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness may or shall be redeemed, (C) if such Indebtedness is contractually subordinated in right of payment to the Notes, modify or affect, in any manner adverse to the Holders, such subordination, (D) if WCI is the obligor thereon, provide that a Restricted Subsidiary shall be an obligor or
(E) violate, or cause the Indebtedness to violate, the provisions of the covenants entitled "-- Limitation on Restrictions on Distributions from Subsidiaries" and "-- Limitation on Liens." Neither the accrual of interest (whether or not such interest is payable in cash) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination, without duplication:

     (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by exchange notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

     (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

     (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

     (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, other than obligations with respect to letters of credit securing obligations other than obligations described in clauses (1) through (3) above, entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

     (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the indenture, but excluding, in each case, any accrued dividends;

     (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

     (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person, whether or not such obligation is assumed by such Person, the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

     (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan, other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender, or other extensions of credit, including by way of Guarantee or similar arrangement, or capital contribution to, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

     For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments:"

     (1) "Investment" shall include the portion, proportionate to Parent's or WCI's equity interest in such Subsidiary, of the fair market value of the net assets of any Subsidiary of Parent or WCI at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Parent or WCI shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount, if positive, equal to (A) Parent's or WCI's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion, proportionate to Parent's or WCI's equity interest in such Subsidiary, of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

     (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means the date on which the exchange notes are originally issued.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement or lease in the nature thereof.

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form, in each case net of:

     (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

     (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

     (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

     (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Parent, WCI or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Obligations" means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

     "Permitted Investment" means an Investment by Parent, WCI or any Restricted Subsidiary in:

      (1) Parent, WCI, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of any such Restricted Subsidiary is a Related Business;

      (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Parent, WCI or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

      (3) cash and Temporary Cash Investments;

      (4) receivables owing to Parent, WCI or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Parent, WCI or any such Restricted Subsidiary deems reasonable under the circumstances;

      (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

      (6) loans or advances to employees made in the ordinary course of business of Parent, WCI or such Restricted Subsidiary;

      (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Parent, WCI or any Restricted Subsidiary or in satisfaction of judgments;

      (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock;"

      (9) Investments existing on the Issue Date as listed in a schedule to the indenture;

     (10) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

     (11) Investments the payment for which consists solely of Capital Stock of Parent; and

     (12) Other Investments that do not exceed in the aggregate $5.0 million.

     "Permitted Liens" means, with respect to any Person:

      (1) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts, other than for the payment of Indebtedness, or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

      (2) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Parent or WCI in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by Parent or WCI or any Restricted Subsidiary to provide collateral to the depository institution;

      (3) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings;

      (4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

      (5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

      (6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant, equipment or other assets of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred, other than assets and property affixed or appurtenant thereto, and the Indebtedness, other than any interest thereon, secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

      (7) Liens to secure Indebtedness Incurred pursuant to the Senior Credit Facilities; provided, however, that the Liens may not extend to any property other than the property covered by such Liens on the Issue Date and other similar assets acquired in the ordinary course of business, but may not extend to the assets acquired from BMS in the BMS acquisition;

      (8) Liens existing on the Issue Date and listed on a schedule to the indenture;

      (9) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries, other than assets and property affixed or appurtenant thereto;

     (10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries, other than assets and property affixed or appurtenant thereto;

     (11) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligations; and

     (12) Liens to secure any Refinancing, or successive Refinancings, as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) or (10); provided, however, that:

        (A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien, plus improvements and accessions to, such property or proceeds or distributions thereof; and

        (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sale of Assets and Subsidiary Stock." For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "Principal" of an exchange note means the principal of the exchange note plus the premium, if any, payable on the exchange note which is due or overdue or is to become due at the relevant time.

     "Product Line" means any pharmaceutical product or product line.

     "Public Equity Offering" means an underwritten primary public offering of common stock of Parent pursuant to an effective registration statement under the Securities Act.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of Parent, WCI or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

     (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

     (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

     (3) such Refinancing Indebtedness has an aggregate principal amount, or if Incurred with original issue discount, an aggregate issue price, that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of Parent or WCI or
(B) Indebtedness of Parent, WCI or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business in which Parent or WCI was engaged on the Issue Date and any business related, ancillary or complementary to any business of Parent or WCI in which Parent or WCI was engaged on the Issue Date.

     "Restricted Payment" with respect to any Person means:

     (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock, including any payment in connection with any merger or consolidation involving such Person or similar payment to the direct or indirect holders of its Capital Stock, other than dividends or distributions payable solely in its Capital Stock, other than Disqualified Stock, and dividends or distributions payable solely to Parent, WCI or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders, or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation; provided, however, that any such declaration or payment to Parent, WCI or to any Restricted Subsidiary shall not be a Restricted Payment; and provided, further, that any such declaration or payment by WCI to Parent shall be made in the form of a loan from WCI to Parent meeting the requirements of clause (b)(2) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness;"

     (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Parent held by any Person or of any Capital Stock of WCI or any Restricted Subsidiary held by any Person (other than Parent or any Wholly Owned Subsidiary of Parent, including WCI), including the exercise of any option to exchange any Capital Stock, other than into Capital Stock of Parent that is not Disqualified Stock;

     (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

     (4) the making of any Investment, other than a Permitted Investment, in any Person.

     "Restricted Subsidiary" means any Subsidiary of Parent or WCI that is not an Unrestricted Subsidiary and, in the case of Parent, includes WCI, Warner Chilcott (Bermuda) Limited and Warner Chilcott Laboratories Ireland Limited.

     "Sale/Leaseback Transaction" means an arrangement relating to property owned by Parent, WCI or a Restricted Subsidiary on the Issue Date or thereafter acquired by Parent, WCI or a Restricted Subsidiary whereby Parent, WCI or a Restricted Subsidiary transfers such property to a Person and Parent, WCI or a Restricted Subsidiary leases it from such Person.

     "SEC" means the U.S. Securities and Exchange Commission.

     "Senior Credit Facilities" means (i) the Credit Agreement by and among WCI, the lenders referred to therein and PNC National Bank, National Association, as Agent for the lenders, together with the related documents thereto, including the term loans and revolving loans thereunder, any guarantees and security documents, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time and (ii) any agreement, and related document, governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

     "Senior Indebtedness" of a Person means:

     (1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

     (2) accrued and unpaid interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person to the extent post-filing interest is allowed in such proceeding, in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the exchange notes, in the case of WCI, or to such Person's guaranty, in the case of a guarantor; provided, however, that Senior Indebtedness shall not include:

     (1) any obligation of such Person to any Subsidiary;

     (2) any liability for federal, state, local or other taxes owed or owing by such Person;

     (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business, including guarantees thereof or instruments evidencing such liabilities;

     (4) any Indebtedness of such Person, and any accrued and unpaid interest in respect thereof, which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person; or

     (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the indenture.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Parent or WCI, as applicable, within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred.

     "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred, which is subordinate or junior in right of payment to the exchange notes, in the case of WCI, or to such Person's guaranty, in the case of a guarantor, as the case may be, pursuant to a written agreement to that effect.

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

     (1) such Person;

     (2) such Person and one or more Subsidiaries of such Person; or

     (3) one or more Subsidiaries of such Person.

     "Tax" means any tax, duty, levy, impost, assessment or other governmental charge, including penalties, interest and any other liabilities related thereto.

     "Taxing Authority" means any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

     "Temporary Cash Investments" means any of the following:

     (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

     (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000, or the foreign currency equivalent thereof, and has outstanding debt which is rated "A", or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act, or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause
         (2) above;

     (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation, other than an Affiliate of Parent or WCI, organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1", or higher, according to Moody's Investors Service, Inc. or "A-1", or higher, according to Standard and Poor's Ratings Group; and

     (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

     "Unrestricted Subsidiary" means:

     (1) any Subsidiary of Parent, other than WCI, or WCI that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

     (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of Parent, other than WCI, or WCI, including any newly acquired or newly formed Subsidiary, to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Parent, WCI or any other Subsidiary of Parent or WCI that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments."

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) Parent or WCI could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. Any Subsidiary may be, or may be designated as, an Unrestricted Subsidiary, or not so designated, for purposes of the indenture without regard to whether such Subsidiary is, or is so designated, or not so designated, for purposes of any other agreement relating to Indebtedness of Parent or WCI or any of their Subsidiaries. Covenants applicable solely to Parent, WCI and Restricted Subsidiaries and to indirect actions taken by such Persons shall not apply to, and shall not apply to actions taken by, Unrestricted Subsidiaries.

     "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

     Except as described under "Certain Covenants -- Limitation on Indebtedness", whenever it is necessary to determine whether WCI has complied with any covenant in the indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

     "U.S. Government Obligations" means direct obligations, or certificates representing an ownership interest in such obligations, of the United States of America, including any agency or instrumentality thereof, for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests, including partnership interests, of such Person then outstanding and normally entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which, other than directors' qualifying shares, is owned by Parent or WCI or one or more Wholly Owned Subsidiaries.

                    DESCRIPTION OF WORKING CAPITAL FACILITY


     WCI is currently the borrower under a revolving credit facility and security agreement with PNC Business Credit. The facility consists of a revolving credit facility providing for borrowings of up to $10.0 million, subject to a borrowing base determined with reference to WCI's inventory, accounts receivables and other current assets. The facility expires in February 2002.



     The working capital facility is collateralized by certain assets of WCI, including cash balances, accounts receivable, inventory, fixed assets and certain intangible assets. The intangible assets associated with the Estrace(R) and Ovcon(R) brands are pledged as collateral under the working capital facility. Availability under the credit facility is based upon the balances of qualified collateral; primarily accounts receivable, inventory and certain cash balances. Under the credit agreement, WCI is required to maintain a minimum balance of shareholders' equity. At September 30, 2000, we were in compliance with the covenants of the working capital facility. The working capital facility is guaranteed by WC plc.


     Interest on outstanding borrowings accrues at either PNC's Base Rate or LIBOR plus one and three-quarter percent. In addition, we pay a commitment fee equal to three-eights of one percent on the unused portion of the facility.

                                 EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

     Upon the terms and subject to the conditions in this prospectus and in the letter of transmittal, we will accept any and all notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their notes pursuant to the exchange offer. However, notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange notes are the same as the form and terms of the notes except that:

          (1) the exchange notes have been registered under the Securities Act of 1933 and hence will not bear legends restricting their transfer thereof; and

          (2) the holders of the exchange notes will not be entitled to rights under the registration rights agreement. These rights include the provisions for an increase in the interest rate on the notes in some circumstances relating to the timing of the exchange offer. All of these rights will terminate when the exchange offer is terminated. The exchange notes will evidence the same debt as the notes. Holders of exchange notes will be entitled to the benefits of the indenture.


     As of the date of this prospectus, $159.7 million aggregate principal amount of old notes was outstanding. We have fixed the close of business on
       , 2001 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.


     We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

     We shall be deemed to have accepted validly tendered notes when, as and if we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from the issuers.

     If any tendered notes are not accepted for exchange because of an invalid tender, the occurrence of other events in this prospectus or otherwise, we will return the certificates for any unaccepted notes, at our expense, to the tendering holder as promptly as practicable after the expiration date.

     Holders who tender notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of notes. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer as described under the subheading "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "expiration date" shall mean 5:00 p.m., New York City time, on
       , 2001, unless we extend the exchange offer. In that case, the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. Notwithstanding the foregoing, we will not extend the
expiration date beyond        , 2001.


     In order to extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

          (1) notify the exchange agent of any extension by oral or written notice and

          (2) mail to the registered holders an announcement of any extension.

     We reserve the right, in our sole discretion,

          (1) if any of the conditions below under the heading "Conditions" shall not have been satisfied,

             (A) to delay accepting any notes,

             (B) to extend the exchange offer or

             (C) to terminate the exchange offer, or

          (2) to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of delay to the registered holders. We will give oral or written notice of any delay, extension or termination to the exchange agent.

INTEREST ON THE EXCHANGE NOTES


     The exchange notes will bear interest from their date of issuance. Holders of old notes that are accepted for exchange will receive, in cash, accrued interest on the exchange notes to, but not including, the date of issuance of the exchange notes. Interest on the old notes accepted for exchange will cease to accrue upon issuance of the exchange notes.



     Interest on the exchange notes is payable semi-annually on each February 15 and August 15, commencing on August 15, 2001.


PROCEDURES FOR TENDERING OLD NOTES

     Only a holder of notes may tender notes in the exchange offer. To tender in the exchange offer, a holder must

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal,

     - have the signatures guaranteed if required by the letter of transmittal, and

     - mail or otherwise deliver the letter of transmittal or such facsimile, together with the notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

To tender notes effectively, the holder must complete the letter of transmittal and other required documents and the exchange agent must receive all the documents prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the notes may be made by book-entry transfer in accordance with the procedures described below. The exchange agent must receive confirmation of book-entry transfer prior to the expiration date.

     The tender by a holder and the acceptance of the tender by us will constitute agreement between the holder and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should promptly instruct the registered holder to tender on the beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the letter of transmittal.

     An institution that is a member firm of the Medallion system must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the notes are tendered:

          (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

          (2) for the account of member firm of the Medallion system.

     If the letter of transmittal is signed by a person other than the registered holder of any notes listed in that letter of transmittal, the notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the notes. An institution that is a member firm of the Medallion System must guarantee the signature.

     Trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity should indicate their capacities when signing the letter of transmittal or any notes or bond powers. Evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of notes. To do so, the financial institution should cause the book-entry transfer facility to transfer the notes into the exchange agent's account with respect to the notes following the book-entry transfer facility's procedures for transfer. Delivery of the notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility. However, the holder must transmit and the exchange agent must receive or confirm an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

     The Depositary and The Depository Trust Company have confirmed that the exchange offer is eligible for The Depository Trust Company Automated Tender Offer Program. Accordingly, The Depository Trust Company participants may electronically transmit their acceptance of the exchange offer by causing The Depository Trust Company to transfer notes to the depositary in accordance with The Depository Trust Company's Automated Tender Offer Program procedures for transfer. The Depository Trust Company will then send an "agent's message" to the Depositary.

     The term "agent's message" means a message transmitted by The Depository Trust Company, received by the Depositary and forming part of the confirmation of a book-entry transfer, which states that

          (1) The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering notes subject of the book-entry confirmation,

          (2) the participant has received and agrees to be bound by the terms of the letter of transmittal and

          (3) we may enforce such agreement against such participant.

In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by The Depository Trust Company and received by the Depositary, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

     Notwithstanding the foregoing, in order to validly tender in the exchange offer with respect to securities transferred through the Automated Tender Offer Program, a The Depository Trust Company participant using Automated Tender Offer Program must also properly complete and duly execute the applicable letter of transmittal and deliver it to the Depositary.

     By the authority granted by The Depository Trust Company, any The Depository Trust Company participant which has notes credited to The Depository Trust Company account at any time (and held of record by The Depository Trust Company's nominee) may directly provide a tender as though it were the registered holder by completing, executing and delivering the applicable letter of transmittal to the Depositary. Delivery of documents to The Depository Trust Company does not constitute delivery to the Depositary.

     All questions as to the

     - validity,

     - form,

     - eligibility (including time of receipt),

     - acceptance of tendered notes and

     - withdrawal of tendered notes

will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all notes not properly tendered. We reserve the absolute right to reject any notes which would be unlawful if accepted, in the opinion of our counsel. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within such time as we shall determine. We intend to notify holders of defects or irregularities with respect to tenders of notes. However, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their notes and:

          (1) whose notes are not immediately available;

          (2) who cannot deliver their notes, the letter of transmittal or any other required documents to the exchange agent; or

          (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date may effect a tender if:

          (1) they tender through an institution that is a member firm of the Medallion system;

          (2) prior to the expiration date, the exchange agent receives from an institution that is a member firm of the Medallion system a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such notes and the principal amount of notes tendered, stating that the tender is being made and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the certificate(s) representing the notes (or a confirmation of book-entry transfer of such notes into the exchange agent's account at the book-entry transfer facility), and any other documents required by the letter of transmittal will be deposited by the firm with the exchange agent; and

          (3) the exchange agent receives

             (A) such properly completed and executed letter of transmittal (of facsimile thereof),

             (B) the certificate(s) representing all tendered notes in proper form for transfer (or a confirmation of book-entry transfer of such notes into the exchange agent's account at the book-entry transfer facility), and

             (C) all other documents required by the letter of transmittal upon five New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, we will send a notice of guaranteed delivery to holders who wish to tender their notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders may withdraw tenders of notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of notes in the exchange offer, the exchange agent must receive a telegram, telex, letter or facsimile transmission notice of withdrawal at its address in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

          (1) specify the name of the person having deposited the notes to be withdrawn;

          (2) identify the notes to be withdrawn (including the certificate number(s) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited);

          (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee with respect to the notes register the transfer of notes into the name of the person withdrawing the tender; and

          (4) specify the name in which any notes are to be registered, if different from that of the person who deposited the notes.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices. Our determination shall be final and binding on all parties. We will not deem notes so withdrawn to have been validly tendered for purposes of the exchange offer. We will not issue exchange notes for withdrawn notes unless you validly retender the withdrawn notes. We will return any notes which have been tendered but which are not accepted for exchange to the holder of the notes at our cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn notes by following one of the procedures described above under the heading "Procedures for Tendering Old Notes" at any time prior to the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or exchange notes for, any notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the notes, if:

          (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any development has occurred in any existing action or proceeding which may be harmful to us or any of our subsidiaries; or

          (2) any law, statute, rule, regulation or interpretation by the staff of the Securities and Exchange Commission is proposed, adopted or enacted, which, in our sole judgment, might impair our ability to proceed with the exchange offer or impair the contemplated benefits of the exchange offer to us; or

          (3) any governmental approval has not been obtained, which we believe, in our sole discretion, is necessary for the consummation of the exchange offer as outlined in this prospectus.

     If we determine in our sole discretion that any of the conditions are not satisfied, we may:

          (1) refuse to accept any notes and return all tendered notes to the tendering holders;

          (2) extend the exchange offer and retain all notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw their notes; or

          (3) waive such unsatisfied conditions of the exchange offer and accept all properly tendered notes which have not been withdrawn.

EXCHANGE AGENT

     The Bank Of New York has been appointed as the exchange agent for the exchange offer. You should direct all

     - executed letters of transmittal,

     - questions,

     - requests for assistance,

     - requests for additional copies of this prospectus or of the letter of transmittal and

     - requests for Notices of Guaranteed Delivery

to the exchange agent addressed as follows:

   By Overnight Courier and                By Hand:                    By Registered or
    by Hand after 4:30 p.m.                                             Certified Mail:
    on the Expiration Date:          The Bank of New York
                                      101 Barclay Street             The Bank of New York
     The Bank of New York             New York, NY 10286              101 Barclay Street
      101 Barclay Street                 Attn: Kin Lau                New York, NY 10286
      New York, NY 10286        Corporate Trust Operations, 7E           Attn: Kin Lau
         Attn: Kin Lau                                          Corporate Trust Operations, 7E
Corporate Trust Operations, 7E          Via Facsimile:
                                        (212) 815-6339
                                         Attn: Kin Lau
                                Corporate Trust Operations, 7E
                                     Confirm by telephone:
                                        (212) 815-3750

     Delivery other than those above will not constitute a valid delivery.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. We are mailing the principal solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by telegraph, telecopy, telephone or in person.

     We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services. We will reimburse the exchange agent for its reasonable out-of-pocket expenses.

     We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the notes. The carrying value is face value, net of discount, as reflected in our accounting records on the date of exchange. The expenses of the exchange offer will be expensed over the term of the exchange notes.

TRANSFER TAXES

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on that transfer.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALES OF EXCHANGE NOTES

     The notes that are not exchanged for exchange notes under the exchange offer will remain restricted securities. Accordingly, those notes may be resold only:

          (1) to us (upon redemption of the notes or otherwise);

          (2) so long as the notes are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer according to Rule 144A under the Securities Act of 1933 or pursuant to another exemption from the registration requirements of the Securities Act of 1933, based upon an opinion of counsel reasonably acceptable to us;

          (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act of 1933; or

          (4) under an effective registration statement under the Securities Act of 1933 in each case in accordance with any applicable securities laws of any state of the United States.

RESALES OF THE EXCHANGE NOTES

     Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes will be allowed to resell the exchange notes to the public without further registration under the Securities Act of 1933 and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933. The holder, other than a person that is our "affiliate" within the meaning of Rule 405 under the Securities Act of 1933, who receives exchange notes in exchange for notes in the ordinary course of business and who is not participating, need not intend to participate or have an arrangement or understanding with any person to participate in the distribution of the exchange notes. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in the no-action letters or any similar interpretive letters. A holder who acquires exchange notes in order to distribute them must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for notes as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion, including the opinion of counsel described below, is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. The Internal Revenue Service may take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the following statements and conditions. Any changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Some holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder's old notes for exchange notes, including the applicability and effect of any state, local or foreign tax laws.

     Kirkland & Ellis has advised us that in its opinion, the exchange of the old notes for exchange notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Rather, the exchange notes received by a holder will be treated as a continuation of the old notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging old notes for exchange notes pursuant to the exchange offer.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes.

     This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes if the old senior notes were acquired as a result of market-making activities or other trading activities.


     We and our parent guarantor have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 90 days after the expiration date. In
addition, until           2001, all dealers effecting transactions in the
exchange notes may be required to deliver a prospectus.


     Neither we nor our parent guarantor will receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts under the exchange offer may be sold from time to time in one or more transactions

     - in the over-the-counter market,

     - in negotiated transactions,

     - through the writing of options on the exchange notes or a combination of such methods of resale,

     - at market prices prevailing at the time of resale,

     - at prices related to such prevailing market prices or

     - at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such exchange notes. An "underwriter" within the meaning of the Securities Act of 1933 includes

          (1) any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer or

          (2) any broker or dealer that participates in a distribution of such exchange notes.

Any profit on any resale of exchange notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

     Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes will be allowed to resell the exchange notes to the public without further registration under the Securities Act of 1933 and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933. The holder (other than a person that is an "affiliate" of Warner Chilcott within the meaning of Rule 405 under the Securities Act of 1933) who receives exchange notes in exchange for old notes in the ordinary course of business and who is not participating, need not intend to participate or have an arrangement or understanding with person to participate in the distribution of the exchange notes.

     However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in such no-action letters or any similar interpretive letters. The holder must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction. A secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act of 1933, unless an exemption from registration is otherwise available.

     Further, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by such participating broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of any exchange notes. We and each of our parent guarantor have agreed, for a period of not less than 90 days from the consummation of the exchange offer, to make this prospectus available to any broker-dealer for use in connection with any such resale.

     For a period of not less than 90 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We and our parent guarantor have jointly and severally agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the old notes against liabilities under the Securities Act of 1933, including any broker-dealers.

                                 LEGAL MATTERS


     Kirkland & Ellis, New York, New York has issued an opinion with respect to the issuance of the exchange notes offered hereby, including


          1) our existence and good standing under our jurisdiction of incorporation,

          2) our authorization of the sale and issuance of the exchange notes and

          3) the enforceability of the exchange notes.

                                    EXPERTS

     The consolidated financial statements and schedule of Warner Chilcott Public Limited Company and subsidiaries as of December 31, 1999 and 1998, and for each of the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of Warner Chilcott Public Limited Company and subsidiaries for the year ended December 31, 1997 have been included herein and in the registration statement in reliance upon the report of KPMG, independent chartered accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

     The historical statements of net sales and product contribution for the Ovcon(R) and Estrace(R) cream product lines for the years ended December 31, 1999, 1998 and 1997 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-4, the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act of 1933, and the rules and regulations promulgated thereunder, covering the exchange notes being offered. This prospectus does not contain all the information in the exchange offer registration statement. For further information with respect to Warner Chilcott, Inc. and Warner Chilcott Public Limited Company, and the exchange offer, reference is made to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents contained in the exhibits.

     The exchange offer registration statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Securities and Exchange Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of such Web site is: http://www.sec.gov.


     As a result of the exchange offer, we will become subject to the informational requirements of the Securities Exchange Act of 1934. In the event we cease to be subject to the informational requirements of the Exchange Act, we will be required under the indenture to continue to file with the Securities and

Exchange Commission the annual and quarterly reports, information, documents or other reports, including reports on Forms 10-K, 10-Q and 8-K, which would be required pursuant to the informational requirements of the Securities Exchange Act of 1934.


     Under the indenture, we shall file with the trustee reports after it files such reports with the Securities and Exchange Commission. Annual reports delivered to the trustee and the holders of exchange notes will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public accountant. We will also furnish such other reports as may be required by law.


     Information contained in this prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other similar terminology, or by discussions of strategy. Our actual results could differ materially from those anticipated by any such forward-looking statements as a result of factors described in the "Risk Factors" beginning on page 9 and elsewhere in this prospectus.

     The market and industry data presented in this prospectus are based upon third-party data. While we believe that such estimates are reasonable and reliable, estimates cannot always be verified by information available from independent sources. Accordingly, readers are cautioned not to place undue reliance on such market share data.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
WARNER CHILCOTT PUBLIC LIMITED COMPANY
Audited Consolidated Financial Statements:
Independent Auditors' Report................................   F-2
Statement of Independent Chartered Accountants..............   F-3
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................   F-4
Consolidated Statements of Operations for the years ended
  December 31, 1999, 1998 and 1997..........................   F-5
Consolidated Statements of Shareholders' Equity for the
  years ended December 31, 1999, 1998 and 1997..............   F-6
Consolidated Statements of Cash Flows for the years ended
  December 31, 1999, 1998 and 1997..........................   F-7
Notes to Consolidated Financial Statements..................   F-8

Financial Statement Schedule:
  Valuation and Qualifying Accounts.........................  F-24

Consolidated Financial Statements (unaudited):
Consolidated Balance Sheet as of September 30, 2000.........  F-25
Consolidated Statements of Operations for the Nine Months
  Ended September 30, 2000 and 1999.........................  F-26
Consolidated Statements of Cash Flows for Nine Months Ended
  September 30, 2000 and 1999...............................  F-27
Notes to the Unaudited Consolidated Financial Statements....  F-28

OVCON AND ESTRACE CREAM PRODUCTS OF APOTHECON (A SUBSIDIARY
  OF BRISTOL-MYERS SQUIBB COMPANY)
Independent Auditors' Report................................  F-35
Historical Statements of Net Sales and Product Contribution
  for the Years Ended December 31, 1999, 1998 and 1997......  F-36
Notes to the Historical Statements of Net Sales and Product
  Contribution..............................................  F-37

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders of
  Warner Chilcott Public Limited Company

     We have audited the accompanying consolidated balance sheets of Warner Chilcott Public Limited Company and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Warner Chilcott Public Limited Company and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with United States generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP
Short Hills, New Jersey

February 22, 2000

                 STATEMENT OF INDEPENDENT CHARTERED ACCOUNTANTS

To the Directors and Shareholders of
  Warner Chilcott Public Limited Company

     We have audited the accompanying consolidated statements of operations, shareholders' equity and cash flows of Warner Chilcott Public Limited Company and subsidiaries for the year ended December 31, 1997. In connection with our audit of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Warner Chilcott Public Limited Company and subsidiaries for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, based on our audit, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG
Chartered Accountants
Dublin, Ireland

February 24, 1998

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY


                          CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999         1998
                                                              ---------    --------
ASSETS
  Current Assets:
     Cash and cash equivalents..............................  $  50,954    $ 43,133
     Accounts receivable, net...............................     11,526      18,050
     Inventories............................................      4,025      13,099
     Prepaid expense and other assets.......................        915       7,403
                                                              ---------    --------
          Total current assets..............................     67,420      81,685
                                                              ---------    --------
  Fixed Assets:
     Equipment, furniture and fixtures, net.................      1,177       1,076
  Intangible assets, net....................................     63,865      74,256
                                                              ---------    --------
          Total assets......................................  $ 132,462    $157,017
                                                              =========    ========
LIABILITIES
  Current Liabilities:
     Accounts payable.......................................  $   3,204    $  8,833
     Accrued liabilities....................................      7,438       6,254
     Due to Elan Corporation, plc and subsidiaries..........        262       7,697
                                                              ---------    --------
          Total current liabilities.........................     10,904      22,784
                                                              ---------    --------
  Other Liabilities:
     Working capital facility...............................     12,098      20,393
     Long-term debt.........................................     10,476       8,897
                                                              ---------    --------
          Total liabilities.................................     33,478      52,074
                                                              ---------    --------
SHAREHOLDERS' EQUITY
  Ordinary Shares, par value $.05 per share; 50,000,000
     shares authorized, 12,377,034 shares issued and
     outstanding at December 31, 1999, and 12,366,808 issued
     and outstanding at December 31, 1998...................        619         618
  Deferred Shares, par value IRL1 per share; 30,000 shares
     authorized, 30,000 shares issued and outstanding at
     December 31, 1999 and December 31, 1998................         45          45
  Additional paid-in capital................................    209,062     208,939
  Accumulated deficit.......................................   (110,279)   (103,578)
  Deferred compensation.....................................       (463)     (1,081)
                                                              ---------    --------
          Total shareholders' equity........................     98,984     104,943
                                                              ---------    --------
          Total liabilities and shareholders' equity........  $ 132,462    $157,017
                                                              =========    ========

          See accompanying notes to consolidated financial statements.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY


                     CONSOLIDATED STATEMENTS OF OPERATIONS
             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

                                                               YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                          1999           1998           1997
                                                       -----------    -----------    ----------
REVENUES
  Branded product sales..............................  $    34,813    $    16,440    $    8,322
  Generic product sales..............................       13,767         31,405        67,505
  Marketing alliance and other revenue...............       25,455         17,049            --
                                                       -----------    -----------    ----------
          Total revenues.............................       74,035         64,894        75,827
                                                       -----------    -----------    ----------
OPERATING EXPENSES
  Cost of goods sold.................................       27,704         34,230        62,863
  Selling, general and administrative................       46,409         41,709        23,618
  Depreciation and amortization......................        5,520          5,621         5,458
  Research and development...........................        3,100          3,241         6,526
                                                       -----------    -----------    ----------
          Total operating expenses...................       82,733         84,801        98,465
                                                       -----------    -----------    ----------
OPERATING LOSS.......................................       (8,698)       (19,907)      (22,638)
                                                       -----------    -----------    ----------
OTHER INCOME (EXPENSE)
  Interest income....................................        2,264          2,622         1,524
  Interest expense...................................       (3,011)        (3,012)       (7,260)
  Gain on sale of assets.............................        2,744             --            --
                                                       -----------    -----------    ----------
          Total other income (expense)...............        1,997           (390)       (5,736)
                                                       -----------    -----------    ----------
LOSS BEFORE TAXES....................................       (6,701)       (20,297)      (28,374)
                                                       -----------    -----------    ----------
Income taxes.........................................           --             --            --
                                                       -----------    -----------    ----------
NET LOSS.............................................  $    (6,701)   $   (20,297)   $  (28,374)
                                                       ===========    ===========    ==========
Net loss per ordinary share
  Basic and Diluted..................................  $     (0.54)   $     (1.64)   $    (3.39)
                                                       ===========    ===========    ==========
Weighted average ordinary shares outstanding.........   12,367,706     12,366,808     8,359,623
                                                       ===========    ===========    ==========

          See accompanying notes to consolidated financial statements.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY


                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                            DEFERRED   ADDITIONAL
                                     NUMBER OF     SHARE     SHARE      PAID-IN     ACCUMULATED     DEFERRED
                                       SHARES     CAPITAL   CAPITAL     CAPITAL       DEFICIT     COMPENSATION    TOTAL
                                     ----------   -------   --------   ----------   -----------   ------------   --------
BALANCE AT DECEMBER 31, 1996.......   4,764,563    $238       $45       $ 82,807     $ (54,907)     $    --      $ 28,183
  Stock issued for cash............   4,775,000     239        --         82,267            --           --        82,506
  Issue expenses...................          --      --        --         (7,918)           --           --        (7,918)
  Conversion of senior subordinated
    notes into ordinary shares.....   2,827,245     141        --         49,336            --           --        49,477
  Stock compensation...............          --      --        --          2,470            --       (2,470)           --
  Stock compensation expense.......          --      --        --             --            --          772           772
  Net loss.........................          --      --        --             --       (28,374)          --       (28,374)
                                     ----------    ----       ---       --------     ---------      -------      --------
BALANCE AT DECEMBER 31, 1997.......  12,366,808     618        45        208,962       (83,281)      (1,698)      124,646
  Issue expenses...................          --      --        --            (23)           --           --           (23)
  Stock compensation expense.......          --      --        --             --            --          617           617
  Net loss.........................          --      --        --             --       (20,297)          --       (20,297)
                                     ----------    ----       ---       --------     ---------      -------      --------
BALANCE AT DECEMBER 31, 1998.......  12,366,808    $618       $45       $208,939     $(103,578)     $(1,081)     $104,943
  Stock option/warrant exercises
    and miscellaneous capital......      10,226       1        --             39            --           --            40
  Stock compensation expense.......          --      --        --             84            --          618           702
  Net loss.........................          --      --        --             --        (6,701)          --        (6,701)
                                     ----------    ----       ---       --------     ---------      -------      --------
BALANCE AT DECEMBER 31, 1999.......  12,377,034    $619       $45       $209,062     $(110,279)     $  (463)     $ 98,984
                                     ==========    ====       ===       ========     =========      =======      ========

          See accompanying notes to consolidated financial statements.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1999        1998        1997
                                                             --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.................................................  $ (6,701)   $(20,297)   $(28,374)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities
     Depreciation and amortization.........................     5,520       5,621       5,458
     Accretion of loan discount............................        --         995       4,174
     Deferred financing cost write-off.....................        --          --       1,069
     Stock compensation expense............................       702         617         772
     (Gain) loss on sale of assets.........................    (2,744)         --          98
     Notes issued in lieu of cash interest payments........     1,579          --          --
     Changes in assets and liabilities:
       Decrease (increase) in accounts receivable, prepaid
          expense and other assets.........................    12,562      (3,455)     (1,326)
       Decrease in inventories.............................     6,396       3,076       7,125
       (Decrease) increase in accounts payable and accrued
          liabilities......................................    (4,445)     (4,324)      5,327
                                                             --------    --------    --------
          Net cash provided by (used in) operating
            activities.....................................    12,869     (17,767)     (5,677)
                                                             --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets.............................    11,000          --       1,168
  Purchase of intangible assets............................        --          --     (12,389)
  Purchase of fixed assets.................................      (358)       (175)       (495)
                                                             --------    --------    --------
          Net cash provided by (used in) investing
            activities.....................................    10,642        (175)    (11,716)
                                                             --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Working capital facility (repayment) proceeds, net.......    (8,295)     20,393          --
  Short-term debt repayment................................        --     (14,511)     (2,343)
  (Repayment) proceeds -- Elan Corporation, plc............    (7,435)      2,430      (4,729)
  Net proceeds from issuance of share capital..............        40         (23)     74,588
                                                             --------    --------    --------
          Net cash (used in) provided by financing
            activities.....................................   (15,690)      8,289      67,516
                                                             --------    --------    --------
Net increase (decrease) in cash and cash equivalents.......     7,821      (9,653)     50,123
  Cash and cash equivalents, beginning of year.............    43,133      52,786       2,663
                                                             --------    --------    --------
  Cash and cash equivalents, end of year...................  $ 50,954    $ 43,133    $ 52,786
                                                             ========    ========    ========
  Cash paid for interest...................................  $  1,328    $  1,542    $  1,395
                                                             ========    ========    ========

          See accompanying notes to consolidated financial statements.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY


                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

1.  GENERAL

     Warner Chilcott Public Limited Company ("Warner Chilcott" or the "Company") is an Irish company with operations in Dublin, Ireland and Rockaway, NJ, USA. The Company's consolidated financial statements include the financial statements for Warner Chilcott Public Limited Company and all of its subsidiaries and are prepared in U.S. dollars in conformity with United States generally accepted accounting principles.

     The Company is engaged in the development, marketing, sale and distribution of branded prescription pharmaceutical products in the United States. Warner Chilcott's primary focus is the women's health care market, with a continued presence in the cardiology and dermatology markets. All of the Company's branded products are promoted by the Company's sales force. The Company manages and operates its business as one segment and the majority of its operating revenues were generated in the United States.

2.  SIGNIFICANT ACCOUNTING POLICIES

     The accounting policies followed in the preparation of the accompanying consolidated financial statements are in conformity with generally accepted accounting principles in the United States.

  (a) Basis of consolidation

     The consolidated financial statements include the accounts of Warner Chilcott Public Limited Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated.

  (b) Estimates and assumptions

     The preparation of financial statements in accordance with United States generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

  (c) Financial instruments

     The Company considers all liquid interest-earning investments with original maturities of ninety days or less to be cash equivalents. Investments with maturities between ninety days and one year are considered short-term investments. Cash and short-term investments are stated at cost plus accrued interest, which approximates market value. From time to time, the Company pledges cash and equivalents as collateral for borrowings under its working capital facility. (See Note 8)

  (d) Inventories

     Inventories are valued at the lower of cost or market. Cost is determined principally on the basis of first-in, first-out or standards, which approximate average cost.

  (e) Equipment, furniture and fixtures

     Equipment, furniture and fixtures are stated at cost, net of accumulated depreciation. Depreciation is computed on the straight-line basis over the estimated useful lives of the various assets (primarily five years or the life of the lease or leasehold improvement).

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

  (f) Intangible assets

     Purchased goodwill and other intangible assets resulting from business acquisitions are carried at cost and are amortized over their estimated useful lives, which range between 5 and 20 years. Where events or circumstances are present which indicate that the carrying amount of an intangible asset may not be recoverable, the Company estimates the future undiscounted cash flows expected to result from use of the asset and its eventual disposition. Where future undiscounted cash flow is less than the carrying amount of the asset, the Company will recognize an impairment loss. Otherwise, no loss is recognized.

  (g) Revenue recognition

     Revenue from sales is recognized upon shipment of product to the customer. The Company warrants products against defects and for specific quality standards, permitting the return of products under certain circumstances. Sales are recorded net of deductions for cash discounts, sales returns, customer rebates and pricing adjustments. Revenue from marketing alliances is recognized when earned under the terms of the associated contracts.

  (h) Research and development

     Research and development costs are expensed as incurred.

  (i) Foreign currency transactions

     The Company's financial statements are prepared in U.S. dollars. In general, the Company's operating and other business transactions are denominated in U.S. dollars. Accordingly, the Company's exposure to currency fluctuations is limited. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than U.S. dollars are included in the results of operations as incurred.

  (j) Income taxes

     Corporation tax is provided on the results for the year. The Company applies Statement of Financial Accounting Standard ("SFAS") No. 109 "Accounting for Income Taxes," which requires deferred tax assets and liabilities to be recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled.

  (k) Stock based compensation

     The Company grants stock options for fixed numbers of shares to employees and directors generally with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants to employees and directors in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, and includes appropriate disclosures as required by SFAS No. 123, "Accounting for Stock-Based Compensation."

  (l) Impairment of long-lived assets and long-lived assets to be disposed of

     SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

may not be recoverable. The application of this Statement did not have any impact on the Company's consolidated financial statements.

  (m) Net loss per ordinary share

     The Company calculates net loss per ordinary share in accordance with the provisions of SFAS No. 128, "Earnings Per Share." Net loss and weighted average shares outstanding used for computing diluted loss per share were the same as that used for computing basic loss per share for each of the years ended December 31, 1999, 1998 and 1997. Stock options and warrants have not been included in the calculation since the inclusion of such shares would be antidilutive (See Notes 9 and 10).

  (n) Comprehensive income

     SFAS No. 130, "Reporting Comprehensive Income" defines comprehensive income as the total change in shareholders' equity during the period other than from transactions with shareholders. For the Company, comprehensive loss is comprised solely of net loss.

3.  ACCOUNTS RECEIVABLE

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Trade receivables...........................................  $ 5,823    $10,189
Marketing alliance receivables..............................    6,044      8,869
Other non-trade receivables.................................    1,082        559
                                                              -------    -------
                                                               12,949     19,617
Less allowance for doubtful accounts........................    1,423      1,567
                                                              -------    -------
                                                              $11,526    $18,050
                                                              =======    =======

4.  INVENTORIES

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      1998
                                                              ------    -------
Raw materials...............................................  $   17    $ 1,897
Finishing supplies..........................................       3          3
Work-in-process.............................................     957        932
Finished goods..............................................   3,936     11,597
                                                              ------    -------
                                                               4,913     14,429
Less reserve for obsolescence...............................     888      1,330
                                                              ------    -------
                                                              $4,025    $13,099
                                                              ======    =======

5.  EQUIPMENT, FURNITURE AND FIXTURES

                                                                DECEMBER 31,
                                                              ----------------
                                                               1999      1998
                                                              ------    ------
Equipment, furniture and fixtures...........................  $1,924    $1,565
Less accumulated depreciation...............................     747       489
                                                              ------    ------
                                                              $1,177    $1,076
                                                              ======    ======

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

     Depreciation expense amounted to $258, $247 and $179 for the years ended December 31, 1999, 1998 and 1997, respectively.

6.  INTANGIBLE ASSETS

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Goodwill....................................................  $29,624    $29,624
Tradename and other intangibles.............................   52,189     58,389
                                                              -------    -------
                                                               81,813     88,013
Less accumulated amortization...............................   17,948     13,757
                                                              -------    -------
                                                              $63,865    $74,256
                                                              =======    =======

     Amortization expense amounted to $5,262, $5,374 and $5,279 for the years ended December 31, 1999, 1998, and 1997, respectively.

7.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each material class of financial instrument:

          Cash, cash equivalents and accounts receivable carrying amount approximates fair value due to the short-term maturities of these instruments.

          Other creditors and due to Elan carrying amount approximates fair value due to the short term maturities of these instruments.

          Long-term debt and working capital facility carrying amount approximates fair value based on market comparables.

     The Company invests its cash in U.S. government securities and debt instruments of financial institutions and corporations with investment grade credit ratings. The Company has established guidelines relative to diversification and maturities that are designed to help ensure safety and liquidity.

8.  DEBT

  Working Capital Facility

     On March 30, 1998 Warner Chilcott, Inc., the Company's U.S. operating subsidiary ("WCI"), entered into a $30,000 revolving credit facility and security agreement with a syndicate of banks led by PNC Business Credit ("the "PNC facility"). The facility expires in March 2001. The PNC facility replaced a facility provided by Bankers Trust Commercial Corporation.

     The PNC facility is collateralized by substantially all of the assets of WCI including cash balances, accounts receivable, inventory, fixed assets and other intangible assets. Availability under the credit facility is based upon the balances of qualified collateral, primarily accounts receivable, inventory and certain cash balances. Under the credit agreement, WCI is required to maintain a minimum balance of shareholders' equity. At December 31, 1999 the Company was in compliance with the covenants of the PNC facility. Warner Chilcott, plc, Warner Chilcott Ireland Limited, and Warner Chilcott Limited (Bermuda) have also pledged certain assets and financial support for the facility.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

     Interest on outstanding borrowings accrues at either PNC's Base Rate or LIBOR plus one and three-quarter percent. In addition, the Company pays a commitment fee equal to three-eighths of one percent on the unused portion of the facility. Interest expense related to the PNC and predecessor credit facilities in 1999, 1998 and 1997, including commitment fees, were $1,592, $1,735 and $1,761, respectively.

  Senior Subordinated Discount Notes

     In April 1996 WCI issued $69,000 principal amount of Senior Subordinated Discount Notes ("Notes") due 2001 at a 30% discount to the principal amount. Gross proceeds to WCI amounted to $48,300, which were utilized to fund the acquisition of the Warner-Lambert division. The Notes are unsecured and rank subordinate in right of payment to all senior indebtedness of WCI. The Notes are redeemable at the option of WCI, in whole or in part, at any time prior to maturity at redemption prices equal to 105% of the principal amount of the Notes plus accrued interest. The discount on the Notes was amortized to interest expense at a rate of 14.8%, compounded semi-annually.

     In June 1997 the Company offered all holders of the Notes the right to exchange Notes for newly issued Convertible Senior Subordinated Discount Notes ("the Convertible Notes") and detachable warrants to purchase Ordinary Shares of the Company. The holders of 87% of the principal amount of the Notes accepted the offer and the Company issued $49,477 of Convertible Notes and detachable warrants in exchange for $49,477 of Notes. The conversion price for the Convertible Notes, the number of shares subject to the detachable warrants and the exercise price of the warrants were ultimately determined by the price at which the Company sold shares in its IPO in August 1997. Following the exchange, the Company exercised an option to convert the Convertible Notes into Ordinary Shares. The net result of the exchange of Notes for Convertible Notes and detachable warrants and the subsequent conversion of the Convertible Notes into shares was that the Company issued 2,827,245 Ordinary Shares and warrants to purchase an aggregate 141,362 Ordinary Shares exercisable at $17.50 per share.

     At October 25, 1998 the discount on the Notes was fully amortized and the Notes were carried at 100% of their principal amount. Beginning October 25, 1998, interest began to accrue on the Notes at a rate of 16.8% per annum paid semi-annually on each April 30th and October 31st. At its sole discretion, the Company may issue additional Notes in lieu of cash payment of any or all interest due on the Notes. The Company issued additional Notes in payment of the interest installments due April 30, 1999 and October 31, 1999.

     The table below shows the components of long-term debt as of December 31, 1999 and 1998:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999       1998
                                                              -------    ------
Principal, beginning of year................................  $ 8,897    $6,228
Accreted interest...........................................       --     2,669
Notes issued for interest payments..........................    1,579        --
                                                              -------    ------
                                                              $10,476    $8,897
                                                              =======    ======

9.  SHARE CAPITAL

  Ordinary Shares

     In August 1997 the Company completed its initial public offering (the "IPO") selling 3,500,000 shares at an issue price of $17.50 per Ordinary Share. Concurrent with the IPO, Barr Laboratories Inc. purchased 250,000 Ordinary Shares in a private placement at an issue price of $16.275 per share that equated to the IPO issue price net of underwriting discounts and commissions. Also, at the time of the

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

IPO, Elan Corporation, plc exercised a warrant to purchase 500,000 Ordinary Shares at a price of $16.00 per share. In September 1997 the underwriters of the Company's IPO exercised an option to cover over-allotments and purchased an additional 525,000 Ordinary Shares from the Company at a price of $17.50 per share less underwriting discounts and commissions. The net proceeds to the Company of the IPO and related financings totaled $74,588.

     In 1997 the Company issued 2,827,245 Ordinary Shares and 141,362 detachable warrants in exchange for Convertible Senior Subordinated Discount Notes (See
Note 8).

  Deferred Shares

     Holders of Deferred Shares will not be entitled to receive dividends or to receive notice of or be represented at shareholder meetings of the Company or to vote at such meetings. On liquidation or a winding up of the Company the holders of Deferred Shares will be entitled to receive the par value of the Deferred Shares after the holders of the Ordinary Shares have received the par value of the Ordinary Shares but shall not be entitled to otherwise participate in the assets which are available for distribution.

  Warrants Issued In Connection With Financing Activities

     The Company from time to time has issued warrants in connection with various financing activities.

     On September 30, 1997 the Company issued a five-year warrant to Elan to purchase 150,000 Ordinary Shares at an exercise price of $22.75 per share in conjunction with bridge financing for the purchase of five products from Warner-Lambert Company.

     In connection with Barr's purchase of shares at the time of the IPO, the Company issued to Barr a warrant to purchase up to 250,000 Ordinary Shares exercisable at $16.275 per share. The warrant becomes exercisable as to 62,500 shares during four one-year periods beginning on each of the first, second, third and fourth anniversaries of the IPO. If Barr does not exercise, in full, its right to purchase the 62,500 shares during any one-year period, such portion of the warrant expires. At December 31, 1999, this warrant entitled Barr to purchase 187,500 shares and was exercisable as to 62,500 shares.

     In connection with the acquisition of the Warner-Lambert division in 1996, the Company issued a warrant to Warner-Lambert Company for $672. This warrant entitles Warner-Lambert to purchase 1,130,158 Ordinary Shares of the Company for an aggregate of $18,003. This warrant is exercisable through January 31, 2001.

  Other Warrants

     During 1996 100,000 warrants were issued to an individual who was, at the time, an officer and director of the Company. The exercise price of $20.00 per share was equal to the estimated fair value of the shares on the date of the grant. The warrants are exercisable through June 28, 2001.

  Other

     In December 1998 Elan Corporation, plc, contributed 600,000 shares of the Company's stock to an entity formed by it and selected members of senior management of the Company. Under the terms of the transaction, Elan retained the right to 100% of the proceeds from the sale of the shares at a price up to $11.50 per share, and certain additional proceeds from the sale of these shares at higher amounts.

     During 1999 warrants for the purchase of a total of 410,189 Ordinary Shares expired. A warrant for the purchase of 10,000 Ordinary Shares at an exercise price of $0.05 was exercised in 1999.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

10.  STOCK OPTIONS AND COMPENSATORY WARRANTS

  Incentive Share Option Scheme

     In April 1997 the Company adopted an Incentive Share Option Scheme for officers, directors and employees that provides for stock options. In June 1999 the Scheme was amended to provide for grants to consultants and members of the Company's medical advisory board. The option exercise price is the fair market value at the date of grant. Options generally vest over four years and expire on the earlier of ten years from the date of grant or after a specified period following the participant's separation from the Company. At December 31, 1999 options for 1,384,413 shares were outstanding under the Scheme, 115,243 shares were available for future grants and 545,687 were exercisable.

  Warrants Issued to Officers and Directors

     The Company has issued warrants to certain executives and to directors that are not governed by the Incentive Share Option Scheme. These warrants are described below:

     In June 1996 the Company issued warrants to directors to purchase up to an aggregate 60,000 Ordinary Shares at an exercise price of $20.00 per share. The exercise price on the date of grant was equal to the estimated fair value of the shares on that date. The warrants are exercisable through June 28, 2001.

     In March 1997 the Company issued warrants to two executives pursuant to employment agreements approved by the Board of Directors. The warrants allow the executives to purchase up to an aggregate 650,000 shares (520,000 at an exercise price of $20.00 per share and 130,000 at an exercise price of $1.00 per share). These warrants become exercisable ratably over 16 quarterly periods which began October 1, 1996, but would be immediately exercisable in full if the Company undergoes a change of control. The warrants expire on the earlier of October 31, 2006 or after a specified period following the termination of the executive's employment with the Company. The difference between the estimated fair value of the shares on the date of grant ($20.00) and the $1.00 per share exercise price was recorded as deferred compensation expense totaling $2,470 on the date of grant and is being amortized over the vesting period. Compensation expense charged against income in respect of these warrants was $618, $617 and $772 for the years ended December 31, 1999, 1998 and 1997.

     In February 1998 the Company issued a warrant to an executive pursuant to an employment agreement approved by the Board of Directors. The warrant allows the executive to purchase up to 200,000 Ordinary Shares at an exercise price of $9.77 per share. The exercise price on the date of grant was equal to the fair market value of the shares on that date. The warrant becomes exercisable (vests) over 16 quarterly periods that began January 1, 1998, but would be immediately exercisable in full if the Company undergoes a change of control. The warrant expires on the earlier of February 3, 2008 or after a specified period following the termination of the executive's employment with the Company.

     Options outstanding under the Scheme and warrants issued to officers and directors are summarized below:

                                                                   PRICE PER SHARE
                                                              --------------------------
                                                                                WEIGHTED
                                                  SHARES          RANGE         AVERAGE
                                                 ---------    --------------    --------
Balance at December 31, 1996...................     60,000        $20.00         $20.00
  Granted......................................    926,750    $1.00 - $20.00     $17.33
  Exercised....................................         --          --               --
  Cancelled....................................     (7,500)       $20.00         $20.00
                                                 ---------    --------------     ------

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

                                                                   PRICE PER SHARE
                                                              --------------------------
                                                                                WEIGHTED
                                                  SHARES          RANGE         AVERAGE
                                                 ---------    --------------    --------
Balance at December 31, 1997...................    979,250    $1.00 - $20.00     $17.48
  Granted......................................    748,450    $6.00 - $ 9.88     $ 9.22
  Exercised....................................         --          --               --
  Cancelled....................................    (18,250)   $9.77 - $20.00     $14.70
                                                 ---------    --------------     ------
Balance at December 31, 1998                     1,709,450    $1.00 - $20.00     $13.89
  Granted......................................    628,575    $7.00 - $10.19     $ 7.82
  Exercised....................................       (344)   $6.75 - $ 8.13     $ 6.99
  Cancelled....................................    (43,268)   $6.75 - $20.00     $ 9.14
                                                 ---------    --------------     ------
Balance at December 31, 1999...................  2,294,413    $1.00 - $20.00     $12.32
                                                 =========    ==============     ======
Exercisable at December 31, 1999...............  1,233,812    $1.00 - $20.00     $14.60
                                                 =========    ==============     ======

     Following is option and warrant data at December 31, 1999 by exercise price range:

                                       $1.00 TO     $6.00 TO     $10.00 TO
EXERCISE PRICE RANGE                    $5.99        $10.00       $20.00        TOTAL
--------------------                   --------    ----------    ---------    ----------
Number of shares subject to options
  and warrants.......................   130,000     1,305,863     858,550      2,294,413
Weighted average exercise price......     $1.00         $8.54      $19.78         $12.32
Weighted average remaining
  contractual life (years)...........      6.75          8.70        6.60           7.80
Number of exercisable options and
  warrants...........................   105,625       418,843     709,344      1,233,812
Weighted average exercise price of
  exercisable options and warrants...     $1.00         $8.90      $20.00         $14.60
                                       --------    ----------    --------     ----------

     The Company applies APB Opinion No. 25 in accounting for option grants under its Incentive Share Option scheme and the issuance of warrants to officers and directors. Accordingly, no compensation cost has been recorded in the Consolidated Statement of Operations for stock options or warrants granted at exercise prices at least equal to fair market value on the date of grant. Had the Company determined compensation cost based on the fair value of options and warrants issued at the grant date under SFAS No. 123, the Company's net loss and net loss per ordinary share would have been increased to the pro forma amounts indicated below.

                                                       1999        1998        1997
                                                      -------    --------    --------
AS REPORTED
  Net loss..........................................  $(6,701)   $(20,297)   $(28,374)
  Basic and diluted net loss per ordinary share.....  $ (0.54)   $  (1.64)   $  (3.39)
PRO FORMA
  Net loss..........................................  $(8,756)   $(22,767)   $(30,817)
  Basic and diluted net loss per ordinary share.....  $ (0.71)   $  (1.84)   $  (3.69)

     The per share weighted-average fair value of options and warrants granted during 1999, 1998 and 1997 was $2.23, $4.54 and $5.53, respectively, using the Black-Scholes option pricing model. Values were estimated using a weighted average life of 2.5, 3.0 and 3.6 years in 1999, 1998 and 1997, no expected

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

dividend yield in any year, volatility of 38.8% in 1999, 72.8% in 1998 and 25.6% in 1997, and risk free interest rates of 5.4 %, 4.6% and 6.0% in 1999, 1998 and 1997, respectively.

11.  401(k) SAVINGS PLAN

     In April 1996 Warner Chilcott adopted a 401(k) savings plan that provides eligible employees with the option to defer amounts not in excess of 15% of his or her compensation. The Company makes matching contributions to the plan on behalf of all participants who make elective deferrals. The Company contributes and allocates to each participant's account matching contributions equal to 50% of up to 6% of the participant's contributions. The Company's contributions vest at 25% per year up to 100% at the participant's completion of four years of employment.

     The Company's contributions recognized for the years ended December 31, 1999, 1998 and 1997 were $375, $174 and $59, respectively.

12.  SALE OF VECTRIN(R)

     In September 1999 the Company completed the sale of its Vectrin(R) product line including certain inventory, samples and the related FDA approval, and received $11,000 in cash at closing. The Company reported a pre-tax gain of $2,744 from the sale that is included in the Statement of Operations under the caption "Other income -- Gain on sale of assets". As part of the sale and purchase agreement, the Company will also receive royalties and milestone payments based on certain future events. Royalty and milestone revenues from this agreement are included in the Statement of Operations under the caption "Marketing alliance and other revenue". Vectrin(R) net sales were recognized by the Company until the date of sale and, such net sales amounted to $3,236 for the year ended December 31, 1999. Net sales for the years ended December 31, 1998 and 1997 amounted to $3,799 and $2,902, respectively.

13.  ELAN AGREEMENTS

     In March 1999 the Company reached a binding agreement with Elan Corporation, plc ("Elan") under which Elan agreed to acquire Warner Chilcott's marketing rights to an extended-release nifedipine product. Under terms of the agreement, as of March 31, 1999 Elan was obligated to make a non-refundable payment, which was received, of $3,000 to Warner Chilcott and such amount was recorded as revenue in the first quarter of 1999 under the caption "Marketing alliance and other revenue". In June 1999 the Company executed the definitive agreement licensing the extended-release nifedipine product to Elan and received an additional $4,000 that was recorded as revenue in the second quarter of 1999. Under the agreement, additional license fees would be due to Warner Chilcott upon the completion of certain milestones including FDA approval of the pending ANDA for the product. Warner Chilcott would also be entitled to receive royalties based upon revenues derived from the product. As of December 31, 1999 the Company had not earned any additional fees or royalties from this agreement.

     Also in March 1999 the Company reached a binding agreement with Elan under which Elan re-acquired the marketing rights to an isosorbide-5-mononitrate product ("IS5MN-PM") that Elan had been developing for Warner Chilcott. Under terms of the agreement, as of March 31, 1999, Elan was obligated to make a payment to Warner Chilcott in an amount equal to Warner Chilcott's remaining contractual obligation relating to the development of IS5MN-PM. Such amount had been carried by Warner Chilcott as an asset in "Prepaid expense and other assets" and as a liability in "Due to Elan Corporation, plc and subsidiaries". In concluding this transaction and reducing both the related asset and liability, Warner Chilcott did not recognize an income statement effect.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

14.  TAXES

     The Company operates in Ireland and the United States and is subject to various taxes on income in both jurisdictions. Although the Company is currently generating losses, tax relief may be available to offset future taxable earnings. However, there can be no assurance that such relief will be available to the Company.

     SFAS No. 109 requires, among other things, recognition of future tax benefits measured at enacted rates attributable to temporary differences between financial statement and income tax basis of assets and liabilities and to tax net operating losses if realization of such benefits were more likely than not. Under SFAS No. 109, the Company's deferred tax assets as of December 31, 1999 and 1998 are estimated as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Deferred tax assets
  Net operating loss carryforward...........................  $ 23,428    $ 18,026
  Amortization of intangibles...............................     5,256       5,329
  Disqualified interest carryforward........................       826         826
  Other, net................................................    (1,630)       (252)
                                                              --------    --------
     Subtotal...............................................    27,880      23,929
  Valuation allowance.......................................   (27,880)    (23,929)
                                                              --------    --------
     Net deferred tax asset.................................  $     --    $     --
                                                              ========    ========

     At December 31, 1999 the Company had available net operating loss carryforwards for United States Federal income tax reporting purposes of approximately $62,000 which begins expiring in 2011. At December 31, 1999, the Company had net operating loss carryforwards for state income tax reporting purposes of approximately $40,000 which expire at various dates. Ultimate utilization or availability of such net operating losses and certain deferred tax assets may be limited if a significant change in ownership occurs, as defined by rules enacted with the United States Tax Reform Act of 1986. The Company did not pay any Federal income taxes in 1999, 1998 or 1997.

15.  SIGNIFICANT CONCENTRATIONS

  Significant customers/revenue sources

     In 1999 the Company derived 24% of its total revenue from the promotion of several products under an agreement with Schering Corporation. The Company's sales force promotes these Schering products to a targeted physician population and in turn receives a fee based on the market performance of the products. The agreement expires in December 2000 but may be terminated sooner by either party under certain circumstances. Amounts earned by the Company under the promotion agreement are paid on a quarterly basis within 45 days of the end of each calendar quarter. At December 31, 1999 $5,555 of the Company's accounts receivable balance represents amounts due from Schering.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

     The Company distributes its pharmaceutical products through wholesalers, distributors and direct to certain retailers. The following table shows significant customer sales as a percentage of total sales:

                                                              1999    1998    1997
                                                              ----    ----    ----
Customer A..................................................   21%     17%     12%
Customer B..................................................   13%     12%      7%
Customer C..................................................    9%     10%     15%

  Credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of short-term investments and accounts receivable. The Company's short-term investments consist of interest-bearing securities issued by investment grade entities and exposure to any one entity is limited.

     Trade receivables are primarily due from wholesalers, distributors, major retailers of pharmaceutical products, and multi-national pharmaceutical companies located in the United States. The Company completes ongoing credit evaluations of its customers and sales made on credit are generally not collateralized. The following table shows significant trade receivables as a percentage of total accounts receivable:

                                                              DECEMBER 31,
                                                              ------------
                                                              1999    1998
                                                              ----    ----
Customer A..................................................   10%     11%
Customer B..................................................    0%     10%
Customer C..................................................    6%      9%

16.  COMMITMENTS AND CONTINGENCIES

  Leases

     The Company has various operating leases for the rental of office space and sales force vehicles and equipment. Future minimum rental commitments for operating leases with non-cancellable terms in excess of one year are as follows:

                            MINIMUM RENTAL PAYMENTS

2000........................................................  $  532
2001........................................................     538
2002........................................................     543
2003........................................................     548
2004........................................................      38
Thereafter..................................................      --
                                                              ------
          Total.............................................  $2,199
                                                              ------

     Rent expense under operating leases during the years ended 1999, 1998 and 1997 was $2,124, $571, and $206, respectively.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

  Employment Agreements

     The Company has employment agreements with six of its executives. The agreements provide for minimum salary levels as well as incentive bonuses that are payable if specified management goals are attained. The agreements also contain provisions that would entitle each executive to severance payments based upon their then current base salary in the event of termination other than for "cause" as defined in the agreements. The maximum contingent liability for such severance payments at December 31, 1999 totalled $1,770.

17.  RELATED PARTIES

     The Company has ongoing business dealings with three companies, as described below, that are related parties. The Company employs certain procedures to ensure that transactions with these parties take place on terms no more favorable than could be obtained from unrelated third parties.

  Elan Corporation, plc.

     At December 31, 1999 Elan Corporation, plc ("Elan") and its subsidiaries held 19.6% of the Company's outstanding ADSs, representing Ordinary Shares, (excluding shares that are part of the transaction described in Note 9). Mr. Thomas G. Lynch, Executive Vice President, Chief Financial Officer and a member of the Board of Directors of Elan, serves on the Company's Board of Directors. Although the companies did not have a product development relationship at December 31, 1999, they have had such relationships prior to this date and may have similar relationships in the future (see Note 13). Also, Elan provides certain administrative and support services to the Company for a fee.

     The Company incurred research and development costs charged by Elan of $4,083 in the year ended December 31, 1997. No research and development costs were charged by Elan in 1999 and 1998. The Company recorded administrative and support fees charged by Elan of $237, $326 and $583 in the years ended December 31, 1999, 1998 and 1997. Amounts billed to the Company by Elan for administrative services are due within 30 days of receipt of invoice.

  Barr Laboratories, Inc.

     In 1997 the Company entered into an agreement under which Barr Laboratories, Inc. ("Barr") distributed minocycline capsules manufactured under the Company's ANDA. Royalties from this agreement of $63, $94 and $262 were included in the Company's financial results for the years ended December 31, 1999, 1998 and 1997, respectively. This agreement was mutually terminated in 1998. Barr holds 250,000 of the Company's Ordinary Shares and a warrant to purchase an additional 187,500 shares. Mr. Bruce Downey, the Chairman, President and Chief Executive Officer of Barr, serves on Warner Chilcott's Board of Directors.

  Boron-LePore Group, Inc.

     Boron-LePore Group, Inc. ("Boron-LePore") provides a range of services to the Company including providing contract sales personnel, recruitment of sales representatives and certain sample data record keeping. Mr. Roger Boissonneault, the President and Chief Operating Officer of Warner Chilcott, serves on the Board of Boron-LePore. For the years ended December 31, 1999, 1998 and 1997 fees of $2,232, $5,654 and $2,160, respectively, were charged by Boron-LePore and expensed to operations.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

18.  CONSOLIDATING SCHEDULE

     Following are consolidation schedules reflecting Balance Sheet and Statement of Operations information for the Company as of December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998 and 1997:

                                                                                          WARNER
                                                           WARNER                        CHILCOTT
                                                          CHILCOTT                     LABORATORIES
                                            WARNER       (BERMUDA),       WARNER         IRELAND      ELIMINATION
                                         CHILCOTT, PLC      LTD.      CHILCOTT, INC.       LTD.         ENTRIES     CONSOLIDATED
                                         -------------   ----------   --------------   ------------   -----------   ------------
DECEMBER 31, 1999
BALANCE SHEET INFORMATION:
ASSETS
  Cash and cash equivalents............    $     44       $29,021        $ 21,889         $   --       $      --      $ 50,954
  Accounts receivable..................          --            --          11,351            175              --        11,526
  Inventories..........................          --            --           4,025             --              --         4,025
  Other assets.........................          64            --             851             --              --           915
                                           --------       -------        --------         ------       ---------      --------
         Total current assets..........         108        29,021          38,116            175              --        67,420
                                           --------       -------        --------         ------       ---------      --------
  Long-term assets.....................          --            --          61,242          3,800              --        65,042
  Investment in subsidiaries...........     161,938            --              --             --        (161,938)           --
                                           --------       -------        --------         ------       ---------      --------
         Total assets..................    $162,046       $29,021        $ 99,358         $3,975       $(161,938)     $132,462
                                           ========       =======        ========         ======       =========      ========
LIABILITIES AND EQUITY
  Current liabilities..................    $    261       $    --        $ 10,431         $  212       $      --      $ 10,904
  Inter-company accounts...............      (3,574)        7,506          (4,941)         1,009              --            --
  Working capital facility.............          --            --          12,098             --              --        12,098
  Long-term debt.......................          --            --          10,476             --              --        10,476
  Shareholders' equity.................     165,359        21,515          71,294          2,754        (161,938)       98,984
                                           --------       -------        --------         ------       ---------      --------
         Total liabilities and
           shareholders' equity........    $162,046       $29,021        $ 99,358         $3,975       $(161,938)     $132,462
                                           ========       =======        ========         ======       =========      ========
STATEMENT OF OPERATIONS INFORMATION:
REVENUES
  Product sales........................    $     --       $    --        $ 48,580         $   --       $      --      $ 48,580
  Marketing alliance and other
    revenue............................          --            --          18,546          7,101            (192)       25,455
                                           --------       -------        --------         ------       ---------      --------
         Total revenues................          --            --          67,126          7,101            (192)       74,035
                                           --------       -------        --------         ------       ---------      --------
OPERATING EXPENSES
  Cost of goods sold...................          --            --          27,704             --              --        27,704
  Selling, general & administration ...       1,359             6          44,649            395              --        46,409
  Dep. & amortization..................           6            --           5,202            312              --         5,520
  Research and development.............          --            --             356          2,936            (192)        3,100
                                           --------       -------        --------         ------       ---------      --------
         Total operating expenses......       1,365             6          77,911          3,643            (192)       82,733
                                           --------       -------        --------         ------       ---------      --------
Interest income (expense), net.........          --         1,437          (2,184)            --              --          (747)
Gain on sale of assets.................          --            --           2,744             --              --         2,744
Income taxes...........................          --            --              --             --              --            --
                                           --------       -------        --------         ------       ---------      --------
NET LOSS...............................    $ (1,365)      $ 1,431        $(10,225)        $3,458       $      --      $ (6,701)
                                           ========       =======        ========         ======       =========      ========

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

                                                                                          WARNER
                                                           WARNER                        CHILCOTT
                                                          CHILCOTT                     LABORATORIES
                                            WARNER       (BERMUDA),       WARNER         IRELAND      ELIMINATION
                                         CHILCOTT, PLC      LTD.      CHILCOTT, INC.       LTD.         ENTRIES     CONSOLIDATED
                                         -------------   ----------   --------------   ------------   -----------   ------------
DECEMBER 31, 1998
BALANCE SHEET INFORMATION:
ASSETS
  Cash and cash equivalents............    $      7       $27,160        $ 15,953         $   13       $      --      $ 43,133
  Accounts receivable..................          --           291          16,834            925              --        18,050
  Inventories..........................          --            --          13,099             --              --        13,099
  Other assets.........................          94             2           2,807          4,500              --         7,403
                                           --------       -------        --------         ------       ---------      --------
         Total current assets..........         101        27,453          48,693          5,438              --        81,685
                                           --------       -------        --------         ------       ---------      --------
  Long-term assets.....................          --            --          71,220          4,112              --        75,332
  Investment in subsidiaries...........     146,949            --              --             --        (146,949)           --
                                           --------       -------        --------         ------       ---------      --------
         Total assets..................    $147,050       $27,453        $119,913         $9,550       $(146,949)     $157,017
                                           ========       =======        ========         ======       =========      ========
LIABILITIES AND EQUITY
  Current liabilities..................    $    569       $    --        $ 14,389         $7,826       $      --      $ 22,784
  Inter-company accounts...............     (19,502)       22,358          (5,283)         2,427              --            --
  Working capital facility.............          --            --          20,393             --              --        20,393
  Long-term debt.......................          --            --           8,897             --              --         8,897
  Shareholders' equity.................     165,983         5,095          81,517           (703)       (146,949)      104,943
                                           --------       -------        --------         ------       ---------      --------
         Total liabilities and
           shareholders' equity........    $147,050       $27,453        $119,913         $9,550       $(146,949)     $157,017
                                           ========       =======        ========         ======       =========      ========
STATEMENT OF OPERATIONS INFORMATION:
REVENUES
  Product sales........................    $     --       $    --        $ 47,845         $   --       $      --      $ 47,845
  Marketing alliance and other
    revenue............................          --            --          16,484            750            (185)       17,049
                                           --------       -------        --------         ------       ---------      --------
         Total revenues................          --            --          64,329            750            (185)       64,894
                                           --------       -------        --------         ------       ---------      --------
OPERATING EXPENSES
  Cost of goods sold...................          --            --          34,230             --              --        34,230
  Selling, general & administration ...       2,741            10          38,360            598              --        41,709
  Dep. & amortization..................         234            --           5,311             76              --         5,621
  Research and development.............       2,316            --             330            780            (185)        3,241
                                           --------       -------        --------         ------       ---------      --------
         Total operating expenses......       5,291            10          78,231          1,454            (185)       84,801
                                           --------       -------        --------         ------       ---------      --------
Interest income (expense), net.........          --         2,143          (2,533)            --              --          (390)
Income taxes...........................          --            --              --             --              --            --
                                           --------       -------        --------         ------       ---------      --------
NET LOSS...............................    $ (5,291)      $ 2,133        $(16,435)        $ (704)      $      --      $(20,297)
                                           ========       =======        ========         ======       =========      ========

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

                                                                                          WARNER
                                                           WARNER                        CHILCOTT
                                                          CHILCOTT                       PHARMA-
                                            WARNER       (BERMUDA),       WARNER         CEUTICAL     ELIMINATION
                                         CHILCOTT, PLC      LTD.      CHILCOTT, INC.      CORP.         ENTRIES     CONSOLIDATED
                                         -------------   ----------   --------------   ------------   -----------   ------------
DECEMBER 31, 1997
STATEMENT OF OPERATIONS INFORMATION:
REVENUES
  Product sales........................    $     --       $    --        $ 75,827         $   --       $      --      $ 75,827
                                           --------       -------        --------         ------       ---------      --------
         Total revenues................          --            --          75,827             --              --        75,827
                                           --------       -------        --------         ------       ---------      --------
OPERATING EXPENSES
  Cost of goods sold...................          --            --          62,863             --              --        62,863
  Selling, general & administration ...       2,720            23          20,791             84              --        23,618
  Dep. & amortization..................          10           409           5,039             --              --         5,458
  Research and development.............       5,054            --           1,472             --              --         6,526
                                           --------       -------        --------         ------       ---------      --------
         Total operating expenses......       7,784           432          90,165             84              --        98,465
                                           --------       -------        --------         ------       ---------      --------
Interest income (expense), net.........          40         1,228          (7,004)            --              --        (5,736)
Income taxes...........................          --            --              --             --              --            --
                                           --------       -------        --------         ------       ---------      --------
NET LOSS...............................    $ (7,744)      $   796        $(21,342)        $  (84)      $      --      $(28,374)
                                           ========       =======        ========         ======       =========      ========

19.  SUBSEQUENT EVENTS

  Product Acquisitions

     On February 15, 2000 the Company completed the acquisition of three branded pharmaceutical products from Bristol-Myers Squibb Company ("BMS") for a purchase price of $180,000. The purchase price is subject to downward adjustment under certain circumstances. The products acquired were Estrace(R) cream, Ovcon(R) 35 and Ovcon(R) 50. Unaudited revenues for these products in total were estimated to be approximately $50,000 in 1999. In connection with the acquisition, WCI entered into transitional support and supply agreements with BMS under which BMS will supply WCI with its requirements for Estrace(R) cream, Ovcon(R) 35 and Ovcon(R) 50 for a period up to 10 years. The Company acquired all of the intangible assets associated with the three products including the trademarks, regulatory files, manufacturing know-how and other intellectual property. The acquisition of the products will be accounted for as a purchase. Under purchase accounting, the purchase price will be allocated to the tangible and intangible assets acquired based upon their respective fair values as of the purchase date in accordance with Accounting Principle Board Opinion No. 16. The final purchase price and allocation of the purchase price have not been determined. However, a preliminary allocation of the $180,000 purchase price based upon current estimates resulted in $168,000 being allocated to intangible assets associated with the products, primarily the product rights, and $12,000 to goodwill. There were no tangible assets acquired. The Company will amortize the acquired intangible assets over 20 years, their estimated useful life.

  Issuance of Senior Notes

     The Company financed the acquisition of the BMS products discussed above through the sale of senior notes by WCI. On February 15, 2000 WCI issued $200,000 of 12 5/8% senior notes due 2008 at a discount of $3,664 to yield 13%. Interest payments on the senior notes are due semi-annually in arrears on each February 15th and August 15th beginning August 15, 2000. Proceeds from the issuance of the senior notes, net of the discount and estimated transaction expenses, were approximately $186,300. The senior notes will be shown on the Company's balance sheet net of the discount. The discount and transaction fees

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

will be amortized to interest expense over the eight-year term of the senior notes. The senior notes are unconditionally guaranteed by Warner Chilcott, plc, WCI's parent company.

  Other Transactions

     In connection with the sale of the 12 5/8% senior notes, on February 14, 2000 the Company prepaid all $10,476 of the senior subordinated discount notes outstanding at a redemption price equal to 105% of the principal amount outstanding. The redemption premium of $524 will be recognized as an extraordinary loss in the first quarter of the year 2000.

     Also in connection with the sale of the 12 5/8% senior notes, on February 18, 2000 the Company prepaid all amounts outstanding under its senior secured working capital facility. On February 28, 2000 the Company amended its working capital facility to reduce the maximum amount available to $10,000 from its previous $30,000 and to extend the life of the agreement for two years under terms substantially the same as were in place under the previous facility.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY


                          FINANCIAL STATEMENT SCHEDULE
                       VALUATION AND QUALIFYING ACCOUNTS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                    BALANCE AT                   WRITE-OFF'S    BALANCE
                                                   BEGINNING OF    ADDITIONAL      AGAINST      END OF
                                                      PERIOD        RESERVES      RESERVES      PERIOD
                                                   ------------    ----------    -----------    -------
1999:
Allowance for doubtful accounts..................     $1,567         $   22        $  (166)     $1,423
Reserve for inventory obsolescence...............     $1,330         $2,320        $(2,762)     $  888
1998:
Allowance for doubtful accounts..................     $1,519         $   50        $    (2)     $1,567
Reserve for inventory obsolescence...............     $  471         $1,672        $  (813)     $1,330
1997:
Allowance for doubtful accounts..................     $2,030             --        $  (511)     $1,519
Reserve for inventory obsolescence...............     $1,331         $  790        $(1,650)     $  471

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY


              CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2000

                         (IN THOUSANDS OF U.S. DOLLARS)
                                  (UNAUDITED)


                                                              SEPTEMBER 30,
                                                                  2000
                                                              -------------
ASSETS
  Current Assets:
     Cash and cash equivalents..............................    $  62,169
     Accounts receivable, net...............................       16,297
     Inventories............................................        7,020
     Prepaid expense and other assets.......................        1,696
                                                                ---------
       Total current assets.................................       87,182
                                                                ---------
  Fixed Assets:
     Equipment, furniture and fixtures, net.................          934
  Intangible assets, net....................................      436,361
  Deferred taxes............................................        7,000
  Other assets..............................................           80
                                                                ---------
       Total assets.........................................    $ 531,557
                                                                =========
LIABILITIES
  Current Liabilities:
     Accounts payable.......................................    $   4,765
     Accrued liabilities....................................       19,682
     Accrued interest.......................................        3,281
     Current maturities of long-term debt...................       40,703
                                                                ---------
       Total current liabilities............................       68,431
                                                                ---------
  Other Liabilities:
     Working capital facility...............................           --
     Long-term debt.........................................      165,297
                                                                ---------
       Total liabilities....................................      233,728
                                                                ---------
SHAREHOLDERS' EQUITY
  Ordinary Shares, par value $.05 per share; 50,000,000
     shares authorized, 12,680,812 shares issued and
     outstanding at September 30, 2000......................          634
  Deferred Shares, par value IRL1 per share; 30,000 shares
     authorized, 30,000 shares issued and outstanding at
     September 30, 2000.....................................           45
  Additional paid-in capital................................      324,839
  Accumulated deficit.......................................      (26,400)
  Deferred compensation.....................................       (1,289)
                                                                ---------
     Total shareholders' equity.............................      297,829
                                                                ---------
       Total liabilities and shareholders' equity...........    $ 531,557
                                                                =========


     See accompanying notes to unaudited consolidated financial statements.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 2000          1999
                                                              ----------    -----------
REVENUES
  Branded product sales.....................................  $   54,242    $    25,393
  Generic product sales.....................................       7,485         12,223
  Marketing alliance and other revenue......................      26,835         18,681
                                                              ----------    -----------
     Total revenues.........................................      88,562         56,297
                                                              ----------    -----------
OPERATING EXPENSES
  Cost of goods sold........................................      17,070         22,078
  Selling, general and administrative.......................      38,931         34,866
  Depreciation and amortization.............................       9,568          4,249
  Research and development..................................       1,784          2,468
  Acquired in-process research and development..............      26,400             --
  Galen transaction costs...................................      15,976             --
                                                              ----------    -----------
     Total operating expenses...............................     109,729         63,661
                                                              ----------    -----------
OPERATING INCOME (LOSS).....................................     (21,167)        (7,364)
                                                              ----------    -----------
OTHER INCOME (EXPENSE)
  Interest income...........................................       2,224          1,604
  Interest expense..........................................     (17,099)        (2,327)
  Gain on sale of assets....................................          --          2,743
                                                              ----------    -----------
     Total other income (expense)...........................     (14,875)         2,020
                                                              ----------    -----------
LOSS BEFORE TAXES AND EXTRAORDINARY ITEM....................     (36,042)        (5,344)
                                                              ----------    -----------
Income taxes................................................          --             --
                                                              ----------    -----------
LOSS BEFORE EXTRAORDINARY ITEM..............................     (36,042)        (5,344)
                                                              ----------    -----------
Extraordinary item..........................................        (731)            --
                                                              ----------    -----------
NET LOSS....................................................  $  (36,773)   $    (5,344)
                                                              ==========    ===========
LOSS PER SHARE
  Basic and Diluted Loss before extraordinary item..........  $    (2.90)   $     (0.43)
  Extraordinary item........................................  $    (0.06)   $        --
  Net loss..................................................  $    (2.96)   $     (0.43)
                                                              ==========    ===========
WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING
  Basic and Diluted.........................................  12,437,232     12,366,829
                                                              ==========    ===========


     See accompanying notes to unaudited consolidated financial statements.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                         (IN THOUSANDS OF U.S. DOLLARS)
                                  (UNAUDITED)


                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                2000        1999
                                                              ---------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (36,773)   $(5,344)
  Adjustments to reconcile net loss to net cash provided by
     operating activities
     Depreciation and amortization..........................      9,568      4,249
     Acquired in-process research and development...........     26,400         --
     Amortization of discount on senior notes...............        175         --
     Write-off of deferred financing and miscellaneous
      costs.................................................        307         --
     Stock compensation expense.............................      5,798        463
     Notes issued in lieu of cash interest payment..........         --        768
     Gain on sale of assets.................................         --     (2,743)
     Changes in assets and liabilities:
       (Increase) decrease in accounts receivable, prepaid
        expense and other assets............................     (5,860)    13,050
       (Increase) decrease in inventories...................     (1,560)     6,162
       Increase (decrease) in accounts payable, accrued
        liabilities and accrued interest....................     17,086     (5,975)
       Decrease in due to Elan Corporation, plc and
        subsidiaries........................................       (262)    (7,597)
                                                              ---------    -------
          Net cash provided by operating activities.........     14,879      3,033
                                                              ---------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of intangible assets.............................   (175,054)        --
  Proceeds from sale of assets..............................         --     11,000
  Purchase of fixed assets..................................       (109)      (337)
                                                              ---------    -------
     Net cash (used in) provided by investing activities....   (175,163)    10,663
                                                              ---------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Working capital facility repayment, net...................    (12,098)    (4,374)
  Proceeds from issuance of senior notes due 2008...........    196,337         --
  Redemption of senior subordinated discount notes due
     2001...................................................    (10,476)        --
  Increase in other assets..................................     (7,048)        --
  Net proceeds from issuance of share capital -- option and
     warrant exercises......................................      4,784         74
                                                              ---------    -------
     Net cash provided by (used in)financing activities.....    171,499     (4,300)
                                                              ---------    -------
Net increase in cash and cash equivalents...................     11,215      9,396
  Cash and cash equivalents, beginning of period............     50,954     43,133
                                                              ---------    -------
  Cash and cash equivalents, end of period..................  $  62,169    $52,529
                                                              =========    =======


     See accompanying notes to unaudited consolidated financial statements.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

            NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                         (IN THOUSANDS OF U.S. DOLLARS)

1. BASIS OF PRESENTATION


     The unaudited consolidated financial statements included herein have been prepared pursuant to the rule and regulations of the Securities and Exchange Commission (SEC) for reporting interim financial information. Certain information and footnote disclosure normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The statements should be read in conjunction with the accounting policies and notes to the consolidated financial statements included in the Warner Chilcott Public Limited Company's (the "Company") 1999 Annual Report on Form 10-K.



     As described in Note 2, the Company was acquired by Galen Holdings PLC ("Galen") on September 29, 2000. As required by SEC rules, the Company has reflected certain push down accounting adjustments on its balance sheet as of September 30, 2000 and in the statement of operations for the nine months then ended. The statement of operation includes the nine months historical results for the Company plus a $26.4 million charge for the write off of acquired in-process research and development that was recorded under push down accounting. The adjustments reflect the purchase accounting adjustments recorded by Galen.



     The Company is an Irish public limited company with operations in Dublin, Ireland and Rockaway, New Jersey, USA. The Company's financial statements include the financial statements for Warner Chilcott Public Limited Company and all of its subsidiaries, and are prepared in U.S. dollars in conformity with United States generally accepted accounting principles.



     In the opinion of management, the financial statements reflect all adjustments necessary for a fair statement of operations for the periods presented.


2. RECENT DEVELOPMENT


     On September 29, 2000 Galen Holdings PLC ("Galen") acquired all of Warner Chilcott PLC's ordinary shares and share equivalents through a scheme of arrangement (the "Scheme") under the laws of the Republic of Ireland. Galen issued 2.5 Galen ordinary shares for each of the Company's outstanding ordinary shares, and all of the Company's outstanding share options/warrants were converted at the same ratio into options/warrants to acquire Galen shares. Concurrently, the Company became a wholly-owned subsidiary of Galen. Galen obtained a listing of its shares, in American Depositary Share ("ADS") form, on the Nasdaq National Market with each Galen ADS representing ownership of four Galen ordinary shares. WCplc's ordinary shares are no longer listed on the Nasdaq National Market and is no longer a reporting company under the Securities Exchange Act of 1934, as amended.



     The acquisition of Warner Chilcott, plc by Galen Holdings PLC on September 29, 2000 was accounted for, by Galen, as a purchase. Galen allocated the $325.8 million of purchase consideration to tangible and intangible assets (including $26.4 million ascribed to acquired in-process research and development) in accordance with APB 16. Under push down accounting rules, Warner Chilcott's assets, liabilities and shareholders' equity accounts were revalued as of September 29, 2000. The significant push down adjustments were: (1) to increase goodwill by $182.5 million, (2) to record additional intangible assets (other than goodwill) of $24.3 million, (3) to increase the value of inventory by $1.4 million, (4) to increase the carrying value of the 12 5/8% senior notes by $9.5 million and (5) to increase shareholder's equity by $198.6 million. The balance sheet adjustments will impact Warner Chilcott's future operating results as they flow through the income statement in the form of increased amortization expense and reduced interest expense.



     Galen's acquisition of Warner Chilcott took place on the last business day of the nine-month period ended September 30, 2000. The impact of the push down accounting on Warner Chilcott's operating

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                         (IN THOUSANDS OF U.S. DOLLARS)


results for the period was limited to the $26.4 million write-off of acquired in-process research and development.



     The values used to determine Galen's purchase accounting adjustments, and therefore the Warner Chilcott push down accounting entries, were estimated with the assistance of an independent appraiser.



     The transaction with Galen constituted a change of control under the indenture (the "Indenture") governing Warner Chilcott Inc.'s 12 5/8% Senior Notes due 2008 (the "Notes") (see Note 4). Accordingly, holders of the Notes had the right to require WCI, the issuer of the Notes and a wholly-owned subsidiary of the Company, to repurchase the Notes at a purchase price equal to 101.0% of their principal amount plus accrued and unpaid interest. On October 27, 2000 WCI provided notice of the change of control to holders of record on September 29, 2000 of the Notes and offered (the "Change of Control Offer") to repurchase Notes tendered by such holders. The Change of Control Offer expired on December 1, 2000 and on December 13, 2000 the Company repurchased Notes in aggregate principal amount of $40.3 million for $40.7 million, plus accrued and unpaid interest. The Company used cash on hand to fund the repurchase of the Notes. The Notes repurchased are shown on the balance sheet at September 30, 2000 as current maturities of long-term debt in the amount of $40.7 million.


3. INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is determined principally on the basis of first-in, first-out or standards that approximate average cost.


                                                             SEPTEMBER 30,    DECEMBER 31,
                                                                 2000             1999
                                                             -------------    ------------
Raw materials..............................................     $   17           $   17
Finishing supplies.........................................         27                3
Work in process............................................        922              957
Finished goods.............................................      5,339            3,936
Push down accounting adjustment............................      1,435               --
                                                                ------           ------
                                                                 7,740            4,913
Less: Reserves for obsolescence............................        720              888
                                                                ------           ------
  Inventories..............................................     $7,020           $4,025
                                                                ======           ======


4. DEBT

  Issuance of Senior Notes Due 2008


     On February 15, 2000 WCI, the Company's wholly-owned U.S. operating subsidiary, issued $200,000 of 12 5/8% senior notes due 2008 (the "Notes") at a discount of $3,663 to yield 13%. Interest payments on the Notes are due semi-annually in arrears on each February 15th and August 15th beginning August 15, 2000. Proceeds from the issuance of the Notes, net of the discount and transaction expenses, were $188,780, and were utilized to fund the acquisition of three branded pharmaceutical products from Bristol-Myers Squibb Company (see note 6). The Notes are included in the Company's Balance Sheet net of the discount. The discount and transaction fees are being amortized to interest expense over the eight-year term of the Notes. The Notes are unconditionally guaranteed by WCplc, WCI's parent company.


     On or after February 15, 2004 the Notes are redeemable at the option of WCI, in whole or part, prior to maturity at redemption prices that decrease annually and range from 106.3125% to 100% of the principal amount of the Notes plus accrued interest. The Note indenture limits the Company's ability to

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                         (IN THOUSANDS OF U.S. DOLLARS)

incur or guarantee additional debt, as well as to pay dividends or distributions on, or redeem or repurchase, capital stock.


     Under push down accounting, the Notes were adjusted to reflect their estimated market value as of the date of Galen's acquisition of Warner Chilcott. On that date the market value of the Notes was estimated to be 103.5% of their principal amount. However, the change of control provision of the indenture governing the Notes was triggered by Galen Holdings' acquisition of Warner Chilcott, plc and under that provision WCI was required to repurchase $40.3 million aggregate principal amount of the Notes on December 13, 2000 for 101% of their principal amount, or $40.7 million, plus accrued and unpaid interest. On the Company's balance sheet at September 30, 2000, the Notes are shown in two amounts: $40,703,000 as current maturities of long-term debt and $165,297,000 as long-term debt.



     WCI entered into a registration rights agreement (the "Registration Rights Agreement") that requires WCI to offer to exchange the outstanding Notes for new notes registered under the Securities Act of 1933, as amended (the "Exchange Offer"). The agreement required that WCI consummate the Exchange Offer by August 14, 2000. The registration statement for the exchange offer was filed with the SEC but has not been declared effective mainly due to delays caused by the completion of the Scheme. Under the terms of the Registration Rights Agreement, beginning on July 15, 2000 the Company began to incur interest expense in excess of the stated 12.625% rate on the Notes ("Additional Interest") of 0.50%. Beginning on October 12, 2000 the Additional Interest increased to 1.00%. Beginning on January 10, 2001, the additional interest increased to 1.50%. If the exchange offer is not completed by April 10, 2001, the Additional Interest will increase again to 2.00%.


  Redemption of Senior Subordinated Discount Notes Due 2001

     On February 14, 2000 the Company prepaid all $10,476 of the senior subordinated discount notes outstanding at a redemption price equal to 105% of the principal amount outstanding. The redemption premium of $524 and the write-off of the deferred financing costs of $93 associated with theses notes are included in the extraordinary item in the Company's Statement of Operations for the nine months ended September 30, 2000.

  Amendment to Working Capital Credit Facility

     On February 18, 2000 WCI prepaid all amounts outstanding under its senior secured working capital credit facility. On February 28, 2000 WCI amended its credit facility to reduce the maximum amount available to $10,000 from $30,000 and to extend the expiration date to February 28, 2002. Warner Chilcott, plc unconditionally guaranteed WCI's obligation under the amended credit facility. Other terms of the amended credit facility, provided by PNC Business Credit, are substantially the same as the previous credit facility. The write-off of the deferred financing costs of $114 associated with the previous credit facility is included in the extraordinary item in the Company's Statement of Operations for the nine months ended September 30, 2000.

5. INCENTIVE SHARE OPTION SCHEME

     In April 1997 the Company adopted an Incentive Share Option Scheme (the "Option Scheme") for officers, directors and employees that provides for stock options. In June 1999 the Option Scheme was amended to provide for grants to consultants and members of the Company's medical advisory board. The option exercise price for options issued under the Option Scheme is the fair market value at the date of grant. Options issued under the Option Scheme generally vest over four years and expire on the earlier of ten years from the date of grant or after a specified period following the participant's separation from the

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                         (IN THOUSANDS OF U.S. DOLLARS)

Company. In May 2000 the Option Scheme was amended to increase the number of authorized shares available for awards from 1,500,000 to a total of 3,000,000 shares.

     In accordance with the Option Scheme, options outstanding become fully exercisable upon a change in control of the Company. The Scheme, upon becoming effective, on September 29, 2000 constituted a change in control under the Option Scheme and, as such, options outstanding on September 29, 2000 became fully vested.

6. PRODUCT ACQUISITIONS

     On February 15, 2000 the Company completed the acquisition of three branded pharmaceutical products from Bristol-Myers Squibb Company ("BMS") for a purchase price of $175,054. The products acquired were Estrace(R) cream, Ovcon(R) 35 and Ovcon(R) 50. In connection with the acquisition, the Company entered into transitional support and supply agreements with BMS under which BMS will supply the Company with its requirements for Estrace(R) cream, Ovcon(R) 35 and Ovcon(R) 50 for a period of up to 10 years. The Company acquired all of the intangible assets associated with the three products including the trademarks, regulatory files, manufacturing know-how and other intellectual property. The acquisition of the products is being accounted for as a purchase. Under purchase accounting, the purchase price is allocated to the tangible and intangible assets acquired based upon their respective fair values as of the purchase date in accordance with Accounting Principles Board Opinion No. 16. The allocation of the purchase price for the branded pharmaceutical products from BMS resulted in an allocation of $168,000 to the products and $7,054 to goodwill, as there were no tangible assets acquired. No value was assigned to the supply agreements for the acquired products as the product purchase prices under the agreements approximate the prices the Company would expect to pay to third party contract manufacturers. The acquired intangible assets are being amortized over 20 years, their estimated useful life.


     The following unaudited pro forma information has been prepared as if the February 2000 acquisition of the BMS products, the issuance of the senior notes due 2008, the early redemption of senior subordinated discount notes due 2001, the prepayment of amounts outstanding under the working capital credit facility, the repurchase of $40.3 million principal amount of senior notes triggered by Galen's acquisition of Warner Chilcott and the push down accounting adjustments all had occurred on January 1, 1999. The unaudited pro forma information does not purport to represent the Company's consolidated results of operations that would have been achieved had the transactions to which pro forma effect is given been consummated as of the date or period indicated. The 2000 pro forma amounts exclude the acquired in-process research and development write off and certain Galen transaction costs.



                                                          NINE MONTHS ENDED SEPTEMBER 30,
                                                   ---------------------------------------------
                                                           2000                     1999
                                                   ---------------------    --------------------
                                                    ACTUAL     PRO FORMA    ACTUAL     PRO FORMA
                                                   --------    ---------    -------    ---------
Revenues.........................................  $ 88,562     $88,862     $56,297     $90,849
Income (Loss) before extraordinary item..........  $(36,042)    $(2,332)    $(5,344)    $(3,638)
Earnings (Loss) per share -- before extraordinary
  item -- Basic and Diluted......................  $  (2.90)    $ (0.19)    $ (0.43)    $ (0.29)


7. SCHERING PLOUGH AGREEMENT

     During the nine months ended September 30, 2000 and 1999 the Company derived 17% and 20%, respectively, of its total revenue from the promotion of certain products on behalf of Schering Plough Corporation. The Company's sales force promoted these Schering Plough products to a targeted physician population and in return received a fixed royalty plus incentive amounts based on market performance of the products. Revenue from this agreement is included in the Statement of Operations under the caption

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                         (IN THOUSANDS OF U.S. DOLLARS)

"Marketing alliance and other revenue." The agreement with Schering Plough terminated on September 30, 2000.

8. ELAN AGREEMENT

     In March 1999 the Company reached a binding agreement with Elan Corporation, plc ("Elan") under which Elan agreed to acquire the Company's marketing rights to an extended-release nifedipine product. Under terms of the agreement, as of March 31, 1999 Elan was obligated to make a non-refundable payment, which was received, of $3,000 to the Company and such amount was recorded as revenue in the first quarter of 1999. In June 1999 the Company executed the definitive agreement licensing the extended-release nifedipine product to Elan and received an additional $4,000 that was recorded as revenue in the second quarter of 1999. Under the agreement, additional license fees were earned by the Company upon the completion of certain milestones including FDA approval of the ANDA for the product. The Company is also entitled to receive royalties based upon U.S. sales of the product. Other than the $7,000 described above, the Company earned no additional fees or royalties under this agreement during the year ended December 31, 1999. In March 2000 the product received FDA approval and was launched in the U.S. The approval triggered a series of milestone payments and royalties that totaled $2,031 for the third quarter of 2000 and $6,331 for the nine months ended September 30, 2000. All amounts earned from this agreement are included under the caption "Marketing alliance and other revenue."

9. MERGER-RELATED COSTS

     On September 29, 2000 the Scheme became effective (see note 2). Transaction expenses recorded in the nine-month period ending September 30, 2000 totaled $15,976. These expenses include financial, legal and accounting fees amounting to $8,161 and costs totaling $4,615 associated with the acceleration of certain non-cash compensation expenses triggered by the change of control.


     The remaining transaction expenses, mainly severance costs, amounted to $3,200 and relate to the reorganization of the Company's business as it was positioned for ownership by Galen. These severance costs are associated with the separation of certain executives who elected to exercise the change of control terms of their employment agreements that became operable on the date the Scheme became effective, and the "right-sizing" of the Company's sales force prior to the effectiveness of the Scheme.


10. SALE OF VECTRIN(R)

     During September 1999 the Company completed the sale of its Vectrin(R) product line including certain inventory, samples and the related FDA approval, and received $11,000 in cash at closing. The Company reported a pre-tax gain of $2,743 from the sale. As part of the sale and purchase agreement, the Company is also entitled to receive royalties and milestone payments based on certain future events. The Company earned milestone and royalty payments totaling $1,124 for the third quarter 2000 and $4,669 for the nine months ended September 30, 2000. Both the milestone and royalty revenues are included in the Statement of Operations under the caption "Marketing alliance and other revenue."

11. LOSS PER ORDINARY SHARE

     Basic loss per ordinary share has been computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. Net loss and weighted average shares outstanding for computing diluted loss per share were the same as that used for computing basic loss per share for the three and nine months ended September 30, 2000 and 1999. Stock options and warrants have not been included in the calculation since the inclusion of such shares would be antidilutive.

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                         (IN THOUSANDS OF U.S. DOLLARS)

12. COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." Comprehensive income is defined as the total change in shareholders' equity during the period other than from transactions with shareholders. For the Company, comprehensive loss is comprised solely of net loss.

13. CONTINGENCIES


     The Company is involved in various legal proceedings of a nature considered normal to its business including patent litigation, product liability and other matters. In the event of the adverse outcome of these proceedings, resulting liabilities are either covered by insurance, established reserves or, in the opinion of management, would not have a material adverse effect on the financial condition or results of operations of the Company.



14. UNITED STATES FEDERAL INCOME TAXES


     The Company operates in Ireland and the United States and is subject to various taxes on income in both jurisdictions. The Company's wholly-owned United States subsidiary, Warner Chilcott, Inc., is a United States corporation and, as such, is subject to United States taxation. Ultimate utilization or availability of net operating losses and certain deferred tax assets may be limited if a significant change in ownership occurs, as defined by rules enacted with the United States Tax Reform Act of 1986.

15. CONSOLIDATING SCHEDULE


     Following are consolidating schedules reflecting Balance Sheet and Statement of Operations information for the Company as of September 30, 2000, and for the nine months ended September 30, 2000 and 1999:



                                               WARNER                         WARNER         PUSH
                                              CHILCOTT                       CHILCOTT        DOWN
                                WARNER       (BERMUDA),       WARNER       LABORATORIES   ACCOUNTING   ELIMINATION
                             CHILCOTT, PLC      LTD.      CHILCOTT, INC.   IRELAND LTD.    ENTRIES       ENTRIES     CONSOLIDATED
                             -------------   ----------   --------------   ------------   ----------   -----------   ------------
SEPTEMBER 30, 2000
BALANCE SHEET INFORMATION:
ASSETS
  Cash and cash
    equivalents............    $      5       $  9,789       $ 52,374        $     1       $     --     $      --      $ 62,169
  Accounts receivable......          --             --         15,724            573             --            --        16,297
  Inventories..............          --             --          5,585             --          1,435            --         7,020
  Other assets.............           7             --          1,689             --             --            --         1,696
                               --------       --------       --------        -------       --------     ---------      --------
    Total current assets...          12          9,789         75,372            574          1,435            --        87,182
                               --------       --------       --------        -------       --------     ---------      --------
  Long-term assets.........          --             --        234,133          3,554        206,688            --       444,375
  Investment in
    subsidiaries...........     185,594             --             --             --             --      (185,594)           --
                               --------       --------       --------        -------       --------     ---------      --------
    Total assets...........    $185,606       $  9,789       $309,505        $ 4,128       $208,123     $(185,594)     $531,557
                               ========       ========       ========        =======       ========     =========      ========
LIABILITIES AND EQUITY
  Accounts payable &
    accrued liabilities....    $ 10,321       $     --       $ 17,393        $    14       $     --     $      --      $ 27,728
  Senior notes.............          --             --        196,512             --          9,488            --       206,000
  Inter-company accounts...      16,941        (12,195)        (1,953)        (2,793)            --            --            --
  Working capital
    facility...............          --             --             --             --             --            --            --
  Shareholders' equity.....     158,344         21,984         97,553          6,907        198,635      (185,594)      297,829
                               --------       --------       --------        -------       --------     ---------      --------
    Total liabilities and
      shareholders'
      equity...............    $185,606       $  9,789       $309,505        $ 4,128       $208,123     $(185,594)     $531,557
                               ========       ========       ========        =======       ========     =========      ========

                     WARNER CHILCOTT PUBLIC LIMITED COMPANY

                         (IN THOUSANDS OF U.S. DOLLARS)


                                               WARNER                         WARNER         PUSH
                                              CHILCOTT                       CHILCOTT        DOWN
                                WARNER       (BERMUDA),       WARNER       LABORATORIES   ACCOUNTING   ELIMINATION
                             CHILCOTT, PLC      LTD.      CHILCOTT, INC.   IRELAND LTD.    ENTRIES       ENTRIES     CONSOLIDATED
                             -------------   ----------   --------------   ------------   ----------   -----------   ------------
NINE MONTHS ENDED SEPTEMBER
  30, 2000
STATEMENT OF OPERATIONS
  INFORMATION:
REVENUES
  Product sales............    $     --       $     --       $ 61,727        $    --       $            $      --      $ 61,727
  Marketing alliance and
    other revenue..........          --             --         20,623          6,331                         (119)       26,835
                               --------       --------       --------        -------       --------     ---------      --------
    Total revenues.........          --             --         82,350          6,331                         (119)       88,562
                               --------       --------       --------        -------       --------     ---------      --------
OPERATING EXPENSES
  Cost of goods sold.......          --             --         17,070             --             --            --        17,070
  Selling, general &
    administration.........       1,600              6         37,213            112             --            --        38,931
  Depreciation and
    amortization...........          --             --          9,322            246             --            --         9,568
  Research and
    development............          --             --             83          1,820             --          (119)        1,784
  In-process research and
    development............          --             --             --             --         26,400                      26,400
  Galen transaction
    costs..................      15,976             --             --             --             --            --        15,976
                               --------       --------       --------        -------       --------     ---------      --------
    Total operating
      expenses.............      17,576              6         63,688          2,178         26,400          (119)      109,729
                               --------       --------       --------        -------       --------     ---------      --------
  Interest income
    (expense), net.........          --            475        (15,350)            --             --            --       (14,875)
  Income taxes.............          --             --             --             --             --            --            --
  Extraordinary item.......          --             --           (731)            --             --            --          (731)
                               --------       --------       --------        -------       --------     ---------      --------
    NET INCOME (LOSS)......    $(17,576)      $    469       $  2,581        $ 4,153       $(26,400)    $      --      $(36,773)
                               ========       ========       ========        =======       ========     =========      ========
NINE MONTHS ENDED SEPTEMBER
  30, 1999
STATEMENT OF OPERATIONS
  INFORMATION:
REVENUES
    Product sales..........    $     --       $     --       $ 37,616        $    --       $     --     $      --      $ 37,616
    Marketing alliance and
      other revenue........          --             --         11,732          7,102             --          (153)       18,681
                               --------       --------       --------        -------       --------     ---------      --------
    Total revenues.........          --             --         49,348          7,102             --          (153)       56,297
                               --------       --------       --------        -------       --------     ---------      --------
OPERATING EXPENSES
  Cost of goods sold.......          --             --         22,078             --             --            --        22,078
  Selling, general &
    administration.........         929              6         33,600            331             --            --        34,866
  Depreciation and
    amortization...........           4             --          4,011            234             --            --         4,249
  Research and
    development............          --             --            286          2,335             --          (153)        2,468
                               --------       --------       --------        -------       --------     ---------      --------
    Total operating
      expenses.............         933              6         59,975          2,900             --          (153)       63,661
                               --------       --------       --------        -------       --------     ---------      --------
  Interest income
    (expense), net.........          --          1,038         (1,761)            --             --            --          (723)
  Gain on sale of assets...          --             --          2,743             --             --            --         2,743
  Income taxes.............          --             --             --             --             --            --            --
                               --------       --------       --------        -------       --------     ---------      --------
    NET INCOME (LOSS)......    $   (933)      $  1,032       $ (9,645)       $ 4,202       $     --     $      --      $ (5,344)
                               ========       ========       ========        =======       ========     =========      ========

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Warner Chilcott Public Limited Company

     We have audited the accompanying historical statements of net sales and product contribution for the years ended December 31, 1999, 1998 and 1997, of the Ovcon and Estrace Cream product lines (the "Products") of Apothecon, a subsidiary of Bristol-Myers Squibb Company. These historical statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these historical statements based on our audits.

     We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical statements of net sales and product contribution are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in these historical statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical statements. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 2, the accompanying historical statement of net sales and product contribution attributable to the Products are not intended to be a complete presentation of the Ovcon and Estrace Cream financial position or results of operations.

     In our opinion, the historical statements referred to above present fairly, in all material respects, the net sales and product contribution of the Products as described in Note 2 for the years ended December 31, 1999, 1998 and 1997, in conformity with United States generally accepted accounting principles.

/S/ KPMG
Short Hills, New Jersey

March 31, 2000

                 OVCON AND ESTRACE CREAM PRODUCTS OF APOTHECON

                 (A SUBSIDIARY OF BRISTOL-MYERS SQUIBB COMPANY)

          HISTORICAL STATEMENTS OF NET SALES AND PRODUCT CONTRIBUTION
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)
--------------------------------------------------------------------------------

                                                               1999       1998       1997
                                                              -------    -------    -------
Net sales...................................................  $49,998    $68,696    $62,225
Cost of goods sold..........................................    2,613      4,173      2,889
Distribution................................................      613        728        606
Marketing...................................................    1,861        837        842
Promotion...................................................    1,314        588        631
                                                              -------    -------    -------
     Product contribution...................................  $43,597    $62,370    $57,257
                                                              -------    -------    -------

    See accompanying notes to historical statements of net sales and product contribution.

                 OVCON AND ESTRACE CREAM PRODUCTS OF APOTHECON

                 (A SUBSIDIARY OF BRISTOL-MYERS SQUIBB COMPANY)

    NOTES TO THE HISTORICAL STATEMENTS OF NET SALES AND PRODUCT CONTRIBUTION
                        DECEMBER 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)

1. DESCRIPTION OF BUSINESS

     Ovcon and Estrace Cream (the "Products") are manufactured and marketed by Apothecon, a subsidiary of Bristol-Myers Squibb Company ("BMS"). Ovcon is an oral contraceptive and is indicated for the prevention of pregnancy. Estrace Cream is a hormone replacement vaginal cream. The Products are sold primarily through distributors in the United States. The Products were acquired by Warner Chilcott, plc (WC) on February 15, 2000.

2. BASIS OF PRESENTATION

     The accompanying historical statements present the combined net sales and product contribution of the Products. These historical statements include all the adjustments necessary for a fair presentation of the net sales and product contribution of the Products. These historical statements set forth the net sales and operational expenses attributable to the Products and do not purport to represent all the costs, expenses and resultant operating earnings or complete financial statements associated with a stand alone, separate entity.

     The statements of net sales and product contribution include amounts attributable to the manufacture, distribution, marketing and promotion of the Products. Net sales include gross sales less product specific sales returns, cash discounts, government rebates, and certain other customer discounts.

     Inventories are valued at average cost, not in excess of market value.

     In January of 1999, BMS entered into a co-promotion agreement to expand promotion of the Products to physicians. Fees relating to this agreement were $716 in 1999 and are classified in marketing expense.

3. NET SALES

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1999        1998        1997
                                                              --------    --------    --------
Gross sales.................................................  $57,171     $75,348     $70,284
  Returns...................................................    3,384       3,137       4,977
  Cash discounts............................................    1,279       1,679       1,472
  Government rebates........................................      482         709         540
  Other customer discounts..................................    2,028       1,127       1,070
                                                              -------     -------     -------
Net sales...................................................  $49,998     $68,696     $62,225
                                                              -------     -------     -------

                 OVCON AND ESTRACE CREAM PRODUCTS OF APOTHECON

                 (A SUBSIDIARY OF BRISTOL-MYERS SQUIBB COMPANY)

          NOTES TO THE HISTORICAL STATEMENTS OF NET SALES AND PRODUCT
                          CONTRIBUTION -- (CONTINUED)
                        DECEMBER 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1999        1998        1997
                                                              --------    --------    --------
Net sales
  Ovcon.....................................................  $28,566     $48,394     $47,852
  Estrace Cream.............................................   21,432      20,302      14,373
                                                              -------     -------     -------
                                                              $49,998     $68,696     $62,225
                                                              -------     -------     -------
Product contribution
  Ovcon.....................................................  $24,982     $43,519     $43,699
  Estrace Cream.............................................   18,615      18,851      13,558
                                                              -------     -------     -------
                                                              $43,597     $62,370     $57,257
                                                              -------     -------     -------

     Sales are recorded when goods are shipped. Returns in 1997 include a voluntary recall relating to Ovcon packaging.

     There were four customers individually accounting for more than 10% of the Products' gross sales in all periods presented. In the aggregate these customers accounted for approximately 65% -- 85% of total gross sales.

--------------------------------------------------------------------------------



                                  $159,700,000




                             WARNER CHILCOTT, INC.

                         12 5/8% Senior Notes due 2008

                                   PROSPECTUS

                                          , 2001

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Warner Chilcott, Inc. is a corporation organized under the laws of the State of Delaware. Article Ten of Warner Chilcott, Inc.'s Certificate of Incorporation provides as follows:

          The Corporation may indemnify, to the full extent permitted by the General Corporation Law of the State of Delaware and as provided in the By-Laws of the Corporation, any and all persons whom it shall have the power to indemnify from and against any and all expenses, liabilities or other matters.

          Article Eleven of Warner Chilcott, Inc.'s Certificate of Incorporation provides further that:

          No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article Eleven shall not eliminate or limit the liability of a director (I) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the General Corporation Law of the State of Delaware, or
     (iv) for any transaction from which such director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the full extent permitted by the General Corporation Law of the State of Delaware, as so amended. No amendment to or repeal of this Article Eleven shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring at the time of or prior to such amendment or repeal. Any repeal or modification of this Article Eleven shall not adversely affect any right or protection of a director of the Corporation existing under this Certificate of Incorporation.

          Warner Chilcott Public Limited Company is a corporation organized under the laws of the Republic of Ireland. Article 133 of Warner Chilcott Public Limited Company's Articles of Association provides that:

          Subject to the provisions of and so far as may be admitted by the Companies Acts, 1963 to 1990, every Director, Managing Director, Auditor, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted to be done or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

          Article 134 of Warner Chilcott Public Limited Company's Articles of Association provides further that:

          To the extent permitted by law the Directors may arrange insurance cover at the cost of the Company in respect of any liability, loss or expenditure incurred by any Director, officer or the Auditors in relation to anything done or alleged to have been done or omitted to be done by him or them as Director, officer or Auditors. Subject to the provisions of the Companies Acts, 1963 to 1990, the Directors shall have the power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time Directors, officers, employees or auditors of the Company or of any Holding Company of the Company or of any subsidiary undertaking of the Company or of such Holding Company, or who are or were at any time trustees of any pension or retirement benefit scheme for the benefit of any employees or ex employees of the Company or of any subsidiary undertaking, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in connection with their duties, powers or offices in relation to any such Holding Company or subsidiary undertaking or pension or retirement benefit scheme.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

     See Exhibit Index.

     (b) Financial Statement Schedule.

     All other schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information in the registration statement;

             (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   * * * * *

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockaway, State of New Jersey on January 29, 2001.


                                          Warner Chilcott Public Limited Company

                                          By: /s/   PAUL S. HERENDEEN
                                            ------------------------------------
                                              Name: Paul S. Herendeen
                                              Title:  Executive Vice President,
                                                      Chief Financial Officer
                                                      and Director (principal
                                                      financial officer and
                                                      accounting officer)


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on January 29, 2001.



                       SIGNATURE                                             CAPACITY
                       ---------                                             --------

               /s/ ROGER M. BOISSONNEAULT                   President, Chief Operating Officer and
--------------------------------------------------------      Director
                 Roger M. Boissonneault

                 /s/ PAUL S. HERENDEEN                      Executive Vice President, Chief Financial
--------------------------------------------------------      Officer and Director (principal
                   Paul S. Herendeen                          financial officer and accounting
                                                              officer)

                   /s/ DR. JOHN KING                        Director
--------------------------------------------------------
                     Dr. John King

                  /s/ GEOFFREY ELLIOTT                      Director
--------------------------------------------------------
                    Geoffrey Elliott

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockaway, State of New Jersey on January 29, 2001.


                                          Warner Chilcott, Inc.

                                          By: /s/   PAUL S. HERENDEEN
                                            ------------------------------------
                                              Name: Paul S. Herendeen
                                              Title:  Executive Vice President,
                                                      Chief Financial Officer
                                                      and Director (principal
                                                      financial officer and
                                                      accounting officer)


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on January 29, 2001.



                       SIGNATURE                                             CAPACITY
                       ---------                                             --------

               /s/ ROGER M. BOISSONNEAULT                   President, Chief Operating Officer and
--------------------------------------------------------      Director
                 Roger M. Boissonneault

                 /s/ PAUL S. HERENDEEN                      Executive Vice President, Chief Financial
--------------------------------------------------------      Officer and Director (principal
                   Paul S. Herendeen                          financial officer and accounting
                                                              officer)

                   /s/ DR. JOHN KING                        Director
--------------------------------------------------------
                     Dr. John King

                  /s/ GEOFFREY ELLIOTT                      Director
--------------------------------------------------------
                    Geoffrey Elliott

                                 EXHIBIT INDEX


 1.1 Purchase Agreement, dated as of February 15,2000, by and among Warner Chilcott, Inc., Warner Chilcott plc and Credit
         Suisse First Boston (incorporated by reference to Exhibit
         10.49 to Annual Report on Form 10-K for the year ended
         December 31, 1999 (File No. 005-52501)).
 2.1 Asset Purchase Agreement, dated as of February 13, 1996, by and between Warner Chilcott, Inc. and Warner-Lambert Company
         (incorporated by reference to Exhibit 2.1 to Registration
         Statement on Form F-1, as amended, (File No. 333-7240)).
 3.1 Memorandum and Articles of Association, as amended, of Warner Chilcott Public Limited Company (incorporated by reference to Exhibit 3.1 to Registration Statement on Form
         F-1, as amended, (File No. 333-7240)).
 3.2***  Certificate of Incorporation of Warner Chilcott, Inc.
 3.3***  By-Laws of Warner Chilcott, Inc.
 3.4 Articles of Association of Galen Holdings PLC (incorporated by reference to Exhibit 1.1 of Galen Holdings PLC's Annual
         Report on Form 20-F as filed on January 25, 2001).
 3.5     Memorandum of Association of Galen Holdings PLC
         (incorporated by reference to Exhibit 1.2 of Galen Holdings
         PLC's Annual Report on Form 20-F as filed on January 25,
         2001).
 4.1     Deposit Agreement, dated as of June 16, 1997, among the
         Company, The Bank of New York, and Owners from time to time of the Company's ADSs (incorporated by reference to Exhibit
         4.1 to Registration Statement on Form F-1, as amended, (File
         No. 333-7240)).
 4.2 Form of Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to Registration Statement on Form
         F-1, as amended, (File No. 333-7240)).
 4.3     Form of ADR Certificate (included within Exhibit 4.1)
 4.4     Form of Warrant for converting holders of Rule 144 ADSs
         (incorporated by reference to Exhibit 4.6 to Registration
         Statement on Form F-1, as amended, (File No. 333-7240)).
 4.5     Indenture dated as of February 15, 2000 by and among Warner
         Chilcott, Inc., Warner Chilcott plc and the Bank of New York
         (incorporated by reference to Exhibit 10.48 to Annual Report on Form 10-K for the year ended December 31, 1999 (File No.
         005-52501)).
 4.6     Amended and Restated Deposit Agreement dated as of September
         29, 2000, by and among Galen Holdings PLC, the Company, the
         Bank of New York and the Owners and Holders of American
         Depositary Receipts (incorporated by reference to Exhibit
         2.1 of Galen Holdings PLC's Annual Report on Form 20-F as filed on January 25, 2001).
 4.7     Form of Ordinary Share Certificate of Galen Holdings PLC
         (incorporated by reference to Exhibit 2.2 of Galen Holdings
         PLC's Annual Report on Form 20-F as filed on January 25,
         2001).
 5.1***  Opinion of Kirkland & Ellis
 8.1*** Opinion of Kirkland & Ellis with respect to federal tax consequences
10.1 Incentive Share Option Scheme of the Company, originally adopted on April 3, 1997, amended on June 3, 1999
         (incorporated by reference to Exhibit 10.2 to Quarterly
         Report on Form 10-Q for the quarter ended June 30, 1999
         (File No. 005-52501)).
10.2 Agreement between Elan Corporation, plc and the Company dated June 24, 1999 (incorporated by reference to Exhibit
         10.3 to Quarterly Report on Form 10-Q for the quarter ended
         June 30, 1999 (File No. 005-52501)).
10.3     Asset Purchase Agreement between Warner Chilcott, Inc. and
         Medicis Pharmaceutical Corp. dated September 14, 1999
         (incorporated by reference to Exhibit 10.1 to Quarterly
         Report on Form 10-Q for the quarter ended September 30, 1999
         (File No. 005-52501)).
10.4***  Asset Purchase Agreement between Warner Chilcott, Inc. and
         Bristol-Myers Squibb dated January 26, 2000 (confidential material has been omitted from this exhibit and filed separately with the SEC pursuant to a request for confidential treatment).

10.5***  Estrace Transitional Support and Supply Agreement between
         Westwood-Squibb Pharmaceuticals, Inc. and Warner Chilcott,
         Inc. dated January 26, 2000.
10.6     Administrative Support Agreement, dated as of October 17,
         1994, by and between the Company and Elan (incorporated by reference to Exhibit 10.5 to Registration Statement on Form
         F-1, as amended, (File No. 333-7240)).
10.7***  Ovcon Transitional Support and Supply Agreement between
         Bristol-Squibb Pharmaceuticals, Inc. and Warner Chilcott,
         Inc. dated January 26, 2000.
10.8 Gemfibrozil Supply Agreement, dated as of March 28, 1996, between Warner Chilcott, Inc. and Warner-Lambert
         (incorporated by reference to Exhibit 10.9 to Registration
         Statement on Form F-1, as amended, (File No. 333-7240)).
10.9 Desmopressin Agreement, dated as of March 28, 1996, by and between the Company and Warner-Lambert (incorporated by reference to Exhibit 10.10 to Registration Statement on Form
         F-1, as amended, (File No. 333-7240)).
10.10 Choledyl SA Supply Agreement, dated as of June 26, 1997, by and between Warner Chilcott (Bermuda) Limited and
         Warner-Lambert (incorporated by reference to Exhibit 10.11 to Registration Statement on Form F-1, as amended, (File No.
         333-7240)).
10.11    Doryx and Eryc Packaging Agreement, dated as of June 26,
         1997, by and between Warner Chilcott (Bermuda) Limited and
         Warner-Lambert (incorporated by reference to Exhibit 10.12 to Registration Statement on Form F-1, as amended, (File No.
         333-7240)).
10.12 Employment Agreement between the Company and Diane Cady, dated June 15, 1999 (incorporated by reference to Exhibit
         10.2 to Annual Report on Form 10-K for the year ended
         December 31, 1999 (File No. 005-52501).
10.13 Shareholders Agreement, dated as of October 17, 1994, by and between the Company and Elan (incorporated by reference to Exhibit 10.14 to Registration Statement on Form F-1, as amended, (File No. 333-7240)).
10.14 Shareholders Agreement, dated as of August 13, 1997, between the Company and Barr Laboratories, Inc. (incorporated by reference to Exhibit 10.14 to Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 005-52501)).
10.15 Manufacturing Agreement, dated as of December 30, 1994, by and between the Company and Mova Pharmaceutical Corporation
         (incorporated by reference to Exhibit 10.16 to Registration
         Statement on Form F-1, as amended, (File No. 333-7240)).
10.16 Development Agreement, dated as of January 19, 1995, by and between the Company and Mova (incorporated by reference to Exhibit 10.17 to Registration Statement on Form F-1, as amended, (File No. 333-7240)).
10.17 LoCholest Supply Agreement, dated as of September 13, 1996, by and between the Company and Eon Labs Manufacturing Inc.
         (incorporated by reference to Exhibit 10.19 to Registration
         Statement on Form F-1, as amended, (File No. 333-7240)).
10.18 Supply and Rebate Agreement, dated as of May 17, 1996, by and between the Company and Cardinal Distribution
         (incorporated by reference to Exhibit 10.21 to Registration
         Statement on Form F-1, as amended, (File No. 333-7240)).
10.19 Supply and Rebate Agreement, dated as of March 28, 1997, by and between the Company and McKesson Drug Company
         (incorporated by reference to Exhibit 10.22 to Registration
         Statement on Form F-1, as amended, (File No. 333-7240)).
10.20    License and Distribution Agreement, dated as of December 31,
         1997, by and between the Company and FH Faulding & Co. Ltd.
         (incorporated by reference to Exhibit 10.20 to Annual Report on Form 10-K for the year ended December 31, 1998 (File No.
         005-52501)).
10.21    Private Placement Memorandum dated as of March 13, 1996
         (incorporated by reference to Exhibit 10.24 to Registration
         Statement on Form F-1 , as amended,(File No. 333-7240)).

10.22 Purchase Agreement, dated as of April 25, 1996, by and among the Company, Warner Chilcott, Inc. and the purchasers named therein (incorporated by reference to Exhibit 10.25 to Registration Statement on Form F-1, as amended, (File No.
         333-7240)).
10.23 Registration Rights Agreement, dated as of October 17, 1994, by and among the Company and the purchasers named therein, together with all amendments thereto (incorporated by reference to Exhibit 10.26 to Registration Statement on Form
         F-1, as amended, (File No. 333-7240)).
10.24 Registration Rights Agreement, dated as of April 25, 1996, by and among the Company and the purchasers named therein, together with all amendments thereto (incorporated by reference to Exhibit 10.27 to Registration Statement on Form
         F-1, as amended, (File No. 333-7240)).
10.25    Indenture, dated as of April 15, 1996, by and between Warner
         Chilcott, Inc. and Fleet National Bank of Connecticut, as
         Trustee (incorporated by reference to Exhibit 10.28 to Registration Statement on Form F-1, as amended, (File No.
         333-7240)).
10.26 Warrant Agreement, dated as of October 17, 1994, by and between the Company and Elan (incorporated by reference to Exhibit 10.29 to Registration Statement on Form F-1, as amended, (File No. 333-7240)).
10.27 Warrant Agreement, dated as of March 26, 1996, by and between the Company and Warner-Lambert (incorporated by reference to Exhibit 10.30 to Registration Statement on Form
         F-1, as amended, (File No. 333-7240)).
10.28    Employment Agreement between the Company and Norma A.
         Enders, dated August 20, 1999 (incorporated by reference to
         Exhibit 10.28 to Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 005-52501)).
10.29 Purchase Agreement, dated as of June 26, 1997, by and between Warner Chilcott (Bermuda) Limited and Warner-Lambert
         (incorporated by reference to Exhibit 10.42 to Registration
         Statement on Form F-1, as amended, (File No. 333-7240)).
10.30    Stock and Warrant Purchase Agreement, dated as of July 8,
         1997, by and between Barr Laboratories, Inc. and the Company
         (incorporated by reference to Exhibit 10.44 to Registration
         Statement on Form F-1, as amended, (File No. 333-7240)).
10.31 Exchange Agreement, dated as of June 15, 1997, by and among the Company and the exchanger parties thereto (incorporated by reference to Exhibit 10.45 to Registration Statement on Form F-1, as amended, (File No. 333-7240)).
10.32    Employment Agreement between the Company and James G.
         Andress, dated August 1, 1999 (incorporated by reference to
         Exhibit 10.32 to Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 005-52501)).
10.33    Employment Agreement between the Company and Roger M.
         Boissonneault, dated August 1, 1999 (incorporated by reference to Exhibit 10.33 to Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 005-52501)).
10.34    Employment Agreement between the Company and Paul S.
         Herendeen, dated August 1, 1999 (incorporated by reference to Exhibit 10.34 to Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 005-52501)).
10.35 Employment Agreement between the Company and Beth P. Hecht, dated December 1, 1998 (incorporated by reference to Exhibit
         10.35 to Annual Report on Form 10-K for the year ended
         December 31, 1998 (File No. 005-52501)).
10.36    Warrant Certificate Agreement between the Company and James
         G. Andress, dated October 31, 1996 (incorporated by reference to Exhibit 10.4 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 005-52501)).
10.37    Warrant Certificate Agreement between the Company and James
         G. Andress, dated October 31, 1996 (incorporated by reference to Exhibit 10.5 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 005-52501)).

10.38    Warrant Certificate Agreement between the Company and Roger
         M. Boissonneault, dated October 31, 1996 (incorporated by reference to Exhibit 10.6 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 005-52501)).
10.39    Warrant Certificate Agreement between the Company and Paul
         S. Herendeen, dated February 3, 1998 (incorporated by reference to Exhibit 10.8 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 005-52501)).
10.40    Revolving Credit and Security Agreement, dated March 30,
         1998, among Warner Chilcott, Inc., PNC Bank National
         Association and the Lenders thereto (incorporated by reference to Exhibit 10.9 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 005-52501)).
10.41 Financial Support Undertaking, dated March 30, 1998, made by the Company and Warner Chilcott (Bermuda) Limited in favor of PNC Bank National Association (incorporated by reference to Exhibit 10.10 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 005-52501)).
10.42 Continuing Limited Non-Recourse and Collateralized Guaranty, dated March 30, 1998, made by Warner Chilcott (Bermuda)
         Limited in favor of PNC Bank National Association
         (incorporated by reference to Exhibit 10.11 to Quarterly
         Report on Form 10-Q for the quarter ended June 30, 1998
         (File No. 005-52501)).
10.43    Trademark Collateral Assignment and Security Agreement, from
         WCI to PNC Bank National Association dated March 30, 1998
         (incorporated by reference to Exhibit 10.12 to Quarterly
         Report on Form 10-Q for the quarter ended June 30, 1998
         (File No. 005-52501)).
10.44    Trademark Collateral Assignment and Security Agreement from
         Warner Chilcott (Bermuda) Limited to PNC Bank National
         Association dated March 30, 1998 (incorporated by reference to Exhibit 10.13 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 005-52501)).
10.45    Promotion Agreement between Schering Corporation and the
         Company dated July 16, 1998 (incorporated by reference to
         Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File No. 005-52501)).
10.46    First Amendment to Promotion Agreement with Schering
         Corporation dated September 3, 1998 (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File No.
         005-52501)).
10.47    Second Amendment to Promotion Agreement with Schering
         Corporation dated May 10, 1999 (incorporated by reference to
         Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (File No. 005-52501)).
10.48    Registration Rights Agreement dated February 15, 2000, among
         Warner Chilcott, Inc., Credit Suisse First Boston
         Corporation, CIBC World Market Corp. and SG Cowen Securities
         Corporation (incorporated by reference to Exhibit 10.50 to Annual Report on Form 10-K for the year ended December 31,
         1999 (File No. 005-52501)).
10.49    Amendment to Revolving Credit and Security Agreement dated
         February 28, 2000, between Warner Chilcott, Inc. and PNC
         Bank National Association (incorporated by reference to
         Exhibit 10.51 to Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 005-52501)).
10.50 Transaction Agreement dated as of May 4, 2000, by and between Galen Holdings PLC and the Company (incorporated by reference to Exhibit 2.1 to the Company's Report on Form 8-K dated May 15, 2000 (File No. 005-52501)).
10.51 Employment Agreement dated as of May 4, 2000, by and between Warner Chilcott, Inc. and Roger M. Boissonneault
         (incorporated by reference to Exhibit 4.1 Galen Holdings
         PLC's Annual Report on Form 20-F as filed on January 25,
         2001).

10.52    Employment Agreement dated as of May 4, 2000, by and between
         Warner Chilcott, Inc. and Paul Herendeen (incorporated by
         reference to Exhibit 4.2 of Galen Holdings PLC's Annual
         Report on Form 20-F as filed on January 25, 2001).
10.53**  Consultancy Agreement dated as of September 29, 2000, by and between the Company and James G. Andress.
10.54**  Option Rollover and Lock-Up Agreement dated as of May 4,
         2000, by and between Galen Holdings PLC and James G.
         Andress.
10.55    Option Rollover and Lock-Up Agreement dated as of May 4,
         2000, by and between Galen Holdings PLC and Roger M.
         Boissonneault (incorporated by reference to Exhibit 4.3 of
         Galen Holdings PLC's Annual Report on Form 20-F as filed on
         January 25, 2001).
10.56    Option Rollover and Lock-Up Agreement dated as of May 4,
         2000, by and between Galen Holdings PLC and Paul Herendeen
         (incorporated by reference to Exhibit 4.4 of Galen Holdings
         PLC's Annual Report on Form 20-F as filed on January 25,
         2001).
10.57**  Supplemental Agreement No. 1 to the Company's Warrant
         Certificate as issued to James Andress regarding certificate numbered Series C No. W01.
10.58**  Supplemental Agreement No. 1 to the Company's Warrant
         Certificate as issued to James Andress regarding certificate numbered Series C No. W02.
10.59    Supplemental Agreement No. 1 to the Company's Warrant
         Certificate as issued to Roger Boissonneault regarding
         certificate numbered Series C No. W03 (incorporated by
         reference to Exhibit 4.8 of Galen Holdings PLC's Annual
         Report on Form 20-F as filed on January 25, 2001).
10.60    Supplemental Agreement No. 1 to the Company's Warrant
         Certificate as issued to Roger Boissonneault regarding
         certificate numbered Series C No. W04 (incorporated by
         reference to Exhibit 4.9 of Galen Holdings PLC's Annual
         Report on Form 20-F as filed on January 25, 2001).
10.61    Supplemental Agreement No. 1 to the Company's Warrant
         Certificate as issued to Paul Herendeen regarding
         certificate numbered Series C No. W05 (incorporated by
         reference to Exhibit 4.10 of Galen Holdings PLC's Annual
         Report on Form 20-F as filed on January 25, 2001).
10.62    Supplemental Agreement No. 1 to the Company's Warrant
         Certificate as issued to Paul Herendeen regarding the Series
         B certificate (incorporated by reference to Exhibit 4.11 of
         Galen Holdings PLC's Annual Report on Form 20-F as filed on
         January 25, 2001).
10.63    2000 US Option Scheme of Galen Holdings PLC (incorporated by reference to Exhibit 4.12 of Galen Holdings PLC's Annual
         Report on Form 20-F as filed on January 25, 2001).
10.64    Approved Executive Share Option Scheme and Unapproved
         Executive Share Option Scheme of Galen Holdings PLC
         (incorporated by reference to Exhibit 4.13 of Galen Holdings
         PLC's Annual Report on Form 20-F as filed on January 25,
         2001).
12.1***  Statement of Ratio of Earnings to Fixed Charges
21.1***  Subsidiaries of the Registrant
23.1**   Consent of KPMG LLP
23.2**   Consent of KPMG LLP
23.3**   Consent of KPMG
23.4***  Consent of Kirkland & Ellis (included in Exhibit 5.1)
24.1***  Powers of Attorney (included in signature pages of original registration statement)
25.1***  Statement of Eligibility of Trustee on Form T-1
27.1     Financial Data Schedule (incorporated by reference to
         Exhibit 27.1 to Annual Report on Form 10-K for the year
         ended December 31, 1999 (File No. 005-52501)).
99.1***  Form of Letter of Transmittal
99.2***  Form of Letter of Notice of Guaranteed Delivery

99.3***  Form of Tender Instructions

---------------
*** Previously filed.

 ** Filed herewith.